Exhibit 99.1
DEFINITIONS
The following is a listing of certain abbreviations, acronyms and other industry terminology used throughout this Exhibit 99.1.

Measurements:
Barrel: One barrel of petroleum products that equals 42 U.S. gallons
Bcf : One billion cubic feet of natural gas
Bcf/d: One billion cubic feet of natural gas per day
British Thermal Unit (Btu): A unit of energy needed to raise the temperature of one pound of water by one degree
Fahrenheit
Dekatherms (Dth): A unit of energy equal to one million British thermal units
Mbbls/d: One thousand barrels per day
Mdth/d: One thousand dekatherms per day
MMcf/d: One million cubic feet per day
MMdth: One million dekatherms or approximately one trillion British thermal units
MMdth/d: One million dekatherms per day
Tbtu: One trillion British thermal units
Consolidated Entities:
ACMP: Access Midstream Partners, L.P. prior to its merger with Pre-merger WPZ
Cardinal: Cardinal Gas Services, L.L.C.
Constitution: Constitution Pipeline Company, LLC
Gulfstar One: Gulfstar One LLC
Jackalope: Jackalope Gas Gathering Services, L.L.C.
Pre-merger WPZ: Williams Partners L.P. prior to its merger with ACMP
Northwest Pipeline: Northwest Pipeline, LLC
Transco: Transcontinental Gas Pipe Line Company, LLC
Partially Owned Entities: Entities in which we do not own a 100 percent ownership interest and, as of December 31, 2015, which we account for as an equity-method investment, including principally the following:
Aux Sable: Aux Sable Liquid Products LP
Caiman II: Caiman Energy II, LLC
Discovery: Discovery Producer Services LLC
Gulfstream: Gulfstream Natural Gas System, L.L.C.
Laurel Mountain: Laurel Mountain Midstream, LLC
OPPL: Overland Pass Pipeline Company LLC
UEOM: Utica East Ohio Midstream LLC

Government and Regulatory:
EPA: Environmental Protection Agency
Exchange Act: The Securities and Exchange Act of 1934, as amended
FERC: Federal Energy Regulatory Commission
IRS: Internal Revenue Service
SEC: Securities and Exchange Commission
Other:
Williams: The Williams Companies, Inc. and, unless the context otherwise indicates, its subsidiaries (other than Williams Partners L.P. and its subsidiaries)
Energy Transfer: Energy Transfer Equity, L.P.
ETC: Energy Transfer Corp LP
Merger Agreement: Merger Agreement and Plan of Merger of Williams with Energy Transfer and certain of its affiliates
ETC Merger: Merger wherein Williams will be merged into ETC
Caiman Acquisition: Our April 2012 purchase of 100 percent of Caiman Eastern Midstream, LLC located in the
Ohio River Valley area of the Marcellus Shale region
Fractionation: The process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane, and butane
IDR: Incentive distribution right
Laser Acquisition: Our February 2012 purchase from Delphi Midstream Partners, LLC of 100 percent of certain entities that operate in Susquehanna County, Pennsylvania, and southern New York
LNG: Liquefied natural gas; natural gas which has been liquefied at cryogenic temperatures
MVC: Minimum volume commitment
NGLs: Natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels, and gasoline additives, among other applications
NGL margins:  NGL revenues less Btu replacement cost, plant fuel, transportation, and fractionation
NYSE: New York Stock Exchange
RGP Splitter: Refinery grade propylene splitter
Throughput:  The volume of product transported or passing through a pipeline, plant, terminal, or other facility

PART II

Item 6. Selected Financial Data
The following financial data at December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations and Item 8, Financial Statements and Supplementary Data of this Exhibit 99.1. All other financial data has been prepared from our accounting records.

	2015	2014	2013	2012	2011
	(Millions, except per-unit amounts)
Revenues (1)	$7,331	$7,409	$6,835	$7,471	$7,916
Net income (loss) (1) (5)	(1,358)	1,284	1,119	1,291	1,604
Net income (loss) attributable to controlling interests (1) (5)	(1,449)	1,188	1,116	1,291	1,604
Basic and diluted net income (loss) per common unit (1) (5)	(3.27)	.99	1.76	2.30	4.51
Total assets at December 31 (1) (3) (4)	47,870	49,248	23,513	20,623	15,436
Commercial paper and long-term debt due within one year at December 31 (2)	675	802	225	—	324
Long-term debt at December 31 (1) (3) (4)	19,001	16,252	8,999	8,383	6,863
Total equity at December 31 (1) (3)	24,606	28,685	11,567	9,691	6,122
Cash distributions declared per common unit	3.400	3.642	3.415	3.140	2.900
____________

(1)
The increase in 2014 reflects the merger with ACMP. Because ACMP was under the common control of Williams, effective July 1, 2014, the merger was accounted for as a common control transaction, whereby ACMP’s assets and liabilities were combined with ours at Williams’ historical carrying values and the historical results of ACMP’s operations were combined with ours beginning with the date (July 1, 2014) Williams obtained control of ACMP. Net income (loss) per common unit was recast for years prior to 2014 to reflect the surviving entity’s equity structure. The 2014 increase in Long-term debt reflects $2.8 billion in issuances as well as $4.1 billion in debt assumed as the result of the merger with ACMP.

(2)	The increase in 2015, 2014, and 2013 reflects borrowings under our commercial paper program, which was initiated in 2013.

(3)	The change in 2012 reflects assets acquired, as well as debt and equity issuances related to the Caiman and Laser Acquisitions.

(4)
Amounts for 2014 and preceding periods presented have been adjusted to reflect the early adoption of ASU 2015-03 and ASU 2015-15, which address the presentation of debt issuance costs (see Note 13 – Debt, Banking Arrangements, and Leases).

(5)	Net income (loss) for 2015 includes a $1.4 billion impairment of certain equity-method investments and a $1.1 billion impairment of goodwill.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
We are an energy infrastructure master limited partnership focused on connecting North America’s significant hydrocarbon resource plays to growing markets for natural gas, NGLs, and olefins through our gas pipeline and midstream businesses. WPZ GP LLC, a Delaware limited liability company wholly owned by Williams, is our general partner.
Our interstate natural gas pipeline strategy is to create value by maximizing the utilization of our pipeline capacity by providing high quality, low cost transportation of natural gas to large and growing markets. Our gas pipeline businesses’ interstate transmission and storage activities are subject to regulation by the FERC and as such, our rates and charges for the transportation of natural gas in interstate commerce, and the extension, expansion or abandonment of jurisdictional facilities and accounting, among other things, are subject to regulation. The rates are established through the FERC’s ratemaking process. Changes in commodity prices and volumes transported have limited near-term impact on revenues because the majority of cost of service is recovered through firm capacity reservation charges in transportation rates.
The ongoing strategy of our midstream operations is to safely and reliably operate large-scale midstream infrastructure where our assets can be fully utilized and drive low per-unit costs. We focus on consistently attracting new business by providing highly reliable service to our customers. These services include natural gas gathering, processing and treating, NGL fractionation and transportation, crude oil production handling and transportation, olefin production, marketing services for NGL, oil and natural gas, as well as storage facilities.
Our operations are organized into the following reportable segments: Central, Northeast G&P, Atlantic-Gulf, West, and NGL & Petchem Services, which are comprised of the following businesses:

•
Central provides domestic gathering, treating, and compression services to producers under long-term, fixed fee contracts. Its primary operating areas are in the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware and Permian basins. Central also includes a 50 percent equity-method investment in the Delaware Basin gas gathering system in the Mid-Continent region.

•
Northeast G&P is comprised of midstream gathering and processing businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia, as well as the Utica shale region of eastern Ohio, a 69 percent equity-method investment in Laurel Mountain, and a 58 percent equity-method investment in Caiman II. Northeast G&P also includes a 62 percent equity-method investment in UEOM and Appalachia Midstream Services, LLC, which owns equity-method investments with an approximate average 45 percent interest in multiple gas gathering systems in the Marcellus Shale (Appalachia Midstream Investments).

•
Atlantic-Gulf is comprised of our interstate natural gas pipeline, Transco, and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One (a consolidated entity), which is a proprietary floating production system, as well as a 50 percent equity-method investment in Gulfstream, a 60 percent equity-method investment in Discovery, and a 41 percent interest in Constitution (a consolidated entity), which is under development.

•	West is comprised of our gathering, processing and treating operations in New Mexico, Colorado, and Wyoming and our interstate natural gas pipeline, Northwest Pipeline.

•
NGL & Petchem Services is comprised of our 88.5 percent undivided interest in an olefins production facility in Geismar, Louisiana, along with a refinery grade propylene splitter and various petrochemical and feedstock pipelines in the Gulf Coast region, an oil sands offgas processing plant near Fort McMurray, Alberta, and an NGL/olefin fractionation facility. This segment also includes an NGL and natural gas marketing business, storage facilities and an undivided 50 percent interest in an NGL fractionator near Conway, Kansas, and a 50 percent equity-method investment in OPPL.

As of December 31, 2015, Williams holds an approximate 60 percent interest in us, comprised of an approximate 58 percent limited partner interest and all of our 2 percent general partner interest and IDRs.
Unless indicated otherwise, the following discussion and analysis of critical accounting estimates, results of operations, and financial condition and liquidity should be read in conjunction with the consolidated financial statements and notes thereto included in Part II, Item 8 of this report.
Distributions
On February 12, 2016, we paid a quarterly distribution of $0.85 per unit to unitholders of record as of February 5, 2016.
Overview
Net income (loss) attributable to controlling interests for the year ended December 31, 2015, decreased $2.64 billion compared to the year ended December 31, 2014, primarily due to impairment charges associated with certain goodwill, equity-method investments, and other assets (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk), declines in NGL margins driven by 65 percent lower prices, higher depreciation expense caused by significant projects that have gone into service since 2014, higher operations and maintenance expenses, as well as increased interest expense associated with new debt issuances. These decreases were partially offset by new fee-based revenues associated with the start-up of Gulfstar One in the fourth quarter of 2014 and an increase in Transco’s natural gas transportation fee revenues primarily associated with expansion projects placed in service in 2014 and 2015. See additional discussion in Results of Operations.
Public Unit Exchange
On May 12, 2015, we entered into an agreement for a unit-for-stock transaction whereby Williams would have acquired all of our publicly held outstanding common units in exchange for shares of Williams’ common stock (Public Unit Exchange).
On September 28, 2015, we entered into a Termination Agreement and Release, terminating the Public Unit Exchange. Under the terms of the Termination Agreement, Williams is required to pay us a $428 million termination fee, which will settle through a reduction of quarterly incentive distributions payable to Williams (such reduction not to exceed $209 million per quarter). Our November 2015 and February 2016 distributions to Williams were each reduced by $209 million related to this termination fee.
Williams’ Merger Agreement with Energy Transfer
On September 28, 2015, Williams publicly announced in a press release that it had entered into an Agreement and Plan of Merger (Merger Agreement) with Energy Transfer Equity, L.P. (Energy Transfer) and certain of its affiliates. The Merger Agreement provides that, subject to the satisfaction of customary closing conditions, Williams will be merged with and into the newly formed Energy Transfer Corp LP (ETC) (ETC Merger) with ETC surviving the ETC Merger. Energy Transfer formed ETC as a limited partnership that will be treated as a corporation for U.S. federal income tax purposes. Immediately following the completion of the ETC Merger, ETC will contribute to Energy Transfer all of the assets and liabilities of Williams in exchange for the issuance by Energy Transfer to ETC of a number of Energy Transfer Class E common units equal to the number of ETC common shares issued to Williams stockholders in the ETC Merger. We expect to retain our current name and remain a publicly traded limited partnership following the ETC Merger.
ACMP Merger
Pursuant to an Agreement and Plan of Merger dated as of October 24, 2014, the general partners of Williams Partners L.P. and Access Midstream Partners, L.P. agreed to combine those businesses and their general partners, with Williams Partners L.P. merging with and into Access Midstream Partners, L.P. and the Access Midstream Partners, L.P. general partner being the surviving general partner (ACMP Merger). Following the completion of the ACMP Merger on February 2, 2015, as further described below, the surviving Access Midstream Partners, L.P. changed its name to

Williams Partners L.P., and the name of its general partner was changed to WPZ GP LLC. For the purpose of these financial statements and notes, Williams Partners L.P. (WPZ) refers to the renamed merged partnership, while Pre-merger Access Midstream Partners, L.P. (ACMP) and Pre-merger Williams Partners L.P. (Pre-merger WPZ) refer to the separate partnerships prior to the consummation of the ACMP Merger and subsequent name change.

In accordance with the terms of the ACMP Merger, each ACMP unitholder received 1.06152 ACMP units for each ACMP unit owned immediately prior to the ACMP Merger. In conjunction with the ACMP Merger, each Pre-merger WPZ common unit held by the public was exchanged for 0.86672 common units of ACMP. Each Pre-merger WPZ common unit held by Williams was exchanged for 0.80036 common units of Pre-merger ACMP. Prior to the closing of the ACMP Merger, the Class D limited partner units of Pre-merger WPZ, all of which were held by Williams, were converted into Pre-merger WPZ common units on a one-for-one basis pursuant to the terms of the partnership agreement of Pre-merger WPZ. All of the general partner interests of Pre-merger WPZ were converted into general partner interests of Pre-merger ACMP such that the general partner interest of ACMP represents 2 percent of the outstanding partnership interest.
We completed the ACMP Merger on February 2, 2015. (See Note 1 – General, Description of Business, and Basis of Presentation for additional information). As the ACMP Merger was between entities under common control, ACMP’s historical financial position, results of operations, and cash flows were combined with those of Pre-merger WPZ for periods during which ACMP was under common control of Williams (periods subsequent to July 1, 2014). Both Pre-merger WPZ and ACMP are reflected at Williams’ historical basis in both partnerships.
Geismar Incident
On June 13, 2013, an explosion and fire occurred at our Geismar olefins plant. The incident rendered the facility temporarily inoperable (Geismar Incident).
Our total property damage and business interruption loss exceeded our $500 million policy limit. Since June 2013, we have settled claims associated with $480 million of available property damage and business interruption coverage for a total of $422 million. This total includes $126 million which we received in the second quarter of 2015. The remaining insurance limits total approximately $20 million and we are vigorously pursuing collection.
Central
Eagle Ford gathering system
In May 2015, we acquired a gathering system comprised of approximately 140 miles of pipeline and a sour gas compression facility capable of handling up to 100 MMcf/d in the Eagle Ford shale for $112 million. The acquisition is contributing approximately 20 MMcf/d to the existing Eagle Ford throughput of approximately 400 MMcf/d.
Haynesville gas gathering agreement
In September 2015, we completed a consolidation of contracts with a certain major producer customer in the Haynesville Shale in northwestern Louisiana. The new contract consolidates the Springridge and Mansfield contracts into a single agreement with a fixed-fee structure and extends the contract term to 2035. The consolidated contract is supported by minimum volume commitments (MVCs) and a drilling commitment to turn 140 equivalent wells online before the end of 2017.
Northeast G&P
UEOM
In June 2015, we acquired an approximate 13 percent equity interest in UEOM for approximately $357 million, increasing our ownership from 49 percent to approximately 62 percent.

Utica gas gathering agreement
In September 2015, we completed an agreement to expand gas gathering services for a certain major producer customer in dry gas production areas of the Utica Shale in eastern Ohio. We executed a long-term fee-based contract that extends the length of certain acreage dedication to 2035, increases the area of dedication from 140,000 acres to 190,000 net acres and converts the cost-of-service mechanism to a fixed-fee structure with MVCs.
West
Bucking Horse gas processing facility
The Bucking Horse gas processing plant (Bucking Horse) began operating in February 2015. Bucking Horse is located in Converse County, Wyoming, and adds 120 MMcf/d of processing capacity in the Powder River basin Niobrara Shale play. Processed volumes at Bucking Horse have continued to increase throughout 2015 as existing rich gas production was re-directed from other third-party processing facilities. Bucking Horse has led to higher gathering volumes in 2015 as previously curtailed production has increased due to the additional processing capability.
Atlantic-Gulf
Leidy Southeast
In January 2016, Leidy Southeast was placed into service, which expands Transco’s existing natural gas transmission system from the Marcellus Shale production region on Transco’s Leidy Line in Pennsylvania to delivery points along its mainline as far south as Station 85 in west central Alabama. In March 2015, we began providing firm transportation service through the mainline portion of the project on an interim basis, until the in-service date of the project as a whole. We placed the remainder of the project into service during January 2016, increasing capacity by 525 Mdth/d.
Virginia Southside
In September 2015, Transco’s Virginia Southside expansion from New Jersey to a power station in Virginia and delivery points in North Carolina was placed into service. On December 1, 2014, we placed a portion of the project into service, which enabled us to begin providing 250 Mdth/d of additional firm transportation service through the mainline portion of the project on an interim basis, until the in-service date of the project as a whole.  We placed the remainder of the project into service in September 2015.  In total, the project increased capacity by 270 Mdth/d.
Northeast Connector
In May 2015, the Northeast Connector project was placed into service, which increased firm transportation capacity by 100 Mdth/d from Transco’s Station 195 in southeastern Pennsylvania to the Rockaway Delivery Lateral.
Rockaway Delivery Lateral
In May 2015, Transco’s Rockaway Delivery Lateral expansion between Transco’s transmission pipeline and the National Grid distribution system was placed in service, which enabled us to begin providing 647 Mdth/d of additional firm transportation service to a distribution system in New York.
Mobile Bay South III
In April 2015, Transco’s Mobile Bay South III expansion south from Station 85 in west central Alabama to delivery points along the Mobile Bay line was placed into service, which enabled us to begin providing 225 Mdth/d of additional firm transportation service on the Mobile Bay Lateral.
Volatile Commodity Prices
NGL margins were approximately 59 percent lower in 2015 compared to 2014, driven primarily by 58 percent lower non-ethane prices, partially offset by lower natural gas feedstock prices.

NGL margins are defined as NGL revenues less any applicable Btu replacement cost, plant fuel, and third-party transportation and fractionation. Per-unit NGL margins are calculated based on sales of our own equity volumes at the processing plants. Our equity volumes include NGLs where we own the rights to the value from NGLs recovered at our plants under both “keep-whole” processing agreements, where we have the obligation to replace the lost heating value with natural gas, and “percent-of-liquids” agreements whereby we receive a portion of the extracted liquids with no obligation to replace the lost heating value.
The following graph illustrates the effects of this margin volatility and NGL production and sales volumes, as well as the margin differential between ethane and non-ethane products and the relative mix of those products.

Gathering and Processing Per Unit NGL Margin with Production and Sales Volumes by Quarter (excludes partially owned plants)

$ per gallon
1.00
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0.00
Gallons (Millions)
700
600
500
400
300
200
100
0
Q1'13
Q2'13
Q3'13
Q4'13
Q1'14
Q2'14
Q3'14
Q4'14
Q1'15
Q2'15
Q3'15
Q4'15
Ethane production for others & change in inventory (millions of gallons)
Non-Ethane production for others & change in inventory (millions of gallons)
Equity Ethane sales (millions of gallons)
Equity Non-Ethane sales (millions of gallons)
Realized ethane margin ($ per gallon)
Realized non-ethane margin ($ per gallon)
Realized NGL margin ($ per gallon)

The potential impact of commodity price volatility on our business is further discussed in the following Company Outlook.
Company Outlook
As previously discussed, Williams entered into a Merger Agreement with Energy Transfer and certain of its affiliates and expects the ETC Merger to close in the first half of 2016. The following discussion reflects our operating plan for 2016.
Our strategy is to provide large-scale energy infrastructure designed to maximize the opportunities created by the vast supply of natural gas, natural gas products, and crude oil that exists in North America. We seek to accomplish this through further developing our scale positions in current key markets and basins and entering new growth markets and basins where we can become the large-scale service provider. We will continue to maintain a strong commitment to safety, environmental stewardship, operational excellence and customer satisfaction. We believe that accomplishing these goals will position us to deliver safe and reliable service to our customers and an attractive return to our unitholders.

This strategy remains intact and we continue to execute on infrastructure projects that serve long-term natural gas needs. We expect commodity prices to remain challenged and costs of capital to remain sharply higher throughout 2016 as compared to 2015. Anticipating these conditions, our business plan for 2016 includes significant reductions in capital investment and expenses from our previous plans. In addition, we expect proceeds from planned asset monetizations in excess of $1 billion during 2016.
Our growth capital and investment expenditures in 2016 are expected to total $2.1 billion, which is a $1.2 billion reduction from our previous plans. Approximately $1.3 billion of our growth capital funding needs include Transco expansions and other interstate pipeline growth projects, most of which are fully contracted with firm transportation agreements. The remaining non-interstate pipeline growth capital spending in 2016 primarily reflects investment in gathering and processing systems limited to known new producer volumes, including wells drilled and completed awaiting connecting infrastructure. We also remain committed to projects that maintain our assets for safe and reliable operations, as well as projects that meet legal, regulatory, and/or contractual commitments.
Fee-based businesses are a significant component of our portfolio, which serves to somewhat reduce the influence of commodity price fluctuations on our operating results and cash flows. However, producer activities are being impacted by lower energy commodity prices which will reduce our gathering volumes. The credit profiles of certain of our producer customers are increasingly challenged by the current market conditions, which ultimately may result in a further reduction of our gathering volumes. Such reductions as well as further or prolonged declines in energy commodity prices may result in noncash impairments of our assets.
Commodity margins are highly dependent upon regional supply/demand balances of natural gas as they relate to NGL margins, while olefins are impacted by global supply and demand fundamentals. We anticipate the following trends in energy commodity prices in 2016, compared to 2015 that may impact our operating results and cash flows:

•	Natural gas and ethane prices are expected to be lower.

•	Non-ethane prices, including propane, are expected to be lower.

•	Olefins prices, including propylene, ethylene, and the overall ethylene crack spread, are expected to be lower.
In 2016, we anticipate our operating results will reflect increases from our fee-based businesses primarily as a result of Atlantic-Gulf projects placed in service in 2015 and those anticipated to be placed in service in 2016, increases in our olefins volumes associated with a full year of operations at our Geismar plant following its 2015 repair and expansion, and anticipated lower general and administrative costs.  Additionally, we anticipate these improvements will be partially offset by the absence of operating results associated with certain asset monetizations, lower NGL margins, and additional operating expenses associated with growth projects placed in service in 2015 and those anticipated to be placed in service in 2016.
Potential risks and obstacles that could impact the execution of our plan include:

•	Downgrade of our investment grade credit ratings and associated increase in cost of borrowings;

•	Higher cost of capital and/or limited availability of capital due to a change in our financial condition, interest rates, market or industry conditions;

•	Counterparty credit and performance risk, including that of Chesapeake Energy Corporation and its affiliates;

•	Inability to execute or delay in completing planned asset monetizations;

•	Delay in capturing planned cost reductions;

•	Lower than anticipated energy commodity prices and margins;

•	Decreased volumes from third parties served by our midstream business;

•	Unexpected significant increases in capital expenditures or delays in capital project execution;

•	General economic, financial markets, or further industry downturn;

•	Lower than expected levels of cash flow from operations;

•	Changes in the political and regulatory environments;

•	Physical damages to facilities, including damage to offshore facilities by named windstorms;

•	Reduced availability of insurance coverage.
We continue to address these risks through maintaining a strong financial position and liquidity, as well as through managing a diversified portfolio of energy infrastructure assets which continue to serve key markets and basins in North America.
Expansion Projects
Our ongoing major expansion projects include the following:
Central
Eagle Ford
We plan to expand our gathering infrastructure in the Eagle Ford region in order to meet our customers’ production plans. The expansion of the gathering infrastructure includes the addition of new facilities, well connections, and gathering pipeline to the existing systems.
Northeast G&P
Oak Grove Expansion
We plan to expand our processing capacity at our Oak Grove facility by adding a second 200MMcf/d cryogenic natural gas processing plant, which, based on our customers’ needs, is expected to be placed into service in 2019.
Gathering System Expansion
We will continue to expand the gathering systems in the Marcellus and Utica shale regions that are needed to meet our customers’ production plans. The expansion of the gathering infrastructure includes additional compression and gathering pipeline to the existing system.
Atlantic-Gulf
Atlantic Sunrise
In March 2015, we filed an application with the FERC to expand Transco’s existing natural gas transmission system along with greenfield facilities to provide incremental firm transportation capacity from the northeastern Marcellus producing area to markets along Transco’s mainline as far south as Station 85 in west central Alabama.  We plan to place the project into service during the second half of 2017, assuming timely receipt of all necessary regulatory approvals, and it is expected to increase capacity by 1,700 Mdth/d.
Constitution Pipeline
In December 2014, we received approval from the FERC to construct and operate the jointly owned Constitution pipeline. We also received a Notice of Complete Application from the New York Department of Environmental Conservation (NYDEC) in December 2014, but we continue to seek issuance of Clean Water Act Section 401 certification by the NYDEC. We currently own 41 percent of Constitution with three other parties holding 25 percent, 24 percent, and 10 percent, respectively. We will be the operator of Constitution. The 124-mile Constitution pipeline will connect our gathering system in Susquehanna County, Pennsylvania, to the Iroquois Gas Transmission and Tennessee Gas Pipeline systems in New York. We plan to place the project into service in the fourth quarter of 2016, assuming timely receipt of all other necessary regulatory approvals, with an expected capacity of 650 Mdth/d.
Rock Springs
In March 2015, we received approval from the FERC to expand Transco’s existing natural gas transmission system from New Jersey to a proposed generation facility in Maryland. The project is planned to be placed into service in third quarter 2016 and is expected to increase capacity by 192 Mdth/d.
Hillabee
In February 2016, the FERC issued a certificate order for the initial phases of Transco’s Hillabee Expansion Project. We may seek rehearing of certain aspects of the FERC order. The Hillabee Expansion Project involves an expansion of Transco’s existing natural gas transmission system from Station 85 in west central Alabama to a proposed new interconnection with Sabal Trail Transmission's system in Alabama. The project will be constructed in phases, and all of the project expansion capacity will be leased to Sabal Trail Transmission. We plan to place the initial phases of the project into service during the second quarters of 2017 and 2020, assuming timely receipt of all necessary regulatory approvals, and together they are expected to increase capacity by 1,025 Mdth/d.
Gulf Trace
In October 2015, we received approval from the FERC to expand Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from Station 65 in St. Helena Parish, Louisiana westward to a new interconnection with Sabine Pass Liquefaction in Cameron Parish, Louisiana. We plan to place the project into service during the first quarter of 2017, assuming timely receipt of all other necessary regulatory approvals, and it is expected to increase capacity by 1,200 Mdth/d.
Dalton
In March 2015, we filed an application with the FERC to expand Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from Station 210 in New Jersey to markets in northwest Georgia. We plan to place the project into service in 2017, assuming timely receipt of all necessary regulatory approvals, and it is expected to increase capacity by 448 Mdth/d.
Garden State
In February 2015, we filed an application with the FERC to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Station 210 in New Jersey to a new interconnection on our Trenton Woodbury Lateral in New Jersey. The project will be constructed in phases and is expected to increase capacity by 180 Mdth/d. We plan to place the initial phase of the project into service during the fourth quarter of 2016 and the remaining portion in the third quarter of 2017, assuming timely receipt of all necessary regulatory approvals.
Virginia Southside II
In March 2015, we filed an application with the FERC to expand Transco’s existing natural gas transmission system together with greenfield facilities to provide incremental firm transportation capacity from New Jersey and Virginia to a new lateral extending from our Brunswick Lateral in Virginia. We plan to place the project into service during the fourth quarter of 2017, assuming timely receipt of all necessary regulatory approvals, and expect it to increase capacity by 250 Mdth/d.

New York Bay
In July 2015, we filed an application with the FERC to expand Transco’s existing natural gas transmission system to provide incremental firm transportation capacity from Pennsylvania to the Rockaway Delivery Lateral transfer point and the Narrows meter station in Richmond County, New York. We plan to place the project into service during the fourth quarter of 2017, assuming timely receipt of all necessary regulatory approvals, and it is expected to increase capacity by 115 Mdth/d.
NGL & Petchem Services
Redwater Expansion
In association with Williams’ long-term agreement to provide gas processing services to a second bitumen upgrader in Canada’s oil sands near Fort McMurray, Alberta, we are increasing the capacity of the Redwater facilities to provide NGL transportation and fractionation services to Williams. With this capacity increase, additional NGL/olefins mixtures from Williams will be fractionated into an ethane/ethylene mix, propane, polymer grade propylene, normal butane, an alkylation feed and condensate under a long-term, fee-based agreement. This capacity increase at Redwater is expected to be placed into service during the first quarter of 2016.
Critical Accounting Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. We have reviewed the selection, application, and disclosure of these critical accounting estimates with our general partner’s Audit Committee. We believe that the nature of these estimates and assumptions is material due to the subjectivity and judgment necessary, or the susceptibility of such matters to change, and the impact of these on our financial condition or results of operations.
Goodwill
As disclosed within the Critical Accounting Estimates discussion in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Form 10-Q dated October 29, 2015, we performed an interim impairment evaluation of the goodwill associated with the Central and Northeast Region reporting units as of September 30, 2015. The goodwill associated with these reporting units was initially recorded during the third quarter of 2014 in conjunction with Williams’ acquisition of ACMP. At September 30, 2015, the fair value of these reporting units, determined using an income approach, exceeded the carrying value and thus no impairment was recorded. However, we disclosed that the evaluation was sensitive to an increase in the discount rates utilized, which at the time was approximately 10 percent for each reporting unit evaluated.
On October 1, 2015, we performed our annual review of the goodwill associated with the Northeast G&P and West G&P reporting units. At that date, the fair value of each reporting unit exceeded the carrying value and no impairment was recorded. The discount rates utilized for the reporting units at October 1, 2015, were approximately 10.8 percent and 9.6 percent, respectively.

During the fourth quarter of 2015, we observed a significant decline in the market values of WPZ and comparable midstream companies within the industry. This served to reduce our estimate of enterprise value and increased our estimates of discount rates. As a result, we performed an impairment assessment of the goodwill associated with all of our reporting units as of December 31, 2015. Prior to this assessment, the book value of goodwill by reporting unit was as follows:

Reporting Segment	Reporting Unit	Goodwill
		(Millions)
Central	Central Region	$250
Northeast G&P	Northeast Region	202
Northeast G&P	Northeast G&P	646
West	West G&P	47
		$1,145
For our evaluation at December 31, 2015, we continued to estimate the fair value of each reporting unit based on an income approach utilizing discount rates specific to the underlying businesses of each reporting unit. These discount rates considered variables unique to each business area, including equity yields of comparable midstream businesses, expectations for future growth and customer performance considerations. Weighted-average discount rates utilized for the reporting units were 13.1 percent for the Central Region, 12.4 percent for the Northeast Region (both the Central and Northeast Regions were associated with our previous Access Midstream segment prior to January 1, 2016), 12.5 percent for Northeast G&P, and 11.1 percent for West G&P. As a result of the increases in discount rates during the fourth quarter, coupled with certain reductions in estimated future cash flows determined during the same period, the fair values of the Central Region, Northeast Region and Northeast G&P reporting units were determined to be below their respective carrying values. For these reporting units, we calculated the implied fair value of goodwill by performing a hypothetical application of the acquisition method wherein the estimated fair value was assigned to the underlying assets and liabilities of each reporting unit. As a result of this analysis, we determined that the goodwill associated with each of these reporting units was fully impaired.
For the West G&P reporting unit, the estimated fair value exceeded the carrying value by approximately $278 million, or 11 percent. We estimate that an overall increase in the discount rate utilized of 250 basis points would have resulted in a potential impairment of goodwill for this reporting unit.
These results were corroborated with a market capitalization analysis whereby we reconciled the enterprise value at December 31, 2015, to the aggregate fair value of all of the reporting units and operating areas.
Judgments and assumptions are inherent in our estimates of future cash flows, discount rates, and market measures used to evaluate these assets. The use of alternate judgments and assumptions could result in a different calculation of fair value, which could ultimately result in the recognition of a different impairment charge in the consolidated financial statements.
During the first quarter of 2016 to-date, we have observed further significant decline in the market value of WPZ. Continuation of this condition may require evaluating our remaining goodwill for potential impairment in the future.
Equity-Method Investments
As disclosed within the Critical Accounting Estimates discussion in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Form 10-Q dated October 29, 2015, in the third quarter of 2015 in response to declining market conditions, we assessed whether the carrying amounts of certain of our equity-method investments exceeded their fair value. As a result, we recognized other-than-temporary impairment charges of $458 million and $3 million in the third-quarter related to our equity-method investments in the Delaware basin gas gathering system and certain of the Appalachia Midstream Investments, respectively. The historical carrying value of these investments was initially recorded based on estimated fair value during the third quarter of 2014 in conjunction with Williams’ acquisition of ACMP. We estimated the fair value of these investments using an income approach and discount rates of 11.8 percent and 8.8 percent, respectively.

In response to declining market conditions in the fourth quarter as previously discussed, we again assessed whether the carrying amounts of certain of our equity-method investments exceeded their fair value. In the fourth quarter, we recognized additional impairment charges of $45 million and $559 million related to the Delaware basin gas gathering system and certain of the Appalachia Midstream Investments, respectively, and impairment charges of $241 million and $45 million associated with UEOM and Laurel Mountain, respectively. The historical carrying value of our original 49 percent interest in UEOM was initially recorded based on estimated fair value during the third quarter of 2014 in conjunction with Williams’ acquisition of ACMP and the remaining 13 percent interest reflected our cost of acquiring that additional interest in June 2015.
We estimated the fair value of these investments using an income approach and discount rates ranging from 10.8 percent to 14.4 percent. These discount rates considered variables unique to each business area, including equity yields of comparable midstream businesses, expectations for future growth and customer performance considerations. We estimate that an overall increase in the discount rates utilized of 50 basis points would have resulted in additional impairment charges on these investments of approximately $286 million.
Judgments and assumptions are inherent in our estimates of future cash flows, discount rates, and market measures utilized. The use of alternate judgments and assumptions could result in a different calculation of fair value, which could ultimately result in the recognition of a different impairment charge in the consolidated financial statements.
At December 31, 2015, our Consolidated Balance Sheet includes approximately $7.3 billion of investments that are accounted for under the equity-method of accounting. We evaluate these investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. We generally estimate the fair value of our investments using an income approach where significant judgments and assumptions include expected future cash flows and the appropriate discount rate. In some cases, we may utilize a form of market approach to estimate the fair value of our investments.
If the estimated fair value is less than the carrying value and we consider the decline in value to be other-than-temporary, the excess of the carrying value over the fair value is recognized in the consolidated financial statements as an impairment charge. Events or changes in circumstances that may be indicative of an other-than-temporary decline in value will vary by investment, but may include:

•	A significant or sustained decline in the market value of an investee;

•	Lower than expected cash distributions from investees;

•	Significant asset impairments or operating losses recognized by investees;

•	Significant delays in or lack of producer development or significant declines in producer volumes in markets served by investees;

•	Significant delays in or failure to complete significant growth projects of investees.
During the first quarter of 2016 and through the date of this filing, we have observed further significant decline in the market value of WPZ. Continuation of this condition and/or further decline in such value will likely require the evaluation of certain of our equity investments for potential impairment at March 31, 2016, including those that were impaired at December 31, 2015. As a result, there is the potential for significant additional noncash impairments of our investments in the future.
Property, Plant, and Equipment and Other Identifiable Intangible Assets
We evaluate our property, plant, and equipment and other identifiable intangible assets for impairment when events or changes in circumstances indicate, in our judgment, that the carrying value of such assets may not be recoverable. When an indicator of impairment has occurred, we compare our estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred and we may apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes including selling in the near term or holding for the remaining estimated useful life. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. This evaluation is performed at the lowest level for which separately identifiable cash flows exist.
At December 31, 2015, our Consolidated Balance Sheet includes property, plant, and equipment and intangible assets totaling $28.6 billion and $10.0 billion, respectively. Further declines in energy commodity prices and conditions in our industry may affect our estimates of future cash flows and impact assumptions about the performance of our customers. Such indicators may cause us to evaluate these assets for potential impairment in future periods.
Judgments and assumptions are inherent in estimating undiscounted future cash flows, fair values, and the probability-weighting of possible outcomes. The use of alternate judgments and assumptions could result in a different determination affecting the consolidated financial statements.

Results of Operations

Consolidated Overview
The following table and discussion is a summary of our consolidated results of operations for the three years ended December 31, 2015. The results of operations by segment are discussed in further detail following this consolidated overview discussion.

	Years Ended December 31,
	2015	$ Change from 2014*	% Change from 2014*	2014	$ Change from 2013*	% Change from 2013*	2013
	(Millions)
Revenues:
Service revenues	$5,135	+1,247	+32%	$3,888	+974	+33%	$2,914
Product sales	2,196	-1,325	-38%	3,521	-400	-10%	3,921
Total revenues	7,331			7,409			6,835
Costs and expenses:
Product costs	1,779	+1,237	+41%	3,016	+11	—%	3,027
Operating and maintenance expenses	1,625	-348	-27%	1,277	-197	-18%	1,080
Depreciation and amortization expenses	1,702	-551	-48%	1,151	-360	-46%	791
Selling, general, and administrative expenses	684	-51	-8%	633	-114	-22%	519
Impairment of goodwill	1,098	-1,098	NM	—	—	—%	—
Net insurance recoveries – Geismar Incident	(126)	-106	-46%	(232)	+192	NM	(40)
Other (income) expense – net	186	-231	NM	(45)	+96	NM	51
Total costs and expenses	6,948			5,800			5,428
Operating income	383			1,609			1,407
Equity earnings (losses)	335	+107	+47%	228	+124	+119%	104
Impairment of equity-method investments	(1,359)	-1,359	NM	—	—	—%	—
Other investing income (loss) – net	2	—	—%	2	+3	NM	(1)
Interest expense	(811)	-249	-44%	(562)	-175	-45%	(387)
Other income (expense) – net	93	+57	+158%	36	+10	+38%	26
Income (loss) before income taxes	(1,357)			1,313			1,149
Provision (benefit) for income taxes	1	+28	+97%	29	+1	+3%	30
Net income (loss)	(1,358)			1,284			1,119
Less: Net income attributable to noncontrolling interests	91	+5	+5%	96	-93	NM	3
Net income (loss) attributable to controlling interests	$(1,449)			$1,188			$1,116
_________

*	+ = Favorable change; - = Unfavorable change; NM = A percentage calculation is not meaningful due to a change in signs, a zero-value denominator, or a percentage change greater than 200.
2015 vs. 2014
Service revenues increased primarily due to additional revenues associated with a full year of ACMP operations in 2015, increased revenues associated with the start-up of operations at Gulfstar One during the fourth quarter of 2014, and an increase in Transco’s natural gas transportation fees due to new projects placed in service in 2014 and 2015. Northeast G&P and Central also reflect higher volumes related to new well connects in several regions.
Product sales decreased due to a decrease in marketing revenues primarily associated with lower prices across all products, partially offset by higher non-ethane volumes, and a decrease in revenues from our equity NGLs reflecting lower NGL prices, partially offset by higher NGL volumes. Product sales also decreased due to a decrease in olefin sales related to our Canadian operations and our RGP Splitter. The Canadian decrease was primarily due to lower prices partially offset by higher propylene volumes. The RGP Splitter decrease was primarily due to lower propane sales reflecting lower per-unit prices and lower propylene sales. These decreases are partially offset by an increase in olefin sales primarily due to resuming our Geismar operations during 2015.
Product costs decreased due to a decrease in marketing purchases primarily associated with lower per-unit costs, partially offset by higher non-ethane volumes, and a decrease in the natural gas purchases associated with the production of equity NGLs primarily due to lower natural gas prices, partially offset by higher volumes. Product costs also decreased due to lower feedstock purchases in our Canadian operations primarily due to lower per-unit feedstock costs across all products as well as lower costs at our RGP Splitter driven by lower per-unit costs, partially offset by significantly higher volumes in 2015. These decreases are partially offset by an increase in olefin feedstock purchases primarily associated with resuming our Geismar operations.
Operating and maintenance expenses increased primarily due to new expenses associated with operations acquired in the ACMP Acquisition, increased growth of operating activity in certain areas, and increased maintenance and repair expenses, as well as the return to operations of the Geismar plant.
Depreciation and amortization expenses increased primarily due to new expenses associated with operations acquired in the ACMP Acquisition and from depreciation on new projects placed in service, including Gulfstar One and the Geismar expansion.
Selling, general, and administrative expenses (SG&A) increased primarily due to an increase in administrative expenses primarily associated with operations acquired in the ACMP Acquisition.
Impairment of goodwill reflects a 2015 impairment charge associated with certain goodwill (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements).
Net insurance recoveries – Geismar Incident changed unfavorably primarily due to the receipt of $126 million of insurance recoveries in 2015 as compared to the receipt of $246 million of insurance recoveries in 2014 (see Note 7 – Other Income and Expenses of Notes to Consolidated Financial Statements).
Other (income) expense – net within Operating income changed unfavorably primarily due to the absence of $154 million of cash proceeds received in 2014 related to a contingency settlement gain, increased impairments in 2015, and the absence of a $12 million net gain recognized in 2014 related to a partial acreage dedication release.
Operating income decreased primarily due to 2015 impairment of goodwill, higher impairments of certain assets, higher depreciation, operating, and maintenance expenses related to construction projects placed in service and the start-up of the Geismar plant, $229 million lower NGL margins driven by lower prices, and lower insurance recoveries related to the Geismar Incident. These decreases were partially offset by increased service revenues related to construction projects placed in service, $116 million higher olefin margins primarily due to our Geismar plant that returned to operations in 2015, and contributions from the operations acquired in the ACMP Acquisition.
Equity earnings (losses) changed favorably primarily due to $75 million related to contributions of equity-method investments acquired in the ACMP Acquisition for a full year in 2015, as well as a $76 million increase at Discovery related to the completion of the Keathley Canyon Connector in early 2015. These changes were partially offset by $33 million of losses associated with our share of impairments recognized at the equity investees in 2015 (see Note 6 – Investing Activities of Notes to Consolidated Financial Statements).
Impairment of equity-method investments reflects 2015 impairment charges associated with certain equity-method investments (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements).
Interest expense increased due to a $181 million increase in Interest incurred primarily due to new debt issuances in 2014 and 2015, as well as interest expense associated with debt assumed in conjunction with the ACMP Acquisition. This increase was partially offset by lower interest due to 2015 debt retirements. In addition, Interest capitalized decreased $68 million primarily related to construction projects that have been placed into service. (See Note 2 – Acquisitions and Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements.)
Other income (expense) – net below Operating income changed favorably primarily due to a $43 million benefit related to an increase in the allowance for equity funds used for construction (AFUDC) associated with an increase in spending on various Transco expansion projects and Constitution, as well as a $14 million gain on early debt retirement in April 2015.
Provision (benefit) for income taxes changed favorably primarily due to lower foreign pretax income associated with our Canadian operations. See Note 8 – Provision (Benefit) for Income Taxes of Notes to Consolidated Financial Statements for a discussion of the effective tax rates compared to the federal statutory rate for both years.
Net income attributable to noncontrolling interests changed favorably primarily due to the absence of 2014 income allocated to ACMP interests held by the public that is presented within noncontrolling interests for periods prior to consummation of the ACMP Merger, partially offset by higher income allocated to noncontrolling interests associated with the start-up of Gulfstar One.
2014 vs. 2013
Service revenues increased primarily due to contributions from operations acquired in the ACMP Acquisition beginning in third quarter 2014, including $167 million of minimum volume commitment fees. Gathering fees increased driven by higher volumes and a net increase in gathering rates primarily in the Susquehanna Supply Hub. Natural gas transportation fee revenues increased primarily associated with expansion projects placed in service at Transco in 2013. In addition, Service revenues increased related to new processing, fractionation, and transportation fees from Ohio Valley Midstream facilities that were placed in service in 2013 and 2014.
Product sales decreased primarily due to lower olefin sales volumes associated with the lack of production in 2014 as a result of the Geismar Incident, partially offset by an increase in olefin sales on the RGP splitter primarily associated with higher volumes. In addition, equity NGL sales decreased primarily reflecting lower non-ethane volumes, partially offset by higher average ethane per-unit sales prices. Crude oil, natural gas, and other marketing revenues decreased primarily related to lower volumes, while NGL marketing revenues increased primarily related to higher volumes partially offset by lower NGL prices.
Product costs decreased primarily due to lower olefin feedstock purchases related to the lack of production in 2014 as a result of the Geismar Incident. In addition, natural gas purchases associated with the production of equity NGLs decreased slightly reflecting lower volumes, which were substantially offset by higher natural gas prices. These decreases were partially offset by an increase in lower-of-cost-or-market adjustments due to significant declines in NGL prices during the fourth quarter of 2014 and lower crude oil, natural gas and olefin volumes, partially offset by higher NGL volumes.

Operating and maintenance expenses increased primarily due to expenses associated with operations acquired in the ACMP Acquisition beginning in third quarter 2014, including $15 million of transition-related costs, expenses incurred in 2014 associated with the installation of certain safety equipment at the Geismar plant, and higher maintenance and growth in our Northeast G&P operations. These increases were partially offset due primarily to a net increase in system gains, and reduced gathering fuel expense in the West operations.

Depreciation and amortization expenses increased primarily due to expenses associated with operations acquired in the ACMP Acquisition beginning in third quarter 2014 and due to depreciation on new projects placed in service.
SG&A increased primarily due to expenses associated with operations acquired in the ACMP Acquisition beginning in third quarter 2014, including $42 million of acquisition, merger, and transition-related costs recognized in 2014. In addition, SG&A increased related to operational growth in our Northeast G&P operations.

The favorable change in Net insurance recoveries — Geismar Incident is primarily due to the receipt of $246 million of insurance recoveries in 2014, compared to the receipt of $50 million of insurance recoveries in 2013. (See Note 7 – Other Income and Expenses of Notes to Consolidated Financial Statements.)
Other (income) expense – net within Operating income includes the following increases to net income:

•	$154 million of cash proceeds received in 2014 related to a contingency settlement gain;

•	The absence of a $25 million accrued loss recognized in 2013 associated with a producer claim against us;

•
The absence of $12 million of expense recognized in 2013 and $3 million of expense reversal in 2014, related to the portion of the Eminence abandonment regulatory asset that will not be recovered in rates;

•	A $12 million net gain recognized in 2014 related to the settlement of a partial acreage dedication release.
Other (income) expense – net within Operating income includes the following decreases to net income:

•	$52 million of impairment charges recognized in 2014 related to certain assets;

•	The absence of $16 million of income from insurance recoveries in 2013 related to the abandonment of certain Eminence storage assets;

•	A $10 million loss on the sale of certain assets in 2014;

•	$9 million of expenses in excess of the insurable limit associated with the Geismar Incident;

•	A $9 million increase in expenses associated with a regulatory liability for certain employee costs;

•	The absence of a $9 million involuntary conversion gain recognized in 2013 related to a 2012 furnace fire at our Geismar olefins plant.
Operating income changed favorably primarily due to increased service revenues of $193 million related to our pre-merger operations, a $192 million increase in net insurance recoveries related to the Geismar Incident, $167 million of minimum volume commitment fee revenue at Central, and $154 million of cash proceeds in 2014 related to a contingency gain settlement. These increases are partially offset by $192 million lower olefin margins, $130 million lower NGL margins and $59 million lower marketing margins, as well as higher operating costs and higher impairment charges recognized in 2014.

Equity earnings (losses) changed favorably primarily due to the recognition of $96 million of equity earnings in the second half of 2014 related to equity investments acquired in the ACMP Acquisition, and higher equity earnings from Caiman II and Laurel Mountain.

Interest expense increased due to a $206 million increase in Interest incurred primarily due to new debt issuances in the fourth quarter of 2013 and the first half of 2014, as well as expense associated with ACMP’s debt beginning in the third quarter of 2014, and $9 million of ACMP acquisition-related financing costs incurred in 2014. The increase in Interest incurred is partially offset by an increase of $31 million in Interest capitalized related to construction projects in progress.
Other income (expense) – net changed favorably primarily due to the benefit from the equity AFUDC associated with ongoing capital projects within our regulated operations.

Provision (benefit) for income taxes changed favorably primarily due to the absence of Texas franchise tax incurred related to a second-quarter 2013 tax law change, partially offset by an unfavorable increase due to higher foreign pretax income associated with our Canadian operations.

Net income attributable to noncontrolling interests changed unfavorably due to income allocated to ACMP interests held by the public that is presented within noncontrolling interests for periods prior to consummation of the ACMP Merger.
Year-Over-Year Operating Results - Segments
We evaluate segment operating performance based upon Modified EBITDA. Note 18 – Segment Disclosures of Notes to Consolidated Financial Statements includes a reconciliation of this non-GAAP measure to Net income (loss). Management uses Modified EBITDA because it is an accepted financial indicator used by investors to compare company performance. In addition, management believes that this measure provides investors an enhanced perspective of the operating performance of our assets. Modified EBITDA should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with GAAP.
Central

	Years Ended December 31,
	2015	2014
	(Millions)
Service revenues	$1,287	$678

Segment costs and expenses	(483)	(284)
Proportional Modified EBITDA of equity-method investments	36	25
Central Modified EBITDA	$840	$419
The results of operations for the Central segment are only presented for periods under common control (periods subsequent to July 1, 2014) and are reflected at Williams’ historical basis in the underlying operations (see Note 2 – Acquisitions).
2015 vs. 2014
Modified EBITDA increased primarily due to the consolidation of results of operations comprising the Central segment for the entire year of 2015, an increase in revenues from increased volumes under the MVCs, and a decrease in acquisition, merger, and transition-related expenses.
Service revenues increased primarily due to the consolidation of Central for all of 2015 and approximately $72 million recognized associated with increased volumes under the MVCs in the Barnett and Haynesville Shale areas. Service revenues also increased by $24 million due to higher volumes related to new well connects in the Haynesville Shale area.
Segment costs and expenses increased primarily due to the consolidation of Central for all of 2015 and higher allocated support costs in 2015, partially offset by lower acquisition, merger, and transition-related expenses.
Proportional Modified EBITDA of equity-method investments increased primarily due to the consolidation of Central beginning with the third quarter of 2014.
2014 vs. 2013
As previously noted, the results for the Central segment are only presented for periods subsequent to July 1, 2014. Service revenues for 2014 reflect the recognition of $167 million related to MVCs associated with gas gathering agreements in the Barnett and Haynesville Shale areas.

Northeast G&P

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Service revenues	$810	$550	$335
Product sales	127	230	166
Segment revenues	937	780	501

Product costs	(121)	(221)	(160)
Other segment costs and expenses	(412)	(139)	(242)
Proportional Modified EBITDA of equity-method investments	349	198	15
Northeast G&P Modified EBITDA	$753	$618	$114
The results of operations for the Northeast G&P segment includes results for certain operations acquired in the ACMP Acquisition for periods under common control (periods subsequent to July 1, 2014) which are reflected at Williams’ historical basis in the underlying operations (see Note 2 – Acquisitions).
2015 vs. 2014
Modified EBITDA increased primarily due to the consolidation of certain operations acquired in the ACMP Acquisition for the entire year of 2015 and higher service revenues driven by new well connections and the completion of various compression, processing, fractionation, and transportation projects. These increases were partially offset by the absence of cash received from a fourth quarter 2014 settlement discussed below.
Service revenues increased primarily due to the consolidation of certain operations acquired in the ACMP Acquisition for all of 2015 and $90 million higher gathering fees associated with higher volumes driven by new well connections and the completion of various compression projects, as well as an increase in gathering rates, primarily in the Susquehanna Supply Hub and Utica Shale area. Service revenues also increased $27 million due to contributions from our Ohio Valley Midstream business resulting from the addition of processing, fractionation, and transportation facilities placed in service in 2014 and 2015. Overall volume growth was reduced as a result of producers deferring production due to low natural gas prices.
Product sales decreased primarily due to a $104 million decline in marketing sales in the Ohio Valley Midstream business, primarily due to a 66 percent decline in non-ethane per unit marketing sales prices, partially offset by a 39 percent increase in NGL volumes. The changes in marketing revenues are offset by similar changes in marketing purchases, reflected above as Product costs.
Other segment costs and expenses increased primarily due to the absence of $154 million of cash received in the fourth quarter of 2014 associated with the resolution of a contingent gain related to claims arising from the purchase of a business in a prior period (see Note 7 – Other Income and Expenses of Notes to Consolidated Financial Statements), higher expenses related to the consolidation of certain operations acquired in the ACMP Acquisition for all of 2015, and the absence of a $12 million net gain in 2014 related to a partial acreage dedication release. Additionally, costs increased due to $40 million higher operations and maintenance expenses resulting from growth in operations and higher pipeline remediation costs, and $32 million of impairment charges related to certain assets. Partially offsetting these increases were the absence of certain 2014 expenses, including $30 million of impairment charges related to certain assets and $6 million in costs resulting from fire damage at a compressor station in the Susquehanna Supply Hub.
Proportional Modified EBITDA of equity-method investments increased primarily due to higher contributions from certain equity-method investments acquired in the ACMP Acquisition beginning with third-quarter 2014, partially offset by impairments in 2015. Additionally, the increase relates to $21 million higher contributions from Caiman II resulting from assets placed into service in 2014 and 2015, partially offset by the absence of business interruption insurance proceeds received in the prior year. These increases were partially offset by an $11 million decrease from Laurel

Mountain. The decrease at Laurel Mountain was primarily due to $13 million of impairments and lower gathering fees due to lower gathering rates indexed to natural gas prices, partially offset by 24 percent higher volumes and an increase in our ownership percentage compared to the prior year.
2014 vs. 2013
Modified EBITDA increased primarily due to the consolidation of certain operations acquired in the ACMP Acquisition beginning with third-quarter 2014, cash received from a fourth quarter 2014 settlement discussed above, and an increase in service revenues, partially offset by impairment charges related to certain materials and equipment.
Service revenues increased primarily due to the consolidation of certain operations acquired in the ACMP Acquisition beginning with third-quarter 2014 and $88 million higher gathering fees associated with 30 percent higher volumes driven by new well connections and the completion of various compression projects, and a net increase in gathering rates associated with customer contract modifications, primarily in the Susquehanna Supply Hub. Service revenues also increased $22 million due to contributions from our Ohio Valley Midstream business resulting from the addition of processing, fractionation, and transportation facilities placed in service in 2013 and 2014.
Product sales increased due primarily to growth in the NGL marketing activities attributable to the Ohio Valley Midstream business. The changes in marketing revenues are partially offset by similar changes in marketing purchases, reflected above as Product costs.
Other segment costs and expenses decreased primarily due to a $154 million contingency gain settlement discussed above, the absence of a $25 million accrued loss incurred in 2013 associated with a producer claim against us, and a $12 million net gain in 2014 related to a partial acreage dedication release. These decreases are partially offset by $30 million of impairment charges related to certain materials and equipment, higher expenses related to the consolidation of certain operations acquired in the ACMP Acquisition beginning with third-quarter 2014, $6 million of costs resulting from fire damages at a compressor station in the Susquehanna Supply Hub, and higher expenses associated with maintenance and growth in these operations.

Proportional Modified EBITDA of equity-method investments increased primarily due to $146 million higher contributions from certain equity-method investments acquired in the ACMP Acquisition beginning with third-quarter 2014, a $25 million increase from Caiman II resulting primarily from business interruption insurance proceeds received in 2014 and higher volumes due to assets placed into service in 2014. In addition, Laurel Mountain increased $12 million primarily due to 20 percent higher gathering volumes, an 18 percent increased ownership percentage beginning in fourth quarter 2014, and the absence of certain write-offs in 2013.
Atlantic-Gulf

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Service revenues	$1,881	$1,501	$1,424
Product sales	463	853	925
Segment revenues	2,344	2,354	2,349

Product costs	(434)	(791)	(843)
Other segment costs and expenses	(644)	(649)	(637)
Proportional Modified EBITDA of equity-method investments	257	151	144
Atlantic-Gulf Modified EBITDA	$1,523	$1,065	$1,013

NGL margin	$27	$57	$79

2015 vs. 2014
Modified EBITDA increased primarily due to higher service revenues related to new fees from Gulfstar One, Transco expansion projects placed into service, and higher earnings at Discovery due to the completion of the Keathley Canyon Connector in the first quarter of 2015, partially offset by $30 million lower NGL margins driven by lower prices.
Service revenues increased primarily due to $223 million of new fees associated with the start-up of operations at Gulfstar One in the fourth quarter of 2014 in addition to the related transportation fees, and a $155 million increase in Transco’s natural gas transportation fee revenues primarily associated with expansion projects placed in service in 2014 and 2015.
Product sales decreased primarily due to:

•
A $350 million decrease in NGL and crude oil marketing revenues. NGL marketing sales decreased $185 million primarily due to a 54 percent decrease in non-ethane per-unit sales prices and a 5 percent decrease in non-ethane volumes primarily due to the absence of a 2014 temporary increase in production in the western Gulf Coast. Crude oil marketing sales decreased $165 million primarily due to 48 percent lower crude oil per barrel sales prices and lower volumes due to natural declines in production from certain deepwater wells flowing on our Mountaineer crude oil pipeline. These changes in marketing revenues are offset by similar changes in marketing purchases.

•	A $39 million decrease in revenues from our equity NGLs primarily due to 54 percent lower realized non-ethane per-unit sales prices.
Product costs decreased primarily due to:

•	A $353 million decrease in marketing purchases (offset in Product sales).

•	A $9 million decrease in natural gas purchases associated with the production of equity NGLs primarily due to lower natural gas prices.
Other segment costs and expenses decreased primarily due to a $43 million higher benefit related to a favorable change in equity AFUDC associated with an increase in spending on various Transco expansion projects and Constitution, as well as lower impairments of certain assets. These decreases were substantially offset by higher operating and maintenance expenses primarily due to an increase in miscellaneous contractual services primarily due to general maintenance, hydrostatic and other pipeline testing and higher employee-related and operating tax expenses, in addition to higher expenses related to Gulfstar One which was placed in service in late 2014. Additionally, expenses recognized in 2015 include the establishment of a regulatory liability associated with rate collections in excess of our pension funding obligation and increased project development costs.
Proportional Modified EBITDA of equity-method investments increased primarily related to higher fee revenues at Discovery due to the completion of the Keathley Canyon Connector in the first quarter of 2015.
2014 vs. 2013
Modified EBITDA increased primarily due to higher service revenues, partially offset by $22 million lower NGL margins reflecting lower volumes, and higher Other segment costs and expenses.
Service revenues increased primarily due to a $71 million increase in Transco’s natural gas transportation fee revenues primarily associated with expansion projects placed in service and new rates effective in 2013. Additionally, Gulfstar One fees were $19 million in 2014 due to the start-up of operations. Western Gulf Coast fees increased $8 million associated with increased production and a short-term increase in volumes. These increases are partially offset by lower production handling and crude oil transportation fee revenues in the eastern Gulf Coast primarily driven by lower Bass Lite production area volumes, natural declines of other fields, and producers’ operational issues.

Product sales decreased primarily due to:

•
A $61 million decrease in marketing revenues reflecting a decrease in crude oil marketing sales, partially offset by an increase in NGL marketing sales. Crude oil marketing sales decreased primarily due to lower crude oil volumes related to natural declines in production areas served by our Mountaineer crude oil pipeline. NGL marketing sales increased primarily due to higher NGL volumes associated with a short-term increase in production in the western Gulf Coast. These changes in marketing revenues are offset by similar changes in marketing purchases;

•
A $25 million decrease in revenues from our equity NGLs reflecting lower equity NGL sales volumes. Equity NGL sales volumes are 28 percent lower driven by 25 percent lower non-ethane volumes as a result of customer contract changes and producers’ operational issues;

•	An $8 million increase in system management gas sales from Transco. System management gas sales are offset in Product costs and, therefore, have no impact on Modified EBITDA.
Product costs decreased primarily due to:

•	A $60 million decrease in marketing purchases (offset in Product sales);

•	An $8 million increase in system management gas costs (offset in Product sales).
Other segment costs and expenses increased due to an increase in other materials and supplies cost, miscellaneous contractual services costs primarily due to various repairs and maintenance projects, and impairment charges recognized in 2014 related to certain materials and equipment. These increases are partially offset by a favorable change in equity AFUDC related to an increase in spending on Constitution and various Transco expansion projects.
West

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Service revenues	$1,055	$1,050	$1,054
Product sales	257	546	772
Segment revenues	1,312	1,596	1,826

Product costs	(145)	(270)	(380)
Other segment costs and expenses	(610)	(503)	(522)
West Modified EBITDA	$557	$823	$924

NGL margin	$105	$255	$369
2015 vs. 2014
Modified EBITDA decreased due to lower NGL margins and a certain noncash impairment, partially offset by the addition of $26 million in Modified EBITDA attributed to the Niobrara operations, which were part of the ACMP Acquisition. The decrease in NGL margins are attributable to lower NGL prices and volumes, partially offset by lower per-unit natural gas costs.
Service revenues increased due to $52 million higher gathering and processing revenues from the Niobrara operations due to the consolidation of Niobrara results for the entire year of 2015 and the start-up of the Bucking Horse processing facility in 2015. This increase is partially offset by $25 million lower commodity-based processing fees, the absence of $11 million in minimum volume shortfall payments received in 2014, and $10 million associated with lower volumes due primarily to natural declines.

Product sales decreased primarily due to:

•
A $215 million decrease in revenues from our equity NGLs reflecting a $205 million decrease associated with 51 percent lower average per-unit sales prices driven by the significant decline in NGL prices, as well as a $10 million decrease in volumes primarily attributed to changes in inventory, plant maintenance, and natural declines.

•
A $54 million decrease in marketing revenues primarily due to a 60 percent decrease in average non-ethane per-unit sales prices driven by the significant decline in NGL prices, partially offset by 24 percent higher non-ethane volumes (offset in Product costs).

•	A $20 million decrease in other product sales, primarily condensate sales, driven by lower prices.
Product costs decreased primarily due to:

•
A $65 million decrease in natural gas purchases associated with the production of equity NGLs reflecting 41 percent lower average per-unit natural gas costs as a result of the significant decline in natural gas prices.

•	A $52 million decrease in marketing purchases (offset in Product sales).

•	An $8 million decrease in other product purchases driven by lower natural gas prices.
Other segment costs and expenses increased primarily due to a $94 million impairment charge (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk) associated with previously capitalized project development costs for a gas processing plant, the addition of $26 million from the Niobrara operations, and a $12 million net decrease in system gains. These increases were partially offset by $15 million of lower allocated support costs due to relative growth in the other segments.
2014 vs. 2013
Modified EBITDA decreased primarily due to $114 million lower NGL margins and lower Service revenues, partially offset by a net increase in system gains and reduced gathering fuel expense. The decrease in NGL margins reflects lower NGL volumes, higher per-unit natural gas costs, and slightly lower average non-ethane sales prices driven by the significant decline in energy commodity prices during the fourth quarter of 2014.
Service revenues decreased primarily due to an $18 million decrease in gathering and processing fees driven by lower volumes associated with natural declines, certain contract changes, and lower margins from commodity-based fees, partially offset by the addition of $16 million of gathering and processing revenues from the Niobrara operations as a result of the ACMP Acquisition, as well as an increase in minimum volume fees.
Product sales decreased primarily due to:

•
A $156 million decrease in revenues from our equity NGLs primarily reflecting a decrease of $144 million due to lower volumes and $12 million primarily due to 2 percent lower average non-ethane per-unit sales prices driven by the significant decline in energy commodity prices during the fourth quarter of 2014. Lower volumes are driven by a 24 percent decrease in non-ethane volumes primarily due to a customer contract that expired in September 2013.

•	A $74 million decrease in NGL marketing revenues primarily due to lower volumes largely related to the expiration of a customer contract, as well as lower per-unit prices (offset in Product costs).
Product costs decreased primarily due to:

•	A $76 million decrease in NGL marketing purchases (offset in Product sales).

•
A $42 million decrease in natural gas purchases associated with the production of equity NGLs reflecting a $67 million decrease related to lower volumes, partially offset by a $25 million increase driven by higher per-unit natural gas costs.

The decrease in Other segment costs and expenses is primarily due to a $21 million net increase in system gains and $11 million in reduced gathering fuel expense, partially offset by the addition of $15 million from the Niobrara operations.
NGL & Petchem Services

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Service revenues	$139	$126	$112
Product sales	1,921	2,986	3,155
Segment revenues	2,060	3,112	3,267

Product costs	(1,656)	(2,829)	(2,753)
Other segment costs and expenses	(251)	(241)	(209)
Net insurance recoveries - Geismar Incident	126	232	40
Proportional Modified EBITDA of equity-method investments	42	50	50
NGL & Petchem Services Modified EBITDA	$321	$324	$395

Olefins margin	$226	$110	$302
NGL margin	21	68	64
2015 vs. 2014
Modified EBITDA is lower in 2015 compared to 2014 primarily due to lower insurance proceeds related to the Geismar Incident and lower NGL margins reflecting lower commodity prices partially offset by higher volumes. Partially offsetting these decreases are higher olefin margins driven by the return to operation of the Geismar plant and higher marketing margins.
Service revenues increased primarily due to increased third-party volumes stored at our Conway facility, as well as increased rates in 2015.
Product sales decreased primarily due to:

•
A $1,187 million decrease in marketing revenues primarily due to lower prices across all products, especially non-ethane, partially offset by higher non-ethane volumes (more than offset in Product costs).

•
A $73 million decrease in Canadian NGL sales revenues comprised of a $120 million decrease associated with lower prices, partially offset by an increase of $47 million associated with higher volumes. Prices reflect 82 percent, 33 percent, and 46 percent per-unit lower propane, ethane, and butane prices, respectively. The higher volumes are driven by higher propane and ethane volumes, primarily due to the absence of certain operational issues at our off-gas provider and our Redwater facility in 2014. Propane volumes also increased due to sales from inventory in anticipation of a planned shutdown of the Redwater fractionator to finish construction of the expansion, as well as higher quantities of propane being sold into the U.S. for storage due to the unfavorable propane market in Canada.

•
A $214 million increase in olefin sales primarily due to $298 million in higher sales from our Geismar plant that returned to operation, partially offset by a $58 million decrease from our Canadian operations and a $26 million decrease from our RGP Splitter. The decrease in Canada is comprised of $68 million in lower prices, partially offset by $10 million associated with higher propylene volumes. The lower prices reflect a 53 percent per-unit decrease in propylene prices and a 39 percent per-unit decrease in alky feedstock prices. The decrease in sales at our RGP Splitter is caused by $15 million in lower propane sales reflecting 56 percent lower per-unit prices and $11 million in lower propylene sales reflecting 47 percent lower per-unit prices, partially offset by favorable volumes.
Product costs decreased primarily due to:

•	A $1,228 million decrease in marketing product costs primarily due to lower non-ethane per-unit costs, partially offset by higher non-ethane volumes (substantially offset by lower Product sales).

•
A $26 million decrease in NGL product costs reflecting a $49 million decline in the price of natural gas associated with the production of equity NGLs, partially offset by a $23 million increase primarily associated with higher propane and ethane volumes.

•
A $98 million increase in olefin feedstock purchases is comprised of $127 million in higher purchases due to increased volumes at our Geismar plant as it returned to operation, partially offset by $16 million in lower olefin feedstock purchases in our Canadian operations primarily due to lower per-unit feedstock costs across all products and $13 million in lower costs at our RGP Splitter driven by lower per-unit costs, partially offset by significantly higher volumes in 2015.  During 2014, the splitter was running at reduced volumes because a third-party storage facility was down during the first quarter and transportation was limited due to the Geismar Incident.

The unfavorable change in Other segment costs and expenses is primarily due to higher operating expenses including increased expenses associated with the return to operation of the Geismar plant.
The decrease in Net insurance recoveries - Geismar Incident is primarily due to the 2015 receipt of $126 million of insurance proceeds compared to $246 million received in 2014, partially offset by the absence of covered insurable expenses in excess of our retentions (deductibles) related to the Geismar Incident in 2015 compared to $14 million in 2014.
Proportional Modified EBITDA of equity-method investments reflects a $19 million decrease from Aux Sable primarily due to lower NGL margins and certain contingency loss accruals, partially offset by an $11 million increase from OPPL associated with higher transportation volumes.
2014 vs. 2013
Modified EBITDA decreased in 2014 compared to 2013 primarily due to $192 million lower Olefin product margins including $196 million lower product margins at our Geismar plant as a result of the Geismar Incident and $52 million lower marketing margins primarily due to declines in NGL prices while product was in transit in 2014 compared to gains in 2013. The 2014 losses were driven by significant declines in NGL prices during the fourth quarter of 2014. These decreases are partially offset by higher insurance proceeds related to the Geismar Incident.
Product sales decreased primarily due to:

•
A $252 million decrease in olefin sales due to $256 million of lower sales volumes, partially offset by $4 million higher per-unit sales prices. Lower sales volumes are primarily due to a $295 million decrease in volumes at our Geismar facility due to the lack of production in 2014 as a result of the Geismar Incident, partially offset by a $32 million increase in volumes at our RGP Splitter primarily due to a third-party storage facility being back in operation in the fourth quarter of 2014 after an outage during the latter part of 2013 and the first part of 2014, which caused us to reduce production during this period (substantially offset in Product costs). These lower volumes were also offset by a net $4 million in higher per-unit sales prices consisting of a $10 million increase in our RGP Splitter per-unit sales prices partially offset by a $6 million decrease in our Canadian alky feedstock per-unit sales prices (substantially offset in Product costs).

•
A $46 million increase in NGL sales revenues primarily due to new Canadian ethane volumes generated by the ethane recovery project placed in service in December 2013. Non-ethane per-unit sales prices were also higher, partially offset by lower non-ethane sales volumes driven primarily by changes in inventory management of propane and unfavorable changes in the composition of off-gas feedstock.

•	A $46 million increase in marketing revenues due primarily to higher ethane and non-ethane volumes partially offset by lower non-ethane prices (more than offset in Product Costs).
Product costs increased primarily due to:

•
A $98 million increase in marketing purchases primarily due to increased NGL volumes as well as $27 million in lower of cost or market adjustments in 2014 compared to $3 million in lower of cost or market adjustments in 2013 (partially offset in Product Sales).

•
A $42 million increase in costs associated with our Canadian NGLs primarily due to new ethane volumes generated by the ethane recovery project and higher natural gas prices, partially offset by lower natural gas volumes associated with the production of non-ethane NGLs.

•
A $60 million decrease in olefin feedstock purchases primarily due to a $99 million decrease in volumes at our Geismar facility due to the lack of production in 2014 as a result of the Geismar Incident. This decrease is partially offset by a $29 million increase in volumes at our RGP Splitter primarily due to a third-party storage facility being back in operation in the fourth quarter of 2014 after an outage during the latter part of 2013 and the first part of 2014 which caused us to reduce production during this period (more than offset in Product sales), as well as $6 million higher per-unit costs at our RGP Splitter (more than offset in Product sales).

The unfavorable change in Other segment costs and expenses is primarily due to a $16 million increase in 2014 operating expenses primarily associated with the repair of the Geismar plant and the installation of certain safety equipment as well as a $9 million involuntary conversion gain in 2013 related to a 2012 furnace fire at our Geismar plant.
The increase in Net insurance recoveries - Geismar Incident is primarily due to the receipt of $246 million of insurance recoveries in 2014, compared to the receipt of $50 million of insurance recoveries in 2013. This increase is partially offset by higher covered insurable expenses in excess of our retentions (deductibles).

Management’s Discussion and Analysis of Financial Condition and Liquidity
Overview
In 2015, we continued to focus upon distributions to unitholders and growth in our businesses through disciplined investments. Examples of this growth included:

•	Expansion of Transco’s interstate natural gas pipeline system through projects such as Leidy Southeast and Virginia Southside to meet the demand of growth markets;

•	Our acquisitions of a gathering system in the Eagle Ford shale and an additional 13 percent interest in our equity-method investment in UEOM;

•	Our commissioning of the Bucking Horse gas processing facility joint venture in the Powder River basin Niobrara Shale.
This growth was funded primarily through cash flow from operations and additional net borrowings.
Outlook
We continue to transition to an overall business mix that is increasingly fee-based. Although our cash flows are impacted by fluctuations in energy commodity prices, that impact is somewhat mitigated by certain of our cash flow streams that are not directly impacted by short-term commodity price movements, including:

•	Firm demand and capacity reservation transportation revenues under long-term contracts;

•	Fee-based revenues from certain gathering and processing services.
However, we are indirectly exposed to longer duration depressed energy commodity prices and the related impact on drilling activities and volumes available for gathering and processing services.
We believe we have, or have access to, the financial resources and liquidity necessary to meet our requirements for working capital, capital and investment expenditures, unitholder distributions, and debt service payments while maintaining a sufficient level of liquidity. In particular, we note that we expect growth capital and investment expenditures to total approximately $2.1 billion in 2016, down approximately $1.2 billion from previous plans. Approximately $1.3 billion of our growth capital funding needs include Transco expansions and other interstate pipeline growth projects, most of which are fully contracted with firm transportation agreements. The remaining growth capital and investment expenditures primarily reflect investments in gathering and processing systems limited to known new producer volumes, including wells drilled and completed awaiting connecting infrastructure. We also remain committed to projects that maintain our assets for safe and reliable operations, as well as projects that meet legal, regulatory, and/or contractual commitments. We retain the flexibility to adjust our planned levels of capital and investment expenditures in response to changes in economic conditions or business opportunities. In addition, we expect proceeds from planned asset monetizations in excess of $1 billion during 2016.
Liquidity
Based on our forecasted levels of cash flow from operations and other sources of liquidity, we expect to have sufficient liquidity to manage our businesses in 2016. Our internal and external sources of consolidated liquidity to fund working capital requirements, capital and investment expenditures, debt service payments, and distributions to unitholders include:

•	Cash and cash equivalents on hand;

•	Cash generated from operations, including cash distributions from our equity-method investees;

•	Use of our credit facilities and/or commercial paper program;

•	Transco’s recent debt issuance described further below;

•	Proceeds from planned asset monetizations.
We do not plan to issue public equity or public debt in 2016. We anticipate our more significant uses of cash to be:

•	Maintenance and expansion capital and investment expenditures;

•	Interest on long-term debt;

•	Repayment of current debt maturities;

•	Quarterly distributions to our unitholders and general partner, including IDRs.
Potential risks associated with our planned levels of liquidity and the planned capital and investment expenditures include those previously discussed in Company Outlook. We further note that certain long-term debt originally issued by ACMP totaling $2.9 billion has provisions that would require us to make an offer to repurchase such notes at 101 percent of the principle amount should our credit be downgraded by either Moody’s Investor Service or Standard and Poor’s within a period of ninety days following the completion of the proposed ETC Merger. If we are required to repurchase the notes, we would expect our funding sources to be derived from credit facility borrowings, new debt issuances, additional asset sales, reductions of distributions, and/or equity issuances.
As of December 31, 2015, we had a working capital deficit (current liabilities, inclusive of commercial paper outstanding and long-term debt due within one year, in excess of current assets) of $782 million. Excluding the impact of the $499 million in commercial paper outstanding, which we consider to be a reduction of our credit facility capacity as noted in the table below, our working capital deficit is $283 million. Our available liquidity is as follows:

Available Liquidity	December 31, 2015
(Millions)
Cash and cash equivalents	$96
Capacity available under our $3.5 billion credit facility, less amounts outstanding under our $3 billion commercial paper program (1)	1,691
Capacity available under our short-term credit facility (2)	150
$1,937
__________

(1)
In managing our available liquidity, we do not expect a maximum outstanding amount in excess of the capacity of our credit facility inclusive of any outstanding amounts under our commercial paper program. At December 31, 2015, we had $499 million of commercial paper outstanding. The highest amount outstanding under our commercial paper program and credit facility during 2015 was $3.1 billion. At December 31, 2015, we were in compliance with the financial covenants associated with this credit facility and the commercial paper program. See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements for additional information on our credit facility and commercial paper program. Borrowing capacity available under this facility as of February 25, 2016, was $2.507 billion.

(2)
See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements for additional information on our short-term credit facility entered into August 26, 2015 and amended December 23, 2015. Borrowing capacity available under this facility as of February 25, 2016, was $150 million.

On September 24, 2015, we received a special distribution of $396 million from Gulfstream reflecting our proportional share of the proceeds from new debt issued by Gulfstream. The new debt was issued to refinance Gulfstream’s debt maturities. Subsequently, we contributed $248 million to Gulfstream for our proportional share of amounts necessary to fund debt maturities of $500 million due on November 1, 2015. We also expect to contribute our proportional share of amounts necessary to fund debt maturities of $300 million due on June 1, 2016.

Incentive Distribution Rights
Williams has agreed to temporarily waive incentive distributions of approximately $2 million per quarter in connection with our acquisition of an approximate 13 percent additional interest in UEOM on June 10, 2015. The waiver will continue through the quarter ending September 30, 2017.
Williams is required to pay us a $428 million termination fee associated with the Termination Agreement (as described in Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements), which will settle through a reduction of quarterly incentive distributions payable to Williams (such reduction not to exceed $209 million per quarter). The November 2015 and February 2016 distributions to Williams were each reduced by $209 million related to this termination fee.
Debt Issuances and Retirements
On January 22, 2016, Transco issued $1 billion of 7.85 percent senior notes due 2026 to investors in a private debt placement. Transco intends to use the net proceeds from the offering to repay debt and to fund capital expenditures.
In December 2015, we borrowed $850 million on a variable interest rate loan with certain lenders due 2018. We used the proceeds for working capital, capital expenditures, and for general partnership purposes.
On April 15, 2015, we paid $783 million, including a redemption premium, to early retire $750 million of 5.875 percent senior notes due 2021.
On March 3, 2015, we completed a public offering of $1.25 billion of 3.6 percent senior unsecured notes due 2022, $750 million of 4 percent senior unsecured notes due 2025, and $1 billion of 5.1 percent senior unsecured notes due 2045. We used the net proceeds to repay amounts outstanding under our commercial paper program and credit facility, to fund capital expenditures, and for general partnership purposes.
We retired $750 million of 3.8 percent senior unsecured notes that matured on February 15, 2015.
On June 27, 2014, Pre-merger WPZ completed a public offering of $750 million of 3.9 percent senior unsecured notes due 2025 and $500 million of 4.9 percent senior unsecured notes due 2045. Pre-merger WPZ used the net proceeds to repay amounts outstanding under our commercial paper program, to fund capital expenditures, and for general partnership purposes.
On March 4, 2014, Pre-merger WPZ completed a public offering of $1 billion of 4.3 percent senior unsecured notes due 2024 and $500 million of 5.4 percent senior unsecured notes due 2044. Pre-merger WPZ used the net proceeds to repay amounts outstanding under our commercial paper program, to fund capital expenditures, and for general partnership purposes.
Shelf Registration
On February 25, 2015, we filed a shelf registration statement, as a well-known seasoned issuer and we also filed a shelf registration statement for the offer and sale from time to time of common units representing limited partner interests in us having an aggregate offering price of up to $1 billion. These sales will be made over a period of time and from time to time in transactions at prices which are market prices prevailing at the time of sale, prices related to market price or at negotiated prices. Such sales will be made pursuant to an equity distribution agreement between us and certain banks who may act as sales agents or purchase for their own accounts as principals. During 2015, 1,790,840 common units were issued under this registration. The net proceeds of $59 million were used for general partnership purposes.
Distributions from Equity-Method Investees
The organizational documents of entities in which we have an equity-method interest generally require distribution of their available cash to their members on a quarterly basis. In each case, available cash is reduced, in part, by reserves appropriate for operating their respective businesses. See Note 6 – Investing Activities of Notes to Consolidated Financial Statements for our more significant equity-method investees.

Credit Ratings
Our ability to borrow money is impacted by our credit ratings. Our current ratings are as follows:

Rating Agency	Outlook	Senior Unsecured Debt Rating	Corporate Credit Rating
Standard & Poor’s	Negative	BBB-	BBB-
Moody’s Investors Service	Negative	Baa3	N/A
Fitch Ratings	Stable	BBB-	N/A
In December 2015 and January 2016, the credit ratings agencies lowered our ratings and Standard & Poor’s and Fitch Ratings revised the outlook, but we maintained investment grade ratings. In February 2016, Standard & Poor’s affirmed our ratings and revised the outlook. No assurance can be given that the credit rating agencies will continue to assign us investment grade ratings even if we meet or exceed their current criteria for investment grade ratios. A further downgrade of our credit rating might increase our future cost of borrowing and would require us to provide additional collateral to third parties, negatively impacting our available liquidity. As of December 31, 2015, we estimated that a downgrade to a rating below investment grade could require us to provide up to $271 million in additional collateral of either cash or letters of credit with third parties.
Cash Distributions to Unitholders
We paid a cash distribution of $0.85 per unit on February 12, 2016, on our outstanding common units to unitholders of record at the close of business on February 5, 2016. (See Note 4 – Allocation of Net Income (Loss) and Distributions of Notes to Consolidated Financial Statements.)
Sources (Uses) of Cash

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Net cash provided (used) by:
Operating activities	$2,661	$2,345	$2,169
Financing activities	215	1,585	1,595
Investing activities	(2,951)	(3,869)	(3,736)
Increase (decrease) in cash and cash equivalents	$(75)	$61	$28
Operating activities
The factors that determine operating activities are largely the same as those that affect Net income (loss), with the exception of noncash items such as Impairment of goodwill, Impairment of equity-method investments and Depreciation and amortization. Our Net cash provided by operating activities in 2015 increased from 2014 primarily due to the impact of net favorable changes in operating working capital and the absence of contributions from ACMP for the first six months of 2014.
Our Net cash provided by operating activities in 2014 increased from 2013 primarily due to increased proceeds from insurance recoveries on the Geismar Incident, proceeds from a contingency settlement in 2014, and contributions from consolidating ACMP for the second half of 2014. These changes were partially offset by net unfavorable changes in operating working capital, lower olefins production margins, and increased interest payments of debt.
Financing activities
Significant transactions include:
2015

•	$306 million of net payments of commercial paper;

•	$3.842 billion net received from our debt offerings;

•	$1.533 billion paid on our debt retirements;

•	$3.832 billion received from our credit facility borrowings;

•	$3.162 billion paid on our credit facility borrowings;

•	$2.686 billion, including $1.846 billion to Williams, related to quarterly cash distributions paid to limited partner unitholders and the general partner;

•	$87 million paid for dividend and distributions to noncontrolling interests;

•	$111 million received in contributions from noncontrolling interests;

•	$396 million special distribution from Gulfstream;

•	$248 million contribution to Gulfstream for repayment of debt.
2014

•	$572 million net proceeds received from commercial paper issuances;

•	$2.74 billion net proceeds received from our debt offerings;

•	$1.646 billion received from credit facility borrowings;

•	$1.156 billion paid on credit facility borrowings;

•	$2.448 billion, including $1.867 billion to Williams, related to quarterly cash distributions paid to limited partner unitholders and our general partner;

•	$243 million paid for dividends and distributions to noncontrolling interests;

•	$334 million received in contributions from noncontrolling interests.
2013

•	$224 million net proceeds received from commercial paper issuances;

•	$1.705 billion received from credit facility borrowings;

•
$994 million net proceeds received from our November 2013 public offering of $600 million of 4.5 percent senior unsecured notes due 2023 and $400 million of 5.8 percent senior unsecured notes due 2043;

•	$2.08 billion paid on credit facility borrowings;

•	$1.962 billion received from our equity offerings, including $143 million received from Williams, which was used to repay credit facility borrowings;

•	$1.846 billion, including $1.376 billion to Williams, related to quarterly cash distributions paid to limited partner unitholders and our general partner;

•	$398 million received in contributions from noncontrolling interests;

•	$221 million in net contributions from Williams related to the Canada Acquisition.
Investing activities
Significant transactions include:
2015

•	$2.795 billion in capital expenditures;

•	$112 million paid to purchase a gathering system comprised of approximately 140 miles of pipeline and a sour gas compression facility in the Eagle Ford shale;

•	Purchases of and contributions to our equity-method investments of $594 million.
2014

•	$3.692 billion in capital expenditures;

•	Purchases of and contributions to our equity-method investments of $468 million.
2013

•	$3.316 billion in capital expenditures;

•	Purchases of and contributions to our equity-method investments of $439 million.
Off-Balance Sheet Arrangements and Guarantees of Debt or Other Commitments
We have various other guarantees and commitments which are disclosed in Note 3 – Variable Interest Entities, Note 11 – Property, Plant and Equipment, Note 13 – Debt, Banking Arrangements, and Leases, Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk, and Note 17 – Contingent Liabilities and Commitments of Notes to Consolidated Financial Statements. We do not believe these guarantees and commitments or the possible fulfillment of them will prevent us from meeting our liquidity needs.
Contractual Obligations
The table below summarizes the maturity dates of our contractual obligations at December 31, 2015:

	2016	2017 - 2018	2019 - 2020	Thereafter	Total
	(Millions)
Long-term debt: (1)
Principal (2)	$375	$2,135	$3,410	$13,218	$19,138
Interest	835	1,529	1,408	6,398	10,170
Commercial paper	499	—	—	—	499
Capital leases	1	—	—	—	1
Operating leases	82	109	68	99	358
Purchase obligations (3)	1,187	283	276	336	2,082
Other obligations (4)	2	2	1	—	5
Total	$2,981	$4,058	$5,163	$20,051	$32,253
____________

(1)	Includes the borrowings outstanding under our credit facility, but does not include any related variable-rate interest payments.

(2)	The 2016 amount includes $200 million that is presented as long-term debt at December 31, 2015 on the Consolidated Balance Sheet, due to our intent and ability to refinance.

(3)
Includes approximately $630 million in open property, plant, and equipment purchase orders. Includes an estimated $269 million long-term ethane purchase obligation with index-based pricing terms that is reflected in this table at December 31, 2015 prices. This obligation is part of an overall exchange agreement whereby volumes we transport on OPPL are sold at a third-party fractionator near Conway, Kansas, and we are subsequently obligated to purchase ethane volumes at Mont Belvieu. The purchased ethane volumes may be utilized or resold at comparable prices in the Mont Belvieu market. Includes an estimated $411 million long-term NGL purchase obligation with index-based pricing terms that primarily supplies a third party at its plant and is valued in this table at a price calculated using December 31, 2015 prices. Any excess purchased volumes may be sold at comparable market prices. In addition, we have not included certain natural gas life-of-lease contracts for which the future volumes are indeterminable. We have not included commitments, beyond purchase orders, for the acquisition or construction of property, plant, and equipment or expected contributions to our jointly owned investments. (See Company Outlook – Expansion Projects.)

(4)	We have not included income tax liabilities in the table above. See Note 8 – Provision (Benefit) for Income Taxes of Notes to Consolidated Financial Statements for a discussion of income taxes.
Effects of Inflation
Our operations have historically not been materially affected by inflation. Approximately 37 percent of our gross property, plant, and equipment is comprised of our interstate natural gas pipeline assets. They are subject to regulation, which limits recovery to historical cost. While amounts in excess of historical cost are not recoverable under current FERC practices, we anticipate being allowed to recover and earn a return based on increased actual cost incurred to replace existing assets. Cost-based regulations, along with competition and other market factors, may limit our ability to recover such increased costs. For our gathering and processing assets, operating costs are influenced to a greater extent by both competition for specialized services and specific price changes in crude oil and natural gas and related commodities than by changes in general inflation. Crude oil, natural gas, and NGL prices are particularly sensitive to the market perceptions concerning the supply and demand balance in the near future, as well as general economic conditions. However, our exposure to certain of these price changes is reduced through the fee-based nature of certain of our services and the use of hedging instruments.
Environmental
We are a participant in certain environmental activities in various stages including assessment studies, cleanup operations and/or remedial processes at certain sites, some of which we currently do not own (See Note 17 – Contingent Liabilities and Commitments of Notes to Consolidated Financial Statements). We are monitoring these sites in a coordinated effort with other potentially responsible parties, the EPA, or other governmental authorities. We are jointly and severally liable along with unrelated third parties in some of these activities and solely responsible in others. Current estimates of the most likely costs of such activities are approximately $15 million, all of which are included in Other accrued liabilities and Regulatory liabilities, deferred income, and other on the Consolidated Balance Sheet at December 31, 2015. We will seek recovery of approximately $8 million of these accrued costs through future natural gas transmission rates. The remainder of these costs will be funded from operations. During 2015, we paid approximately $4 million for cleanup and/or remediation and monitoring activities. We expect to pay approximately $4 million in 2016 for these activities. Estimates of the most likely costs of cleanup are generally based on completed assessment studies, preliminary results of studies, or our experience with other similar cleanup operations. At December 31, 2015, certain assessment studies were still in process for which the ultimate outcome may yield different estimates of most likely costs. Therefore, the actual costs incurred will depend on the final amount, type, and extent of contamination discovered at these sites, the final cleanup standards mandated by the EPA or other governmental authorities, and other factors.
In March 2008, the EPA promulgated a new, lower National Ambient Air Quality Standard (NAAQS) for ground-level ozone. In May 2012, the EPA completed designation of new eight-hour ozone nonattainment areas. Several Transco facilities are located in 2008 ozone nonattainment areas. In December 2014, the EPA proposed to further reduce the ground-level ozone NAAQS from the March 2008 levels and subsequently finalized a rule on October 1, 2015. We are monitoring the rule's implementation as the reduction will trigger additional federal and state regulatory actions that may impact our operations. To date, no federal actions have been proposed to mandate additional emission controls at these facilities. Pursuant to pending state regulatory actions associated with implementation of the 2008 ozone standard, we anticipate that some facilities may be subject to increased controls within five years. Implementation of the regulations is expected to result in impacts to our operations and increase the cost of additions to Property, plant, and equipment – net on the Consolidated Balance Sheet for both new and existing facilities in affected areas. We are unable at this time to estimate with any certainty the cost of additions that may be required to meet the regulations.
On January 22, 2010, the EPA set a new one-hour nitrogen dioxide (NO2) NAAQS. The effective date of the new NO2 standard was April 12, 2010. On January 20, 2012, the EPA determined pursuant to available information that no area in the country is violating the 2010 NO2 NAAQS and thus designated all areas of the country as “unclassifiable/attainment.” Also, at that time the EPA noted its plan to deploy an expanded NO2 monitoring network beginning in 2013. However on October 5, 2012, the EPA proposed a graduated implementation of the monitoring network between January 1, 2014 and January 1, 2017. Once three years of data is collected from the new monitoring network, the EPA will reassess attainment status with the one-hour NO2 NAAQS. Until that time, the EPA or states may require ambient air quality modeling on a case by case basis to demonstrate compliance with the NO2 standard. Because we are unable to predict the outcome of the EPA’s or states’ future assessment using the new monitoring network, we are unable to estimate the cost of additions that may be required to meet this regulation.
Our interstate natural gas pipelines consider prudently incurred environmental assessment and remediation costs and the costs associated with compliance with environmental standards to be recoverable through rates.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
Our current interest rate risk exposure is related primarily to our debt portfolio. Our debt portfolio is primarily comprised of fixed rate debt, which mitigates the impact of fluctuations in interest rates. Any borrowings under the credit facilities and any issuances under the commercial paper program could be at a variable interest rate and could expose us to the risk of increasing interest rates. The maturity of our long-term debt portfolio is partially influenced by the expected lives of our operating assets. (See Note 13 – Debt, Banking Arrangements, and Leases of Notes to Consolidated Financial Statements.)
The tables below provide information by maturity date about our interest rate risk-sensitive instruments as of December 31, 2015 and 2014. Long-term debt in the tables represents principal cash flows, net of (discount) premium and debt issuance costs, and weighted-average interest rates by expected maturity dates. The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. Private debt is valued based on market rates and the prices of similar securities with similar terms and credit ratings.

	2016		2017	2018	2019	2020	Thereafter(1)	Total	Fair Value December 31, 2015
	(Millions)
Long-term debt, including current portion: (2)
Fixed rate	$375	(*)	$785	$500	$—	$2,100	$13,256	$17,016	$13,828
Interest rate	5.0%		4.9%	4.8%	4.8%	4.8%	5.2%
Variable rate	$—		$—	$850	$—	$1,310	$—	$2,160	$2,160
Interest rate (3)
Commercial paper:
Variable rate	$499		$—	$—	$—	$—	$—	$499	$499
Interest rate (4)
_____________
(*) $200 million presented as long-term debt at December 31, 2015, due to our intent and ability to refinance.

	2015		2016	2017	2018	2019	Thereafter(1)	Total	Fair Value December 31, 2014
	(Millions)
Long-term debt, including current portion: (2)
Fixed rate	$750	(**)	$375	$785	$500	$—	$13,201	$15,611	$15,967
Interest rate	5.1%		5.1%	5.0%	5.0%	4.9%	5.1%
Variable rate	$—		$—	$—	$640	$—	$—	$640	$640
Interest rate (3)
Commercial paper:
Variable rate	$798		$—	$—	$—	$—	$—	$798	$798
Interest rate (4)
_____________
(**) Presented as long-term debt at December 31, 2014, due to our intent and ability to refinance.
______________

(1)	Includes unamortized discount / premium and debt issuance costs.

(2)	Excludes capital leases.

(3)
The weighted-average interest rates for our $1.3 billion credit facility borrowing and our $850 million term loan were 1.63 percent and 1.85 percent at December 31, 2015, respectively. The weighted-average interest rate for our $640 million credit facility borrowing was 2.42 percent at December 31, 2014.

(4)	The weighted-average interest rate was 0.92 percent at both December 31, 2015 and 2014.

Commodity Price Risk
We are exposed to the impact of fluctuations in the market price of NGLs, olefins, and natural gas, as well as other market factors, such as market volatility and energy commodity price correlations. We are exposed to these risks in connection with our owned energy-related assets, our long-term energy-related contracts, and limited proprietary trading activities. Our management of the risks associated with these market fluctuations includes maintaining a conservative capital structure and sufficient liquidity, as well as using various derivatives and nonderivative energy-related contracts. The fair value of derivative contracts is subject to many factors, including changes in energy commodity market prices, the liquidity and volatility of the markets in which the contracts are transacted, and changes in interest rates. At December 31, 2015 and 2014, our derivative activity was not material. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk of Notes to Consolidated Financial Statements.)
Foreign Currency Risk
Our foreign operations, whose functional currency is the local currency, are located in Canada. Net assets of our foreign operations were approximately $916 million and $992 million at December 31, 2015 and 2014, respectively. These investments have the potential to impact our financial position due to fluctuations in the local currency arising from the process of translating the local functional currency into the U.S. dollar. As an example, a 20 percent change in the functional currency against the U.S. dollar would have changed Total partners’ equity by approximately $183 million and approximately $198 million at December 31, 2015 and 2014, respectively.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors of WPZ GP LLC,
General Partner of Williams Partners L.P.
and the Limited Partners of Williams Partners L.P.

We have audited the accompanying consolidated balance sheet of Williams Partners L.P. (the “Partnership”) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Gulfstream Natural Gas System, L.L.C. (“Gulfstream”) (a limited liability corporation in which the Partnership has a 50 percent interest). In the consolidated financial statements, the Partnership’s investment in Gulfstream was $293 million and $317 million, respectively, as of December 31, 2015 and 2014, and the Partnership’s equity earnings in the net income of Gulfstream were $65 million, $65 million and $67 million, respectively, for each of the three years in the period ended December 31, 2015. Gulfstream’s financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Gulfstream, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Williams Partners L.P. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Williams Partners L.P.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 26, 2016,
except for the matters described under the
Description of Business heading in Note 1,
Note 18 and Note 19, as to which the date is
May 27, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of Gulfstream Natural Gas System, L.L.C.
We have audited the balance sheets of Gulfstream Natural Gas System, L.L.C. as of December 31, 2015 and 2014, and the related statements of operations, comprehensive income, members’ equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the financial position of Gulfstream Natural Gas System, L.L.C. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Houston, Texas
February 26, 2016

Williams Partners L.P.
Consolidated Statement of Comprehensive Income (Loss)

	Years Ended December 31,
	2015	2014	2013
	(Millions, except per-unit amounts)
Revenues:
Service revenues	$5,135	$3,888	$2,914
Product sales	2,196	3,521	3,921
Total revenues	7,331	7,409	6,835
Costs and expenses:
Product costs	1,779	3,016	3,027
Operating and maintenance expenses	1,625	1,277	1,080
Depreciation and amortization expenses	1,702	1,151	791
Selling, general, and administrative expenses	684	633	519
Impairment of goodwill	1,098	—	—
Net insurance recoveries – Geismar Incident	(126)	(232)	(40)
Other (income) expense – net	186	(45)	51
Total costs and expenses	6,948	5,800	5,428
Operating income	383	1,609	1,407
Equity earnings (losses)	335	228	104
Impairment of equity-method investments	(1,359)	—	—
Other investing income (loss) – net	2	2	(1)
Interest incurred	(864)	(683)	(477)
Interest capitalized	53	121	90
Other income (expense) – net	93	36	26
Income (loss) before income taxes	(1,357)	1,313	1,149
Provision (benefit) for income taxes	1	29	30
Net income (loss)	(1,358)	1,284	1,119
Less: Net income attributable to noncontrolling interests	91	96	3
Net income (loss) attributable to controlling interests	$(1,449)	$1,188	$1,116
Allocation of net income (loss) for calculation of earnings per common unit:
Net income (loss) attributable to controlling interests	$(1,449)	$1,188	$1,116
Allocation of net income (loss) to general partner	384	756	505
Allocation of net income (loss) to Class B units	(46)	—	—
Allocation of net income (loss) to Class D units	68	73	—
Allocation of net income (loss) to common units	$(1,855)	$359	$611
Basic and diluted earnings (loss) per common unit:
Net income (loss) per common unit	$(3.27)	$0.99	$1.76
Weighted average number of common units outstanding (thousands)	567,275	361,968	346,307
Cash distributions per common unit	$3.4000	$3.5995	$3.4800
Other comprehensive income (loss):
Cash flow hedging activities:
Net unrealized gain (loss) from derivative instruments	$6	$(1)	$1
Reclassifications into earnings of net derivative instruments (gain) loss	(7)	—	—
Foreign currency translation adjustments	(173)	(89)	(56)
Other comprehensive income (loss)	(174)	(90)	(55)
Comprehensive income (loss)	(1,532)	1,194	1,064
Less: Comprehensive income attributable to noncontrolling interests	91	96	3
Comprehensive income (loss) attributable to controlling interests	$(1,623)	$1,098	$1,061

See accompanying notes.

Williams Partners L.P.
Consolidated Balance Sheet

	December 31,
	2015	2014
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$96	$171
Accounts and notes receivable (net of allowance of $3 at December 31, 2015 and $0 at December 31, 2014)	1,026	905
Inventories	127	231
Other current assets	190	198
Total current assets	1,439	1,505
Investments	7,336	8,399
Property, plant, and equipment – net	28,600	27,322
Goodwill	47	1,120
Other intangible assets – net of accumulated amortization	9,969	10,451
Regulatory assets, deferred charges, and other	479	451
Total assets	$47,870	$49,248
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$648	$808
Affiliate	141	137
Accrued interest	231	215
Asset retirement obligations	57	40
Other accrued liabilities	469	392
Long-term debt due within one year	176	4
Commercial paper	499	798
Total current liabilities	2,221	2,394
Long-term debt	19,001	16,252
Asset retirement obligations	857	791
Deferred income tax liabilities	119	133
Regulatory liabilities, deferred income, and other	1,066	993
Contingent liabilities and commitments (Note 17)
Equity:
Partners’ equity:
Common units (588,546,022 and 362,556,333 units outstanding at December 31, 2015 and 2014, respectively)	19,730	10,367
Class B units (14,784,015 units outstanding as of December 31, 2015)	771	—
Class D units (21,574,035 units outstanding at December 31, 2014)	—	1,011
General partner	2,552	9,214
Accumulated other comprehensive income (loss)	(172)	2
Total partners’ equity	22,881	20,594
Noncontrolling interests in consolidated subsidiaries	1,725	8,091
Total equity	24,606	28,685
Total liabilities and equity	$47,870	$49,248

See accompanying notes.

Williams Partners L.P.
Consolidated Statement of Changes in Equity

	Williams Partners L.P.
	Limited Partners
	Common Units	Class B Units	Class D Units	General Partner	Accumulated Other Comprehensive Income (Loss)	Total Partners’ Equity	Noncontrolling Interests	Total Equity
	(Millions)
Balance – December 31, 2012	$10,372	$—	$—	$(842)	$147	$9,677	$14	$9,691
Net income (loss)	660	—	—	456	—	1,116	3	1,119
Other comprehensive income (loss)	—	—	—	—	(55)	(55)	—	(55)
Cash distributions	(1,422)	—	—	(424)	—	(1,846)	—	(1,846)
Contributions from The Williams Companies, Inc.- net (Note 1)	—	—	—	221	—	221	—	221
Sales of common units (Note 14)	1,962	—	—	—	—	1,962	—	1,962
Contributions from general partner	—	—	—	78	—	78	—	78
Contributions from noncontrolling interests	—	—	—	—	—	—	398	398
Other	24	—	—	(25)	—	(1)	—	(1)
Net increase (decrease) in equity	1,224	—	—	306	(55)	1,475	401	1,876
Balance – December 31, 2013	$11,596	$—	$—	$(536)	$92	$11,152	$415	$11,567
Net income (loss)	354	—	62	772	—	1,188	96	1,284
Other comprehensive income (loss)	—	—	—	—	(90)	(90)	—	(90)
Cash distributions	(1,706)	—	—	(742)	—	(2,448)	—	(2,448)
Contributions from The Williams Companies, Inc.- net (Note 1)	—	—	—	10,703	—	10,703	7,502	18,205
Sales of common units (Note 14)	55	—	—	—	—	55	—	55
Issuance of Class D units in common control transaction (Note 1)	—	—	1,017	(1,017)	—	—	—	—
Beneficial conversion feature of Class D units	117	—	(117)	—	—	—	—	—
Amortization of beneficial conversion feature of Class D units (Note 4)	(49)	—	49	—	—	—	—	—
Contributions from general partner	—	—	—	13	—	13	—	13
Distributions to noncontrolling interests	—	—	—	—	—	—	(243)	(243)
Contributions from noncontrolling interests	—	—	—	—	—	—	334	334
Other	—	—	—	21	—	21	(13)	8
Net increase (decrease) in equity	(1,229)	—	1,011	9,750	(90)	9,442	7,676	17,118
Balance – December 31, 2014	$10,367	$—	$1,011	$9,214	$2	$20,594	$8,091	$28,685
Net income (loss)	(1,988)	(52)	1	590	—	(1,449)	91	(1,358)
Other comprehensive income (loss)	—	—	—	—	(174)	(174)	—	(174)
Contributions from The Williams Companies, Inc. - net (Note 1)	12,254	823	—	(6,573)	—	6,504	(6,484)	20
Sales of common units (Note 14)	59	—	—	—	—	59	—	59
Amortization of beneficial conversion feature of Class D units (Note 4)	(68)	—	68	—	—	—	—	—
Conversion of Class D units to common units (Note 4)	1,080	—	(1,080)	—	—	—	—	—
Cash distributions	(1,995)	—	—	(691)	—	(2,686)	—	(2,686)
Contributions from general partner	—	—	—	14	—	14	—	14
Contributions from noncontrolling interests	—	—	—	—	—	—	111	111
Distributions to noncontrolling interests	—	—	—	—	—	—	(87)	(87)
Other	21	—	—	(2)	—	19	3	22
Net increase (decrease) in equity	9,363	771	(1,011)	(6,662)	(174)	2,287	(6,366)	(4,079)
Balance – December 31, 2015	$19,730	$771	$—	$2,552	$(172)	$22,881	$1,725	$24,606
See accompanying notes.

Williams Partners L.P.
Consolidated Statement of Cash Flows

	Years Ended December 31,
	2015	2014	2013
	(Millions)
OPERATING ACTIVITIES:
Net income (loss)	$(1,358)	$1,284	$1,119
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	1,702	1,151	791
Provision (benefit) for deferred income taxes	4	25	50
Impairment of goodwill	1,098	—	—
Impairment of equity-method investments	1,359	—	—
Impairment of and net (gain) loss on sale of Property, plant, and equipment	150	68	7
Amortization of stock-based awards	27	9	—
Cash provided (used) by changes in current assets and liabilities:
Accounts and notes receivable	(67)	(169)	21
Inventories	105	(36)	(17)
Other current assets and deferred charges	2	(43)	25
Accounts payable	(128)	(42)	(32)
Accrued liabilities	(15)	(233)	171
Affiliate accounts receivable and payable – net	—	9	(1)
Other, including changes in noncurrent assets and liabilities	(218)	322	35
Net cash provided by operating activities	2,661	2,345	2,169
FINANCING ACTIVITIES:
Proceeds from (payments of) commercial paper – net	(306)	572	224
Proceeds from long-term debt	7,675	4,386	2,699
Payments of long-term debt	(4,699)	(1,157)	(2,080)
Proceeds from sales of common units	59	55	1,962
Contributions from general partner	14	13	53
Distributions to limited partners and general partner	(2,686)	(2,448)	(1,846)
Distributions to noncontrolling interests	(87)	(243)	—
Contributions from noncontrolling interests	111	334	398
Contributions from The Williams Companies, Inc. – net	20	73	221
Payments for debt issuance costs	(33)	(24)	(12)
Special distribution from Gulfstream	396	—	—
Contribution to Gulfstream for repayment of debt	(248)	—	—
Other – net	(1)	24	(24)
Net cash provided by financing activities	215	1,585	1,595
INVESTING ACTIVITIES:
Property, plant, and equipment:
Capital expenditures (1)	(2,795)	(3,692)	(3,316)
Net proceeds from dispositions	3	34	3
Purchase of business	(112)	—	—
Purchase of business from affiliate	—	—	25
Purchases of and contributions to equity-method investments	(594)	(468)	(439)
Other – net	547	257	(9)
Net cash used by investing activities	(2,951)	(3,869)	(3,736)
Increase (decrease) in cash and cash equivalents	(75)	61	28
Cash and cash equivalents at beginning of year	171	110	82
Cash and cash equivalents at end of year	$96	$171	$110
_________
(1) Increases to property, plant, and equipment	$(2,649)	$(3,571)	$(3,333)
Changes in related accounts payable and accrued liabilities	(146)	(121)	17
Capital expenditures	$(2,795)	$(3,692)	$(3,316)
See accompanying notes.

Williams Partners L.P.
Notes to Consolidated Financial Statements

Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies
General
Unless the context clearly indicates otherwise, references in this report to “we,” “our,” “us” or like terms refer to Williams Partners L.P. and its subsidiaries. Unless the context clearly indicates otherwise, references to “we,” “our,” and “us” include the operations in which we own interests accounted for as equity-method investments that are not consolidated in our financial statements. When we refer to our equity investees by name, we are referring exclusively to their businesses and operations.
We are a Delaware limited partnership whose common units are listed and traded on the New York Stock Exchange. WPZ GP LLC, a Delaware limited liability company wholly owned by The Williams Companies, Inc. (Williams), serves as our general partner. Williams owns an approximate 58 percent limited partner interest, a 2 percent general partner interest, and incentive distribution rights (IDRs) in us. Our operations are located in the United States and Canada.
Public Unit Exchange
On May 12, 2015, we entered into an agreement for a unit-for-stock transaction whereby Williams would have acquired all of our publicly held outstanding common units in exchange for shares of Williams’ common stock (Public Unit Exchange).
On September 28, 2015, we entered into a Termination Agreement and Release (Termination Agreement), terminating the Public Unit Exchange. Under the terms of the Termination Agreement, Williams is required to pay us a $428 million termination fee, which will settle through a reduction of quarterly incentive distributions payable to Williams (such reduction not to exceed $209 million per quarter). Our November 2015 and February 2016 distributions to Williams were each reduced by $209 million related to this termination fee.
Williams’ Merger Agreement with Energy Transfer
On September 28, 2015, Williams publicly announced in a press release that it had entered into an Agreement and Plan of Merger (Merger Agreement) with Energy Transfer Equity, L.P. (Energy Transfer) and certain of its affiliates. The Merger Agreement provides that, subject to the satisfaction of customary closing conditions, Williams will be merged with and into the newly formed Energy Transfer Corp LP (ETC) (ETC Merger), with ETC surviving the ETC Merger. Energy Transfer formed ETC as a limited partnership that will be treated as a corporation for U.S. federal income tax purposes. Immediately following the completion of the ETC Merger, ETC will contribute to Energy Transfer all of the assets and liabilities of Williams in exchange for the issuance by Energy Transfer to ETC of a number of Energy Transfer Class E common units equal to the number of ETC common shares issued to Williams stockholders in the ETC Merger. We expect to retain our current name and remain a publicly traded limited partnership following the ETC Merger.
ACMP Merger
Pursuant to an Agreement and Plan of Merger dated as of October 24, 2014, the general partners of Williams Partners L.P. and Access Midstream Partners, L.P. agreed to combine those businesses and their general partners, with Williams Partners L.P. merging with and into Access Midstream Partners, L.P. and the Access Midstream Partners, L.P. general partner being the surviving general partner (ACMP Merger). Following the completion of the ACMP Merger on February 2, 2015, as further described below, the surviving Access Midstream Partners, L.P. changed its name to Williams Partners L.P. and the name of its general partner was changed to WPZ GP LLC. For the purpose of these financial statements and notes, Williams Partners L.P. (WPZ) refers to the renamed merged partnership, while Pre-merger Access Midstream Partners, L.P. (ACMP) and Pre-merger Williams Partners L.P. (Pre-merger WPZ) refer to the separate partnerships prior to the consummation of the ACMP Merger and subsequent name change.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

In accordance with the terms of the ACMP Merger, each ACMP unitholder received 1.06152 ACMP units for each ACMP unit owned immediately prior to the ACMP Merger. Following this pre-merger split ACMP had 202,564,354 common units and 13,725,843 Class B units outstanding. In conjunction with the ACMP Merger, each Pre-merger WPZ common unit held by the public was exchanged for 0.86672 common units of ACMP. Each Pre-merger WPZ common unit held by Williams was exchanged for 0.80036 common units of ACMP. Prior to the closing of the ACMP Merger, the Class D limited partner units of Pre-merger WPZ, all of which were held by Williams, were converted into Pre-merger WPZ common units on a one-for-one basis pursuant to the terms of the partnership agreement of Pre-merger WPZ. All of the general partner interests of Pre-merger WPZ were converted into general partner interests of ACMP such that the general partner interest of ACMP represents 2 percent of the outstanding partnership interest.
Description of Business
Our operations are located in North America. Effective January 1, 2016, businesses located in the Marcellus and Utica shale plays within the former Access Midstream segment are now managed, and thus presented, within the Northeast G&P segment. The remaining Access Midstream businesses are now presented as the Central segment. As a result, beginning with the reporting of first quarter 2016, our operations are organized into the following reportable segments: Central, Northeast G&P, Atlantic-Gulf, West, and NGL & Petchem Services. Prior period segment disclosures have been recast for these segment changes.
Central provides domestic gathering, treating, and compression services to producers under long-term, fixed-fee contracts. Its primary operating areas are in the Barnett Shale region of north-central Texas, the Eagle Ford Shale region of south Texas, the Haynesville Shale region of northwest Louisiana, and the Mid-Continent region which includes the Anadarko, Arkoma, Delaware, and Permian basins. Central also includes a 50 percent equity-method investment in the Delaware basin gas gathering system in the Mid-Continent region.
Northeast G&P is comprised of our midstream gathering and processing businesses in the Marcellus Shale region primarily in Pennsylvania, New York, and West Virginia and the Utica Shale region of eastern Ohio, as well as a 62 percent equity-method investment in Utica East Ohio Midstream, LLC (UEOM), a 69 percent equity-method investment in Laurel Mountain Midstream, LLC (Laurel Mountain), a 58 percent equity-method investment in Caiman Energy II, LLC (Caiman II), and Appalachia Midstream Services, LLC, which owns equity-method investments with an approximate average 45 percent interest in multiple gathering systems in the Marcellus Shale (Appalachia Midstream Investments).
Atlantic-Gulf is comprised of our interstate natural gas pipeline, Transcontinental Gas Pipe Line Company, LLC (Transco), and significant natural gas gathering and processing and crude oil production handling and transportation assets in the Gulf Coast region, including a 51 percent interest in Gulfstar One LLC (Gulfstar One) (a consolidated entity), which is a proprietary floating production system, as well as a 50 percent equity-method investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream), a 41 percent interest in Constitution Pipeline Company, LLC (Constitution) (a consolidated entity), which is under development, and a 60 percent equity-method investment in Discovery Producer Services LLC (Discovery).
West is comprised of our gathering, processing, and treating operations in New Mexico, Colorado, and Wyoming and our interstate natural gas pipeline, Northwest Pipeline LLC (Northwest Pipeline). Effective during the first quarter of 2015, the operations of the Niobrara Shale region that were formerly within the Access Midstream segment were transferred into the West reportable segment.
NGL & Petchem Services is comprised of our 88.5 percent undivided interest in an olefins production facility in Geismar, Louisiana, along with a refinery grade propylene splitter and pipelines in the Gulf Coast region, an oil sands offgas processing plant located near Fort McMurray, Alberta, and a natural gas liquid (NGL)/olefin fractionation facility and butylene/butane splitter facility at Redwater, Alberta. This segment also includes our NGL and natural gas marketing business, storage facilities, and an undivided 50 percent interest in an NGL fractionator near Conway, Kansas, and a 50 percent equity-method investment in Overland Pass Pipeline, LLC (OPPL).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Basis of Presentation
Prior to the ACMP Merger, Williams owned certain limited partnership interests in both Pre-merger WPZ and ACMP, as well as 100 percent of the general partners of both partnerships. Due to the ownership of the general partners, Williams controlled both partnerships. Williams’ control of Pre-merger WPZ began with its inception in 2005, while control of ACMP was achieved upon obtaining an additional 50 percent interest in its general partner effective July 1, 2014. Williams previously acquired 50 percent of the ACMP general partner in a separate transaction in 2012.
ACMP Merger
The ACMP Merger has been accounted for as a combination between entities under common control, with Pre-merger WPZ representing the predecessor entity. As such, the accompanying financial statements represent a continuation of Pre-merger WPZ, the accounting acquirer, except for certain adjustments to give effect to the exchange ratio applied to Pre-merger WPZ’s historically outstanding units. Because the ACMP Merger was between entities under common control, it was treated similar to a pooling of interests whereby the historical results of operations for ACMP were combined with those of Pre-merger WPZ for periods under common control (periods subsequent to July 1, 2014) and the net assets of ACMP were combined at Williams’ historical basis. (See Note 2 – Acquisitions.)
Historical earnings of ACMP prior to the ACMP Merger have been presented herein as allocated to either the capital account of the general partner for interests owned by Williams or to noncontrolling interests for interests held by the public. Thus, there was no change in the total amount of historical earnings attributable to common unitholders. In conjunction with the ACMP Merger, the partners’ equity interests in ACMP have been reclassified out of the capital account of the general partner for interests owned by Williams and noncontrolling interests for interests held by the public and into the capital accounts of common and Class B interests as a Contributions from the Williams Companies, Inc. - net within the Consolidated Statement of Changes in Equity.
Canada Acquisition
In February 2014, Pre-merger WPZ acquired certain Canadian operations from Williams (Canada Acquisition) for total consideration of $56 million of cash (including a $31 million post-closing adjustment paid in the second quarter of 2014), 25,577,521 Pre-merger WPZ Class D limited-partner units, and an increase in the capital account of our general partner to allow it to maintain its 2 percent general partner interest. In lieu of cash distributions, the Class D units received quarterly distributions of additional paid-in-kind Class D units. This common control acquisition was treated similar to a pooling of interests whereby the historical results of operations were combined with ours for all periods presented and the acquired assets and liabilities were combined with ours at their historical amounts. These Canadian operations are reported in our NGL & Petchem Services segment.
In October 2014, a purchase price adjustment was finalized whereby Pre-merger WPZ received $56 million in cash from Williams in the fourth quarter of 2014 and Williams waived $2 million in payments on its IDRs with respect to Pre-merger WPZ’s November 2014 distribution.
The Canadian operations previously participated in Williams’ cash management program under a credit agreement with Williams. Net changes in amounts due to/from Williams prior to the Canada Acquisition, along with the cash consideration paid for the Canada Acquisition, are reflected within Contributions from the Williams Companies, Inc. - net within the Consolidated Statement of Changes in Equity.
Other
In the first quarter of 2013, Pre-merger WPZ received $25 million in cash from Williams and Williams waived $4 million in payments on its IDRs with respect to Pre-merger WPZ’s May 2013 distribution related to a working capital adjustment associated with a 2012 acquisition.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Summary of Significant Accounting Policies
Principles of consolidation
The consolidated financial statements include the accounts of all entities that we control and our proportionate interest in the accounts of certain ventures in which we own an undivided interest. Management’s judgment is required to evaluate whether we control an entity. Key areas of that evaluation include:

•	Determining whether an entity is a variable interest entity (VIE);

•
Determining whether we are the primary beneficiary of a VIE, including evaluating which activities of the VIE most significantly impact its economic performance and the degree of power that we and our related parties have over those activities through our variable interests;

•	Identifying events that require reconsideration of whether an entity is a VIE and continuously evaluating whether we are a VIE’s primary beneficiary;

•
Evaluating whether other owners in entities that are not VIEs are able to effectively participate in significant decisions that would be expected to be made in the ordinary course of business such that we do not have the power to control such entities.

We apply the equity method of accounting to investments over which we exercise significant influence but do not control.
Common control transactions
Entities and assets acquired from Williams and its affiliates are accounted for as common control transactions whereby the net assets acquired are combined with ours at their historical amounts. If any cash consideration transferred to Williams in such a transaction exceeds the carrying value of the net assets acquired, the excess is treated as a capital transaction with our general partner, similar to a dividend. If the carrying value of the net assets acquired exceeds any cash consideration transferred and limited partner units are also issued as consideration, then the limited partner units are recorded at an amount equal to the excess of the carrying value of the net assets acquired over any cash consideration transferred. To the extent that such transactions require prior periods to be recast, historical net equity amounts prior to the transaction date are reflected in the account of the general partner or noncontrolling interests, if applicable. Cash consideration up to the carrying value of net assets acquired is presented as an investing activity in our Consolidated Statement of Cash Flows. Cash consideration in excess of the carrying value of net assets acquired is presented as a financing activity in our Consolidated Statement of Cash Flows.
Equity-method investment basis differences
Differences between the cost of our equity-method investments and our underlying equity in the net assets of investees are accounted for as if the investees were consolidated subsidiaries. Equity earnings (losses) in the Consolidated Statement of Comprehensive Income (Loss) includes our allocable share of net income (loss) of investees adjusted for any depreciation and amortization, as applicable, associated with basis differences.
Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Significant estimates and assumptions include:

•	Impairment assessments of investments, property, plant, and equipment, goodwill, and other identifiable intangible assets;

•	Litigation-related contingencies;

•	Environmental remediation obligations;

•	Depreciation and/or amortization of equity-method investment basis differences;

•	Asset retirement obligations;

•	Acquisition related purchase price allocations.
These estimates are discussed further throughout these notes.
Regulatory accounting
Transco and Northwest Pipeline are regulated by the Federal Energy Regulatory Commission (FERC). Their rates, which are established by the FERC, are designed to recover the costs of providing the regulated services, and their competitive environment makes it probable that such rates can be charged and collected. Therefore, our management has determined that it is appropriate under Accounting Standards Codification (ASC) Topic 980, “Regulated Operations”, to account for and report regulatory assets and liabilities related to these operations consistent with the economic effect of the way in which their rates are established. Accounting for these operations that are regulated can differ from the accounting requirements for nonregulated operations. For example, for regulated operations, allowance for funds used during construction (AFUDC) represents the estimated cost of debt and equity funds applicable to utility plant in process of construction and is capitalized as a cost of property, plant, and equipment because it constitutes an actual cost of construction under established regulatory practices; nonregulated operations are only allowed to capitalize the cost of debt funds related to construction activities, while a component for equity is prohibited. The components of our regulatory assets and liabilities relate to the effects of deferred taxes on equity funds used during construction, asset retirement obligations, fuel cost differentials, levelized incremental depreciation, negative salvage, and pension and other postretirement benefits. Our current and noncurrent regulatory asset and liability balances for the years ended December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
	(Millions)
Current assets reported within Other current assets	$84	$81
Noncurrent assets reported within Regulatory assets, deferred charges, and other	305	289
Total regulated assets	$389	$370

Current liabilities reported within Other accrued liabilities	$4	$11
Noncurrent liabilities reported within Regulatory liabilities, deferred income, and other	409	349
Total regulated liabilities	$413	$360
Cash and cash equivalents
Cash and cash equivalents in the Consolidated Balance Sheet includes amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have maturity dates of three months or less when acquired.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Accounts receivable
Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. We consider receivables past due if full payment is not received by the contractual due date. Interest income related to past due accounts receivable is generally recognized at the time full payment is received or collectability is assured. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted.
Inventory valuation
All Inventories in the Consolidated Balance Sheet are stated at the lower of cost or market. The cost of inventories is primarily determined using the average-cost method.
Property, plant, and equipment
Property, plant, and equipment is recorded at cost. We base the carrying value of these assets on estimates, assumptions, and judgments relative to capitalized costs, useful lives, and salvage values.
As regulated entities, Northwest Pipeline and Transco provide for depreciation using the straight-line method at FERC-prescribed rates. Depreciation for nonregulated entities is provided primarily on the straight-line method over estimated useful lives, except for certain offshore facilities that apply an accelerated depreciation method.
Gains or losses from the ordinary sale or retirement of property, plant, and equipment for regulated pipelines are credited or charged to accumulated depreciation. Other gains or losses are recorded in Other (income) expense – net included in Operating income in the Consolidated Statement of Comprehensive Income (Loss).
Ordinary maintenance and repair costs are generally expensed as incurred. Costs of major renewals and replacements are capitalized as property, plant, and equipment.
We record a liability and increase the basis in the underlying asset for the present value of each expected future asset retirement obligation (ARO) at the time the liability is initially incurred, typically when the asset is acquired or constructed. As regulated entities, Northwest Pipeline and Transco offset the depreciation of the underlying asset that is attributable to capitalized ARO cost to a regulatory asset as management expects to recover these amounts in future rates. We measure changes in the liability due to passage of time by applying an interest rate to the liability balance. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense included in Operating and maintenance expenses in the Consolidated Statement of Comprehensive Income (Loss), except for regulated entities, for which the liability is offset by a regulatory asset. The regulatory asset is amortized commensurate with the collection of those costs in rates.
Measurements of AROs include, as a component of future expected costs, an estimate of the price that a third party would demand, and could expect to receive, for bearing the uncertainties inherent in the obligations, sometimes referred to as a market-risk premium.
Goodwill
Goodwill in the Consolidated Balance Sheet represents the excess of the consideration, plus the fair value of any noncontrolling interest or any previously held equity interest, over the fair value of the net assets acquired. It is not subject to amortization but is evaluated annually as of October 1 for impairment or more frequently if impairment indicators are present that would indicate it is more likely than not that the fair value of the reporting unit is less than its carrying amount. As part of the evaluation, we compare our estimate of the fair value of the reporting unit with its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, a computation of the implied fair value of the goodwill is compared with its related carrying value. If the carrying value of the reporting

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in the amount of the excess. Judgments and assumptions are inherent in our management’s estimates of fair value.
Other intangible assets
Our identifiable intangible assets are primarily related to gas gathering, processing, and fractionation contractual customer relationships. Our intangible assets are amortized on a straight-line basis over the period in which these assets contribute to our cash flows. We evaluate these assets for changes in the expected remaining useful lives and would reflect any changes prospectively through amortization over the revised remaining useful life.
Impairment of property, plant, and equipment, other identifiable intangible assets, and investments
We evaluate our property, plant, and equipment and other identifiable intangible assets for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred and we may apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes including selling in the near term or holding for the remaining estimated useful life. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value. This evaluation is performed at the lowest level for which separately identifiable cash flows exist.
For assets identified to be disposed of in the future and considered held for sale, we compare the carrying value to the estimated fair value less the cost to sell to determine if recognition of an impairment is required. Until the assets are disposed of, the estimated fair value, which includes estimated cash flows from operations until the assumed date of sale, is recalculated when related events or circumstances change.
We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other-than-temporary, the excess of the carrying value over the fair value is recognized in the consolidated financial statements as an impairment charge.
Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows and an asset’s or investment’s fair value. Additionally, judgment is used to determine the probability of sale with respect to assets considered for disposal.
Contingent liabilities
We record liabilities for estimated loss contingencies, including environmental matters, when we assess that a loss is probable and the amount of the loss can be reasonably estimated. These liabilities are calculated based upon our assumptions and estimates with respect to the likelihood or amount of loss and upon advice of legal counsel, engineers, or other third parties regarding the probable outcomes of the matters. These calculations are made without consideration of any potential recovery from third parties. We recognize insurance recoveries or reimbursements from others when realizable. Revisions to these liabilities are generally reflected in income when new or different facts or information become known or circumstances change that affect the previous assumptions or estimates.
Cash flows from revolving credit facility and commercial paper program
Proceeds and payments related to borrowings under our credit facility are reflected in the financing activities in the Consolidated Statement of Cash Flows on a gross basis. Proceeds and payments related to borrowings under our commercial paper program are reflected in the financing activities in the Consolidated Statement of Cash Flows on a

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

net basis, as the outstanding notes generally have maturity dates less than three months from the date of issuance. (See Note 13 – Debt, Banking Arrangements, and Leases.)
Derivative instruments and hedging activities
We may utilize derivatives to manage a portion of our commodity price risk. These instruments consist primarily of swaps, futures, and forward contracts involving short- and long-term purchases and sales of physical energy commodities. We report the fair value of derivatives, except those for which the normal purchases and normal sales exception has been elected, in Other current assets; Regulatory assets, deferred charges, and other; Other accrued liabilities; or Regulatory liabilities, deferred income, and other in the Consolidated Balance Sheet. We determine the current and noncurrent classification based on the timing of expected future cash flows of individual trades. We report these amounts on a gross basis. Additionally, we report cash collateral receivables and payables with our counterparties on a gross basis. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.)
The accounting for the changes in fair value of a commodity derivative can be summarized as follows:

Derivative Treatment	Accounting Method
Normal purchases and normal sales exception	Accrual accounting
Designated in a qualifying hedging relationship	Hedge accounting
All other derivatives	Mark-to-market accounting
We may elect the normal purchases and normal sales exception for certain short- and long-term purchases and sales of physical energy commodities. Under accrual accounting, any change in the fair value of these derivatives is not reflected on the balance sheet after the initial election of the exception.
We may also designate a hedging relationship for certain commodity derivatives. For a derivative to qualify for designation in a hedging relationship, it must meet specific criteria and we must maintain appropriate documentation. We establish hedging relationships pursuant to our risk management policies. We evaluate the hedging relationships at the inception of the hedge and on an ongoing basis to determine whether the hedging relationship is, and is expected to remain, highly effective in achieving offsetting changes in fair value or cash flows attributable to the underlying risk being hedged. We also regularly assess whether the hedged forecasted transaction is probable of occurring. If a derivative ceases to be or is no longer expected to be highly effective, or if we believe the likelihood of occurrence of the hedged forecasted transaction is no longer probable, hedge accounting is discontinued prospectively, and future changes in the fair value of the derivative are recognized currently in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss).
For commodity derivatives designated as a cash flow hedge, the effective portion of the change in fair value of the derivative is reported in Accumulated other comprehensive income (loss) (AOCI) in the Consolidated Balance Sheet and reclassified into earnings in the period in which the hedged item affects earnings. Any ineffective portion of the derivative’s change in fair value is recognized currently in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss). Gains or losses deferred in AOCI associated with terminated derivatives, derivatives that cease to be highly effective hedges, derivatives for which the forecasted transaction is reasonably possible but no longer probable of occurring, and cash flow hedges that have been otherwise discontinued remain in AOCI until the hedged item affects earnings. If it becomes probable that the forecasted transaction designated as the hedged item in a cash flow hedge will not occur, any gain or loss deferred in AOCI is recognized in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss) at that time. The change in likelihood of a forecasted transaction is a judgmental decision that includes qualitative assessments made by management.
For commodity derivatives that are not designated in a hedging relationship, and for which we have not elected the normal purchases and normal sales exception, we report changes in fair value currently in Product sales or Product costs in the Consolidated Statement of Comprehensive Income (Loss).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Certain gains and losses on derivative instruments included in the Consolidated Statement of Comprehensive Income (Loss) are netted together to a single net gain or loss, while other gains and losses are reported on a gross basis. Gains and losses recorded on a net basis include unrealized gains and losses on all derivatives that are not designated as hedges and for which we have not elected the normal purchases and normal sales exception.
Realized gains and losses on derivatives that require physical delivery, as well as natural gas derivatives for NGL processing activities and which are not held for trading purposes nor were entered into as a pre-contemplated buy/sell arrangement, are recorded on a gross basis.
Revenue recognition
Revenues
As a result of the ratemaking process, certain revenues collected by us may be subject to refunds upon the issuance of final orders by the FERC in pending rate proceedings. We record estimates of rate refund liabilities considering our and other third-party regulatory proceedings, advice of counsel, and other risks.
Service revenues
Revenues from our interstate natural gas pipeline businesses include services pursuant to long-term firm transportation and storage agreements. These agreements provide for a reservation charge based on the volume of a contracted capacity and a commodity charge based on the volume of gas delivered, both at rates specified in our FERC tariffs. We recognize revenues for reservation charges ratably over the contract period regardless of the volume of natural gas that is transported or stored. Revenues for commodity charges, from both firm and interruptible transportation services and storage injection and withdrawal services, are recognized when natural gas is delivered at the agreed upon delivery point or when natural gas is injected or withdrawn from the storage facility.
Certain revenues from our midstream operations include those derived from natural gas gathering, processing, treating, and compression services and are performed under volumetric-based fee contracts. These revenues are recorded when services have been performed.
Certain of our gas gathering agreements have minimum volume commitments. If a customer under such an agreement fails to meet its minimum volume commitment for a specified period, generally measured on an annual basis, it is obligated to pay a contractually determined fee based upon the shortfall between actual production volumes and the minimum volume commitment for that period. The revenue associated with minimum volume commitments is recognized in the period that the actual shortfall is determined and is no longer subject to future reduction or offset.
Crude oil gathering and transportation revenues and offshore production handling fees are recognized when the services have been performed. Certain offshore production handling contracts contain fixed payment terms that result in the deferral of revenues until such services have been performed or such capacity has been made available.
Storage revenues from our midstream operations associated with prepaid contracted storage capacity contracts are recognized on a straight-line basis over the life of the contract as services are provided.
Product sales
In the course of providing transportation services to customers of our interstate natural gas pipeline businesses, we may receive different quantities of gas from shippers than the quantities delivered on behalf of those shippers. The resulting imbalances are primarily settled through the purchase and sale of gas with our customers under terms provided for in our FERC tariffs. Revenue is recognized from the sale of gas upon settlement of the transportation and exchange imbalances.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

We market NGLs, crude oil, natural gas, and olefins that we purchase from our producer customers as part of the overall service provided to producers. Revenues from marketing NGLs are recognized when the products have been sold and delivered.
Under our keep-whole and percent-of-liquids processing contracts, we retain the rights to all or a portion of the NGLs extracted from the producers’ natural gas stream and recognize revenues when the extracted NGLs are sold and delivered.
Our domestic olefins business produces olefins from purchased or produced feedstock and we recognize revenues when the olefins are sold and delivered.
Our Canadian business has processing and fractionation operations where we retain certain NGLs and olefins from an upgrader’s offgas stream and we recognize revenues when the fractionated products are sold and delivered.
Interest capitalized
We capitalize interest during construction on major projects with construction periods of at least 3 months and a total project cost in excess of $1 million. Interest is capitalized on borrowed funds and, where regulation by the FERC exists, on internally generated funds (equity AFUDC). The latter is included in Other income (expense) – net below Operating income in the Consolidated Statement of Comprehensive Income (Loss). The rates used by regulated companies are calculated in accordance with FERC rules. Rates used by nonregulated companies are based on our average interest rate on debt.
Employee equity-based awards
We recognize compensation expense on employee equity-based awards, net of estimated forfeitures, on a straight-line basis. (See Note 15 – Equity-Based Compensation.)
Pension and other postretirement benefits
We do not have employees. Certain of the costs charged to us by Williams associated with employees who directly support us include costs related to Williams’ pension and other postretirement benefit plans. (See Note 9 – Benefit Plans.) Although the underlying benefit plans of Williams are single-employer plans, we follow multiemployer plan accounting whereby the amount charged to us, and thus paid by us, is based on our share of net periodic benefit cost.
Income taxes
We generally are not a taxable entity for income tax purposes, with the exception of Texas franchise tax and foreign income taxes associated with our Canadian operations. Other income taxes are generally borne by individual partners. Net income for financial statement purposes may differ significantly from taxable income of unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregated difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partner’s tax attributes in us is not available to us.
Foreign deferred income taxes are computed using the liability method and are provided on all temporary differences between the financial basis and the tax basis of the related assets and liabilities. Our management’s judgment and income tax assumptions are used to determine the levels, if any, of valuation allowances associated with deferred tax assets.
Earnings (loss) per common unit
We use the two-class method to calculate basic and diluted earnings (loss) per common unit whereby net income (loss), adjusted for items specifically allocated to our general partner, is allocated on a pro-rata basis between unitholders

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

and our general partner. Basic and diluted earnings (loss) per common unit are based on the average number of common units outstanding. Diluted earnings (loss) per common unit includes any dilutive effect of nonvested restricted common units determined by the treasury-stock method, unless common unitholders are allocated a loss.
Foreign currency translation
Our foreign subsidiaries use the Canadian dollar as their functional currency. Assets and liabilities of such foreign subsidiaries are translated at the spot rate in effect at the applicable reporting date, and the combined statements of comprehensive income (loss) are translated into the U.S. dollar at the average exchange rates in effect during the applicable period. The resulting cumulative translation adjustment is recorded as a separate component of AOCI in the Consolidated Balance Sheet.
Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates when the transactions are settled result in transaction gains and losses which are reflected in Other (income) expense – net in the Consolidated Statement of Comprehensive Income (Loss).
Accumulated other comprehensive income (loss)
AOCI is substantially comprised of foreign currency translation adjustments. These adjustments did not impact Net income (loss) in any of the periods presented.
Accounting standards issued but not yet adopted
In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02 “Leases (Topic 842)” (ASU 2016-02). ASU 2016-02 establishes a comprehensive new lease accounting model. The new standard clarifies the definition of a lease, requires a dual approach to lease classification similar to current lease classifications, and causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than twelve months. The new standard is effective for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The new standard requires a modified retrospective transition for capital or operating leases existing at or entered into after the beginning of the earliest comparative period presented in the financial statements, but it does not require transition accounting for leases that expire prior to the date of initial application. We are evaluating the impact of the new standard on our consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01 “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (ASU 2016-01). ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. The new standard is effective for interim and annual periods beginning after December 15, 2017. Early adoption is only permitted for certain applications. We are evaluating the impact of the new standard on our consolidated financial statements and our timing for adoption.
In September 2015, the FASB issued ASU 2015-16 “Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments” (ASU 2015-16). ASU 2015-16 requires an entity to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined; record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date; and present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. The new standard is effective for interim and annual periods beginning after December 15, 2015, with early adoption permitted for financial statements that have not been issued. We do not expect the new standard will have a significant impact on our consolidated financial statements.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

In July 2015, the FASB issued ASU 2015-11 “Simplifying the Measurement of Inventory” (ASU 2015-11). ASU 2015-11 simplifies the guidance on the subsequent measurement of inventory, excluding inventory measured using last-in, first-out or the retail inventory method. Under the new standard, in scope inventory should be measured at the lower of cost and net realizable value. The new standard is effective for interim and annual periods beginning after December 15, 2016, with early adoption permitted. We measure inventory at the lower of cost or market; upon adoption, we will measure inventory at the lower of cost and net realizable value. We do not expect the new standard will have a material impact on the value of inventory reported in our consolidated financial statements.
In February 2015, the FASB issued ASU 2015-02 “Amendments to the Consolidation Analysis” (ASU 2015-02). ASU 2015-02 alters the models used to determine consolidation conclusions for certain entities, including limited partnerships, and may require additional disclosures. The standard is effective for financial statements issued for interim and annual reporting periods beginning after December 15, 2015, with either retrospective or modified retrospective presentation allowed. We do not expect the new standard will have a significant impact on our consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09 establishing ASC Topic 606, “Revenue from Contracts with Customers” (ASC 606). ASC 606 establishes a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to be entitled to receive in exchange for those goods or services and requires significantly enhanced revenue disclosures. In August 2015, the FASB issued ASU 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (ASU 2015-14). Per ASU 2015-14, the standard is effective for interim and annual reporting periods beginning after December 15, 2017. ASC 606 allows either full retrospective or modified retrospective transition and early adoption is permitted for annual periods beginning after December 15, 2016. We continue to evaluate both the impact of this new standard on our consolidated financial statements and the transition method we will utilize for adoption.
Note 2 – Acquisitions
ACMP
As previously discussed in Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies, the net assets of Pre-merger WPZ and ACMP have been combined at Williams’ historical basis. Williams’ basis in ACMP reflects its business combination accounting resulting from acquiring control of ACMP on July 1, 2014 (ACMP Acquisition), which, among other things, requires identifiable assets acquired and liabilities assumed to be measured at their acquisition-date fair values.
The valuation techniques used to measure the acquisition-date fair value of ACMP consisted of valuing the limited partner units and general partner interest separately. The limited partner units of ACMP, consisting of common and Class B units, were valued based on ACMP’s closing common unit price at July 1, 2014. The general partner interest, including IDRs, was valued on a noncontrolling basis using an income approach based on a discounted cash flow analysis and a market comparison analysis based on comparable guideline companies and an implied fair value from Williams’ purchase.
The following table presents the allocation of the acquisition-date fair value of the major classes of the assets acquired, which are presented primarily in the Central and Northeast G&P segments, liabilities assumed, noncontrolling interest, and equity at July 1, 2014. The fair value of accounts receivable acquired equaled contractual amounts receivable. Changes to the preliminary allocation disclosed in Exhibit 99.1 of the Form 8-K dated May 6, 2015, which were recorded in the first quarter of 2015, reflect an increase of $150 million in Property, plant, and equipment and $25 million in Goodwill, and a decrease of $168 million in Other intangible assets and $7 million in Investments. These adjustments during the measurement period were not considered significant to require retrospective revisions of our financial statements.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

(Millions)
Accounts receivable	$168
Other current assets	63
Investments	5,865
Property, plant, and equipment	7,165
Goodwill	499
Other intangible assets	8,841
Current liabilities	(408)
Debt	(4,052)
Other noncurrent liabilities	(9)
Noncontrolling interest in ACMP’s subsidiaries	(958)
Noncontrolling interest representing ACMP public unitholders	(6,544)
Equity	(10,630)

Other intangible assets recognized in the acquisition are related to contractual customer relationships from gas gathering agreements with our customers. The basis for determining the value of these intangible assets was estimated future net cash flows to be derived from acquired contractual customer relationships discounted using a risk-adjusted discount rate. These intangible assets are being amortized on a straight-line basis over 30 years during which contractual customer relationships are expected to contribute to our cash flows. As estimated at the time of acquisition, approximately 56 percent of the expected future revenues from these contractual customer relationships were impacted by our ability and intent to renew or renegotiate existing customer contracts. We expense costs incurred to renew or extend the terms of our gas gathering, processing, and fractionation contracts with customers. Based on the estimated future revenues during the current contract periods (as estimated at the time of acquisition), the weighted-average periods to the next renewal or extension of the existing customer contracts was approximately 17 years.

The following unaudited pro forma Revenues and Net income attributable to controlling interests for the years ended December 31, 2014 and 2013, are presented as if the ACMP Acquisition had been completed on January 1, 2013. These pro forma amounts are not necessarily indicative of what the actual results would have been if the acquisition had in fact occurred on the date or for the periods indicated, nor do they purport to project Revenues or Net income attributable to controlling interests for any future periods or as of any date. These amounts do not give effect to any potential cost savings, operating synergies, or revenue enhancements to result from the transactions or the potential costs to achieve these cost savings, operating synergies, and revenue enhancements.

	December 31,
	2014	2013
	(Millions)
Revenues	$7,953	$7,881
Net income attributable to controlling interests	$1,376	$1,172

Significant adjustments to pro forma Net income attributable to controlling interests include additional depreciation and amortization expense associated with reflecting the acquired investments, property, plant, and equipment, and other intangible assets at fair value. The adjustments assume estimated useful lives of 30 years.

During the year ended December 31, 2014, ACMP contributed Revenues of $781 million and Net income attributable to controlling interests of $165 million.
Costs incurred by Williams related to this acquisition were $16 million in 2014 and are reported within our Central segment and included in Selling, general, and administrative expenses in our Consolidated Statement of Comprehensive

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Income (Loss). Direct transaction costs associated with financing commitments were $9 million in 2014 and reported within Interest incurred in our Consolidated Statement of Comprehensive Income (Loss).
Eagle Ford Gathering System
In May 2015, we acquired a gathering system comprised of approximately 140 miles of pipeline and a sour gas compression facility in the Eagle Ford shale, included in our Central segment, for $112 million. The acquisition was accounted for as a business combination, and the allocation of the acquisition-date fair value of the major classes of assets acquired includes $80 million of Property, plant, and equipment, at cost and $32 million of Other intangible assets – net of accumulated amortization in the Consolidated Balance Sheet. Changes to the preliminary allocation disclosed in the second quarter of 2015 reflect an increase of $20 million in Property, plant, and equipment, at cost, and a decrease of $20 million in Other intangible assets – net of accumulated amortization.
UEOM Equity-Method Investment
In June 2015, we acquired an additional 13 percent interest in our equity-method investment, UEOM, for $357 million. Following the acquisition we own approximately 62 percent of UEOM. However, we continue to account for this as an equity-method investment because we do not control UEOM due to the significant participatory rights of our partner. In connection with the acquisition of the additional interest, our general partner has agreed to waive approximately $2 million of its IDR payments each quarter through 2017.
Note 3 – Variable Interest Entities
As of December 31, 2015, we consolidate the following VIEs:
Gulfstar One
We own a 51 percent interest in Gulfstar One, a subsidiary that, due to certain risk-sharing provisions in its customer contracts, is a VIE. Gulfstar One includes a proprietary floating-production system, Gulfstar FPS, and associated pipelines which provide production handling and gathering services for the Tubular Bells oil and gas discovery in the eastern deepwater Gulf of Mexico. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Gulfstar One’s economic performance. Construction of an expansion project is underway that will provide production handling and gathering services for the Gunflint oil and gas discovery in the eastern deepwater Gulf of Mexico. The expansion project is expected to be in service in the first half of 2016. The current estimate of the total remaining construction cost for the expansion project is approximately $130 million, which we expect will be funded with revenues received from customers and capital contributions from us and the other equity partner on a proportional basis.
Constitution
We own a 41 percent interest in Constitution, a subsidiary that, due to shipper fixed-payment commitments under its long-term firm transportation contracts, is a VIE. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Constitution’s economic performance. We, as construction manager for Constitution, are responsible for constructing the proposed pipeline connecting our gathering system in Susquehanna County, Pennsylvania, to the Iroquois Gas Transmission and the Tennessee Gas Pipeline systems. We plan to place the project in service in the fourth quarter of 2016, assuming timely receipt of all necessary regulatory approvals, and estimate the total remaining cost of the project to be approximately $571 million, which we expect will be funded with capital contributions from us and the other equity partners on a proportional basis.
Cardinal
We own a 66 percent interest in Cardinal Gas Services, L.L.C (Cardinal), a subsidiary that provides gathering services for the Utica region and is a VIE due to certain risks shared with customers. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Cardinal’s economic performance.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

We expect to fund future expansion activity with capital contributions from us and the other equity partner on a proportional basis.
Jackalope
We own a 50 percent interest in Jackalope Gas Gathering Services, L.L.C (Jackalope), a subsidiary that provides gathering and processing services for the Powder River basin and is a VIE due to certain risks shared with customers. We are the primary beneficiary because we have the power to direct the activities that most significantly impact Jackalope’s economic performance. We expect to fund future expansion activity with capital contributions from us and the other equity partner on a proportional basis.
The following table presents amounts included in our Consolidated Balance Sheet that are for the use or obligation of our consolidated VIEs.

	December 31,
	2015	2014	Classification
	(Millions)
Assets (liabilities):
Cash and cash equivalents	$70	$113	Cash and cash equivalents
Accounts receivable	71	52	Accounts and notes receivable – net
Other current assets	2	3	Other current assets
Property, plant, and equipment – net	3,000	2,794	Property, plant, and equipment – net
Goodwill	47	103	Goodwill
Other intangible assets – net	1,436	1,493	Other intangible assets – net of accumulated amortization
Other noncurrent assets	—	14	Regulatory assets, deferred charges, and other
Accounts payable	(59)	(48)	Accounts payable – trade
Accrued liabilities	(14)	(36)	Other accrued liabilities
Current deferred revenue	(62)	(45)	Other accrued liabilities
Noncurrent deferred income taxes	—	(13)	Deferred income tax liabilities
Asset retirement obligation	(93)	(94)	Asset retirement obligations, noncurrent
Noncurrent deferred revenue associated with customer advance payments	(331)	(395)	Regulatory liabilities, deferred income, and other

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 4 – Allocation of Net Income (Loss) and Distributions
The allocation of net income (loss) among our general partner, limited partners, and noncontrolling interests is as follows:

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Allocation of net income to general partner:
Net income (loss)	$(1,358)	$1,284	$1,119
Net income applicable to pre-merger operations allocated to general partner	(2)	(95)	—
Net income applicable to pre-partnership operations allocated to general partner	—	(15)	(49)
Net income applicable to noncontrolling interests	(91)	(96)	(3)
Costs charged directly to the general partner	21	1	1
Income (loss) subject to 2% allocation of general partner interest	(1,430)	1,079	1,068
General partner’s share of net income	2%	2%	2%
General partner’s allocated share of net income (loss) before items directly allocable to general partner interest	(29)	22	21
Priority allocations, including incentive distributions, paid to general partner	638	641	387
Pre-merger net income allocated to general partner interest	2	95	—
Pre-partnership net income allocated to general partner interest	—	15	49
Costs charged directly to the general partner	(21)	(1)	(1)
Net income allocated to general partner’s equity	$590	$772	$456

Net income (loss)	$(1,358)	$1,284	$1,119
Net income allocated to general partner’s equity	590	772	456
Net income (loss) allocated to Class B limited partners’ equity	(52)	—	—
Net income allocated to Class D limited partners’ equity (1)	69	62	—
Net income allocated to noncontrolling interests	91	96	3
Net income (loss) allocated to common limited partners’ equity	$(2,056)	$354	$660

Adjustments to reconcile Net income (loss) allocated to common limited partners' equity to Allocation of net income (loss) to common units:
Incentive distributions paid	633	640	383
Incentive distributions declared (2) (3)	(423)	(626)	(432)
Impact of unit issuance timing and other	(9)	(9)	—
Allocation of net income (loss) to common units	$(1,855)	$359	$611

____________

(1)
Includes amortization of the beneficial conversion feature associated with the Pre-merger WPZ Class D units of $68 million and $49 million for the years ended December 31, 2015 and 2014, respectively. See following discussion of Class D units.

(2)	On February 12, 2016, we paid a cash distribution of $0.85 per common unit on our outstanding common units to unitholders of record at the close of business on February 5, 2016.

(3)
The 2015 amount reflects the waiver of IDRs associated with the Termination Agreement. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies.) The 2014 amount reflects only the portion of the total incentive distribution associated with the Pre-merger WPZ common units exchanged in the ACMP Merger.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Class B Units
The Class B units originated under ACMP and are not entitled to cash distributions. Instead, prior to conversion into common units, the Class B units receive quarterly distributions of additional paid-in-kind Class B units. Effective February 10, 2015, each Class B unit became convertible at the election of either us or the holders of such Class B unit into a common unit on a one-for-one basis. During 2015, we issued a total of 1,058,172 of additional paid-in-kind Class B units associated with quarterly distributions. On February 12, 2016, we issued 558,986 Class B units associated with the fourth-quarter 2015 distribution.
Class D Units
As previously mentioned (see Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies), a portion of the total consideration for the Canada Acquisition was funded through the issuance of Pre-merger WPZ Class D units to an affiliate of our general partner. The Pre-merger WPZ Class D units were issued at a discount to the market price of Pre-merger WPZ’s common units. The discount represented a beneficial conversion feature and is reflected as an increase in the common unit capital account and a decrease in the Class D capital account on the Consolidated Statement of Changes in Equity. This discount was being amortized through the originally expected first quarter 2016 conversion date, resulting in an increase to the Class D capital account and a decrease to the common unit capital account. The remaining unamortized balance was recognized in the first quarter of 2015 due to the ACMP Merger. All Pre-merger WPZ Class D units were converted into common units in conjunction with the ACMP Merger.
Distributions
The Pre-merger WPZ Class D units were not entitled to cash distributions. Instead, prior to conversion into Pre-merger WPZ common units, the Pre-merger WPZ Class D units received quarterly distributions of additional paid-in-kind Pre-merger WPZ Class D units. During 2014, we issued 1,377,893 Pre-merger WPZ Class D units as the paid-in-kind Class D distributions.
Note 5 – Related Party Transactions
Reimbursement of Expenses of Our General Partner
The employees of our operated assets are employees of Williams. Williams directly charges us for the payroll and benefit costs associated with operations employees and carries the obligations for many employee-related benefits in its financial statements, including the liabilities related to employee retirement, medical plans, and paid time off. Our share of the costs is charged to us through affiliate billings and reflected in Operating and maintenance expenses in the Consolidated Statement of Comprehensive Income (Loss) and Property, plant, and equipment – net in the Consolidated Balance Sheet.
In addition, employees of Williams provide general and administrative services to us, and we are charged for certain administrative expenses incurred by Williams. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams at our request. Allocated charges are based on a three-factor formula, which considers revenues; property, plant, and equipment; and payroll. Our share of direct and allocated administrative expenses is reflected in Selling, general, and administrative expenses in the Consolidated Statement of Comprehensive Income (Loss) and Property, plant, and equipment – net in the Consolidated Balance Sheet.
In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Transactions with Affiliates and Equity-Method Investees
Product costs, in the Consolidated Statement of Comprehensive Income (Loss), include charges for the following types of transactions with equity-method investees:

•	Purchases of NGLs for resale from Discovery.

•	Payments to OPPL for transportation of NGLs from certain natural gas processing plants.
Summary of the related party transactions discussed in all sections above.

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Product costs	$169	$186	$147
Operating and maintenance expenses - employee costs	498	413	339
Selling, general, and administrative expenses:
Employee direct costs	368	331	270
Employee allocated costs	195	171	169
HB Construction Company Ltd., a subsidiary of Williams, provides construction services to us. Charges for these construction services as well as other capitalized payroll and benefit costs charged by Williams described above are capitalized within Property, plant, and equipment – net in the Consolidated Balance Sheet and totaled $187 million and $81 million during December 2015 and 2014, respectively.
The Accounts payable — affiliate in the Consolidated Balance Sheet represents the payable positions that result from the transactions with affiliates discussed above. We also have $12 million and $13 million in Accounts payable — trade in the Consolidated Balance Sheet with our equity-method investees at December 31, 2015 and 2014, respectively.
Operating Agreements with Equity-Method Investees
We have operating agreements with certain equity-method investees. These operating agreements typically provide for reimbursement or payment to us for certain direct operational payroll and employee benefit costs, materials, supplies, and other charges and also for management services. Williams supplied a portion of these services, primarily those related to employees since we do not have any employees, to certain equity-method investees. The total gross charges to equity-method investees for these fees included in the Consolidated Statement of Comprehensive Income (Loss) are $64 million, $65 million, and $67 million for the years ended December 31, 2015, 2014, and 2013, respectively.
Omnibus Agreement
Under this agreement, Williams is obligated to reimburse us for certain items including (i) maintenance capital expenditure amounts incurred by us or our subsidiaries for certain U.S. Department of Transportation projects, up to a maximum of $50 million, and (ii) an amount based on the amortization over time of deferred revenue amounts that relate to cash payments received by Williams prior to the closing of the contribution transaction for services to be rendered by us in the future at the Devils Tower floating production platform. Net amounts received under this agreement for the years ended December 31, 2015, 2014 and 2013 were $12 million, $11 million, and $12 million, respectively.
We have a contribution receivable from our general partner of $3 million at December 31, 2015, for amounts reimbursable to us under omnibus agreements presented within Total partners’ equity in the Consolidated Balance Sheet.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Acquisitions and Equity Issuances
Basis of Presentation in Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies includes related party transactions for the ACMP Merger, Canada Acquisition, and Other. The Canadian operations previously participated in Williams’ cash management program under a credit agreement with Williams. Net changes in amounts due to/from Williams prior to the Canada Acquisition are reflected within Contributions from The Williams Companies, Inc. - net within the Consolidated Statement of Changes in Equity.
Note 14 – Partners’ Capital includes a related party transaction for the sale of Pre-merger WPZ common units to Williams in March 2013.
Board of Directors
A member of Williams’ Board of Directors, who was elected in 2013, is also the current chairman, president, and chief executive officer of an energy services company that is a customer of ours. We recorded $111 million, $115 million and $131 million in Service revenues in Consolidated Statement of Comprehensive Income (Loss) from this company for transportation and storage of natural gas for the years ended December 31, 2015, 2014, and 2013, respectively.
Note 6 – Investing Activities
Impairment of equity-method investments in the Consolidated Statement of Comprehensive Income (Loss)
During the third quarter of 2015, we recognized other-than-temporary impairment charges of $458 million and $3 million related to our equity-method investments in the Delaware basin gas gathering system and certain of the Appalachia Midstream Investments, respectively. During the fourth quarter of 2015, we recognized additional impairment charges for these investments of $45 million and $559 million, respectively, as well as impairment charges of $241 million and $45 million associated with our equity-method investments in UEOM and Laurel Mountain, respectively. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.)
Equity earnings (losses) in the Consolidated Statement of Comprehensive Income (Loss)
In 2015, we recognized a loss of $19 million associated with our share of underlying property impairments at certain of the Appalachia Midstream Investments. This loss is reported within the Northeast G&P segment.
Investments in the Consolidated Balance Sheet

	December 31,
	2015	2014
	(Millions)
Appalachia Midstream Investments (1)	$2,464	$3,033
UEOM – 62% (2)	1,525	1,411
Delaware basin gas gathering system – 50%	977	1,478
Discovery – 60%	602	602
OPPL – 50%	445	453
Caiman II – 58%	418	432
Laurel Mountain – 69%	391	459
Gulfstream – 50%	293	317
Other	221	214
	$7,336	$8,399
____________

(1)	Includes equity-method investments in multiple gathering systems in the Marcellus Shale with an approximate average 45 percent interest.

(2)	We acquired an approximate 13 percent additional interest in UEOM in 2015. (See Note 2 – Acquisitions.)

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

We have differences between the carrying value of our equity-method investments and the underlying equity in the net assets of the investees of $2.4 billion at December 31, 2015 and $3.7 billion at December 31, 2014. These differences primarily relate to our investments in Appalachian Midstream Investments, Delaware basin gas gathering system, and UEOM associated with property, plant, and equipment, as well as customer-based intangible assets and goodwill.
Purchases of and contributions to equity-method investments in the Consolidated Statement of Cash Flows
We generally fund our portion of significant expansion or development projects of these investees through additional capital contributions. These transactions increased the carrying value of our investments and included:

	Years Ended December 31,
	2015	2014	2013
	(Millions)
UEOM (1)	$357	$57	$—
Appalachia Midstream Investments	93	84	—
Delaware basin gas gathering system	57	20	—
Discovery	35	106	193
Caiman II	—	175	192
Other	52	26	54
	$594	$468	$439
____________

(1)	2015 includes purchase of additional interest in UEOM. (See Note 2 – Acquisitions.)

Dividends and distributions
The organizational documents of entities in which we have an equity-method interest generally require distribution of available cash to members on at least a quarterly basis. These transactions reduced the carrying value of our investments and included:

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Appalachia Midstream Investments	$219	$130	$—
Discovery	116	36	12
Gulfstream	88	81	81
OPPL	45	27	27
UEOM	42	—	—
Caiman II	33	13	—
Delaware basin gas gathering system	33	—	—
Laurel Mountain	31	39	—
Other	26	39	34
	$633	$365	$154

In addition, on September 24, 2015, we received a special distribution of $396 million from Gulfstream reflecting our proportional share of the proceeds from new debt issued by Gulfstream. The new debt was issued to refinance Gulfstream’s debt maturities. Subsequently, we contributed $248 million to Gulfstream for our proportional share of amounts necessary to fund debt maturities of $500 million due on November 1, 2015. We also expect to contribute our proportional share of amounts necessary to fund debt maturities of $300 million due on June 1, 2016, as reflected by

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

the accrued liability of $149 million in Other accrued liabilities in the Consolidated Balance Sheet at December 31, 2015.

Summarized Financial Position and Results of Operations of All Equity-Method Investments

	December 31,
	2015	2014
	(Millions)
Assets (liabilities):
Current assets	$773	$599
Noncurrent assets	9,549	9,135
Current liabilities	(633)	(850)
Noncurrent liabilities	(1,450)	(954)

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Gross revenue	$1,707	$1,623	$1,333
Operating income	690	534	367
Net income	611	460	291

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 7 – Other Income and Expenses
The following table presents certain gains or losses reflected in Other (income) expense – net within Costs and expenses in our Consolidated Statement of Comprehensive Income (Loss):

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Central
Impairment of certain assets (See Note 16)	$11	$12	$—
Loss related to sale of certain assets	—	10	—
Northeast G&P
Impairment of certain assets (See Note 16)	32	30	—
Contingency gain settlement (1)	—	(154)	—
Net gain related to partial acreage dedication release	—	(12)	—
Loss associated with a producer claim	—	—	25
Atlantic-Gulf
Amortization of regulatory assets associated with asset retirement obligations	33	33	30
Impairment of certain assets	5	10	—
Write-off of the Eminence abandonment regulatory asset not recoverable through rates	—	(3)	12
Insurance recoveries associated with the Eminence abandonment	—	—	(16)
West
Impairment of certain assets (See Note 16)	97	—	—
__________

(1)
In November 2014, we settled a claim arising from the resolution of a contingent gain related to claims associated with the purchase of a business in a prior period. Pursuant to the settlement, we received $154 million in cash, all of which was recognized as a gain in the fourth quarter of 2014.

Geismar Incident
On June 13, 2013, an explosion and fire occurred at our Geismar olefins plant. The incident rendered the facility temporarily inoperable (Geismar Incident).
In 2015, 2014, and 2013, we received $126 million, $246 million, and $50 million, respectively, of insurance recoveries related to the Geismar Incident. These amounts are reported within the NGL & Petchem Services segment and reflected as gains in Net insurance recoveries – Geismar Incident in our Consolidated Statement of Comprehensive Income (Loss). Also, in 2014 and 2013, we incurred $14 million and $10 million, respectively, of covered insurable expenses in excess of our retentions (deductibles) also included in Net insurance recoveries – Geismar Incident and we expensed $13 million within the NGL & Petchem Services segment during 2013 of costs under our insurance deductibles reported in Operating and maintenance expenses in the Consolidated Statement of Comprehensive Income (Loss).
ACMP Acquisition & Merger
Certain ACMP Acquisition and ACMP Merger costs included in Selling, general, and administrative expenses, Operating and maintenance expenses, and Interest incurred in the Consolidated Statement of Comprehensive Income (Loss) are as follows:

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

•
Selling, general, and administrative expenses includes $26 million in 2015 and $27 million in 2014 (including $16 million of ACMP Acquisition costs) primarily related to professional advisory fees associated with the ACMP Acquisition and ACMP Merger within the Central segment.

•	Selling, general, and administrative expenses includes $9 million in 2015 and $15 million in 2014 of related employee transition costs from the ACMP Merger within the Central segment.

•	Operating and maintenance expenses includes $12 million in 2015 and $15 million in 2014 of transition costs from the ACMP Merger within the Central segment.

•	Interest incurred includes transaction-related financing costs of $2 million in 2015 from the ACMP Merger and $9 million in 2014 from the ACMP Acquisition.
Additional Items
Certain items included in Service revenues, Product costs, and Other income (expense) – net below Operating income in the Consolidated Statement of Comprehensive Income (Loss) are as follows:

•
Service revenues includes $239 million recognized in the fourth quarter of 2015 and $167 million recognized in the fourth quarter of 2014 from minimum volume commitment fees within the Central segment.

•	Product costs includes $6 million in 2015 and $27 million in 2014 of inventory adjustments within the NGL & Petchem Services segment.

•
Other income (expense) – net below Operating income includes $76 million, $33 million, and $19 million for equity AFUDC for 2015, 2014, and 2013, respectively within the Atlantic-Gulf segment. Equity AFUDC increased during 2015 due to the increase in spending on various Transco expansion projects and Constitution.

•	Other income (expense) – net below Operating income includes a $14 million gain in 2015 resulting from the early retirement of certain debt.
Note 8 – Provision (Benefit) for Income Taxes
The Provision (benefit) for income taxes includes:

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Current:
State	$(3)	$3	$2
Foreign	—	1	(22)
	(3)	4	(20)
Deferred:
State	(3)	8	15
Foreign	7	17	35
	4	25	50
Provision (benefit) for income taxes	$1	$29	$30

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Reconciliations from the Provision (benefit) at statutory rate to recorded Provision (benefit) for income taxes are as follows:

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Provision (benefit) at statutory rate	$(475)	$459	$402
Increases (decreases) in taxes resulting from:
Income not subject to U.S. federal tax	475	(459)	(402)
State income taxes	(6)	11	17
Foreign operations — net	7	18	13
Provision (benefit) for income taxes	$1	$29	$30
The 2015 state deferred benefit includes $7 million related to the impact of a Texas franchise tax rate decrease. The 2015 foreign deferred provision includes $8 million related to the impact of an Alberta provincial tax rate increase.
The 2013 state deferred provision includes $14 million related to the impact of a second-quarter 2013 Texas franchise tax law change.
Income (loss) before income taxes includes $1 million, $72 million, and $61 million of foreign income in 2015, 2014, and 2013, respectively.
Deferred income tax liabilities, primarily attributable to the taxable temporary differences from property, plant, and equipment, were $119 million, $133 million, and $117 million in 2015, 2014, and 2013, respectively.
Cash refunds for income taxes (net of payments) were $4 million and $28 million in 2015 and 2014, respectively. Cash payments for income taxes (net of refunds) in 2013 were $2 million.
As of December 31, 2015, we have no material unrecognized tax benefits.
Tax years after 2011 are subject to examination by the Texas Comptroller. Generally, tax returns for our Canadian entities are open to audit for tax years after 2010. Williams has indemnified us for any adjustments to foreign tax returns filed prior to the Canada Acquisition.
Note 9 – Benefit Plans
Certain of the benefit costs charged to us by our general partners associated with employees who directly support us are described below. Additionally, allocated corporate expenses from Williams to us also include amounts related to these same employee benefits, which are not included in the amounts presented below. Employees supporting ACMP were not participants in the pension and other postretirement benefit plans sponsored by Williams during 2014. As a result, there are no 2014 pension and other postretirement benefit costs included in the amounts presented below associated with those employees. During 2014, employees supporting ACMP were eligible for defined contribution plans sponsored by the general partner of ACMP. The cost for the employer matching contributions for the period subsequent to July 1, 2014, is included in the defined contribution amount presented below. Effective January 1, 2015, these employees became Williams employees and eligible for certain employee benefit plans sponsored by Williams and are included in the 2015 amounts presented below.
Defined benefit pension plans
Williams has noncontributory defined benefit pension plans (Williams Pension Plan, Williams Inactive Employees Pension Plan, and The Williams Companies Retirement Restoration Plan) that provide pension benefits for its eligible employees. Pension costs charged to us by Williams for 2015, 2014, and 2013 totaled $43 million, $28 million, and $44 million, respectively. At the total Williams plan level, the pension plans had a projected benefit obligation of $1.5

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

billion at December 31, 2015 and 2014. The plans were underfunded by $223 million and $251 million at December 31, 2015 and 2014, respectively.
Postretirement benefits other than pensions
Williams provides certain retiree health care and life insurance benefits for eligible participants. We recognized a net periodic postretirement benefit credited to us by Williams of $12 million, $14 million, and $4 million in 2015, 2014, and 2013, respectively. At the total Williams plan level, the postretirement benefit plans had an accumulated postretirement benefit obligation of $202 million and $233 million at December 31, 2015 and 2014, respectively. The plans were underfunded by $1 million and $25 million at December 31, 2015 and 2014, respectively.
Any differences between the annual expense and amounts currently being recovered in rates by Transco and Northwest Pipeline are recorded as an adjustment to expense and collected or refunded through future rate adjustments.
Defined contribution plans
We were charged compensation expense of $27 million, $25 million, and $16 million in 2015, 2014, and 2013, respectively, for contributions to these plans. The increase in expense in 2015 and 2014 is primarily due to the impact of the ACMP acquisition. (See Note 2 - Acquisitions.)
Note 10 – Inventories

	December 31,
	2015	2014
	(Millions)
Natural gas liquids, olefins, and natural gas in underground storage	$57	$150
Materials, supplies, and other	70	81
	$127	$231

Note 11 – Property, Plant and Equipment
The following table presents nonregulated and regulated Property, plant, and equipment – net as presented on the Consolidated Balance Sheet for the years ended:

	Estimated	Depreciation
	Useful Life (1)	Rates (1)	December 31,
	(Years)	(%)	2015	2014
			(Millions)
Nonregulated:
Natural gas gathering and processing facilities	5 - 40		$20,636	$18,717
Construction in progress	Not applicable		740	2,115
Other	2 - 45		1,743	1,459
Regulated:
Natural gas transmission facilities		1.2 - 6.97	12,189	10,867
Construction in progress	Not applicable	Not applicable	941	985
Other	5 - 45	1.35 - 33.33	1,584	1,336
Total property, plant, and equipment, at cost			$37,833	$35,479
Accumulated depreciation and amortization			(9,233)	(8,157)
Property, plant, and equipment – net			$28,600	$27,322
____________

(1)	Estimated useful life and depreciation rates are presented as of December 31, 2015. Depreciation rates and estimated useful lives for regulated assets are prescribed by the FERC.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Depreciation and amortization expense for Property, plant, and equipment – net was $1,348 million, $944 million, and $729 million in 2015, 2014, and 2013, respectively.
Regulated Property, plant, and equipment – net includes approximately $706 million and $746 million at December 31, 2015 and 2014, respectively, related to amounts in excess of the original cost of the regulated facilities within our gas pipeline businesses as a result of our prior acquisitions. This amount is being amortized over 40 years using the straight-line amortization method. Current FERC policy does not permit recovery through rates for amounts in excess of original cost of construction.
Asset Retirement Obligations
Our accrued obligations relate to underground storage caverns, offshore platforms and pipelines, fractionation and compression facilities, gas gathering well connections and pipelines, and gas transmission facilities. At the end of the useful life of each respective asset, we are legally obligated to plug storage caverns and remove any related surface equipment, to restore land and remove surface equipment at gas processing, fractionation, and compression facilities, to dismantle offshore platforms and appropriately abandon offshore pipelines, to cap certain gathering pipelines at the wellhead connection and remove any related surface equipment, and to remove certain components of gas transmission facilities from the ground.
The following table presents the significant changes to our ARO, of which $857 million and $791 million are included in Asset retirement obligations with the remaining portion in Asset retirement obligations under Current liabilities on the Consolidated Balance Sheet at December 31, 2015 and 2014, respectively.

	December 31,
	2015	2014
	(Millions)
Beginning balance	$831	$561
Liabilities incurred	41	101
Liabilities settled (1)	(3)	(21)
Accretion expense	60	44
Revisions (2)	(15)	146
Ending balance	$914	$831
______________

(1)	For 2014, liabilities settled include $7 million related to the abandonment of certain of Transco’s natural gas storage caverns that are associated with a leak in 2010.

(2)
Several factors are considered in the annual review process, including inflation rates, current estimates for removal cost, discount rates, and the estimated remaining useful life of the assets. The 2015 revisions reflect changes in removal cost estimates and the estimated remaining useful life of assets, a decrease in the inflation rate, and increases in the discount rates used in the annual review process. The 2014 revisions primarily reflect an increase in the estimated retirement costs for our offshore pipelines, an increase in the inflation rate, and decreases in the discount rates used in the annual review process.

The funds Transco collects through a portion of its rates to fund its ARO are deposited into an external trust account dedicated to funding its ARO (ARO Trust). (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.) Under its current rate settlement, Transco’s annual funding obligation is approximately $36 million, with installments to be deposited monthly.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 12 – Goodwill and Other Intangible Assets
Goodwill
Changes in the carrying amount of goodwill by reportable segment for the periods indicated are as follows:

	West	Central	Northeast G&P	Total
	(Millions)
December 31, 2014	$45	$240	$835	$1,120
Purchase accounting adjustment	2	10	13	25
Impairment	—	(250)	(848)	(1,098)
December 31, 2015	$47	$—	$—	$47
Our goodwill is not subject to amortization, but is evaluated at least annually for impairment or more frequently if impairment indicators are present. We did not identify or recognize any impairments to goodwill in connection with our annual evaluation of goodwill for impairment (performed as of October 1) during the years ended December 31, 2014 and 2013. During 2015, we performed an interim assessment of certain goodwill within the West, Central, and Northeast G&P segments as of September 30, 2015, but the estimated fair value of the reporting units evaluated exceeded their carrying amounts and thus no impairment charge was recognized. We performed an additional goodwill impairment evaluation as of December 31, 2015, of the goodwill recorded within the West, Central, and Northeast G&P segments. As a result of this evaluation, we recorded goodwill impairment charges totaling $1.098 billion. (See Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk.)
Other Intangible Assets
The gross carrying amount and accumulated amortization of Other intangible assets – net of accumulated amortization at December 31 are as follows:

	2015		2014
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Millions)
Contractual customer relationships	$10,632	$(663)	$10,761	$(310)
Other intangible assets – net of accumulated amortization primarily relate to gas gathering, processing, and fractionation contractual customer relationships recognized in the ACMP and Eagle Ford acquisitions (See Note 2 – Acquisitions) as well as the 2012 acquisitions from Delphi Midstream Partners, LLC (Laser) and Caiman Energy, LLC (Caiman). The decrease in the gross carrying amount of Other intangible assets – net of accumulated amortization during 2015 is primarily related to the $168 million decrease from the purchase price allocation adjustment recorded for the ACMP acquisition in the first quarter of 2015, partially offset by the $32 million increase due to the Eagle Ford acquisition in the second quarter of 2015 (see Note 2 – Acquisitions). The intangible assets are being amortized on a straight-line basis over an initial period of 30 years which represents a portion of the term over which the contractual customer relationships are expected to contribute to our cash flows.
We expense costs incurred to renew or extend the terms of our gas gathering, processing, and fractionation contracts with customers. Based on the estimated future revenues during the contract periods (as estimated at the time of the respective acquisition), the weighted-average periods prior to the next renewal or extension of the contractual customer relationships associated with the ACMP, Eagle Ford, Laser, and Caiman acquisitions were approximately 17 years, 10 years, 9 years, and 18 years, respectively. Although a significant portion of the expected future cash flows associated with these contracts are dependent on our ability to renew or extend the arrangements beyond the initial contract periods,

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

these expected future cash flows are significantly influenced by the scope and pace of our producer customers’ drilling programs. Once producer customers’ wells are connected to our gathering infrastructure, their likelihood of switching to another provider before the wells are abandoned is reduced due to the significant capital investment required.
The amortization expense related to Other intangible assets – net of accumulated amortization was $353 million, $207 million, and $60 million in 2015, 2014, and 2013, respectively. The estimated amortization expense for each of the next five succeeding fiscal years is approximately $354 million.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 13 – Debt, Banking Arrangements, and Leases
Long-Term Debt

	December 31,
	2015	2014
	(Millions)
Unsecured:
Transco:
6.4% Notes due 2016 (2)	$200	$200
6.05% Notes due 2018	250	250
7.08% Debentures due 2026	8	8
7.25% Debentures due 2026	200	200
5.4% Notes due 2041	375	375
4.45% Notes due 2042	400	400
Northwest Pipeline:
7% Notes due 2016	175	175
5.95% Notes due 2017	185	185
6.05% Notes due 2018	250	250
7.125% Debentures due 2025	85	85
Williams Partners L.P.:
3.8% Notes due 2015 (1)	—	750
7.25% Notes due 2017	600	600
5.25% Notes due 2020	1,500	1,500
4.125% Notes due 2020	600	600
5.875% Notes due 2021	—	750
4% Notes due 2021	500	500
3.6% Notes due 2022	1,250	—
3.35% Notes due 2022	750	750
6.125% Notes due 2022	750	750
4.875% Notes due 2023	1,400	1,400
4.5% Notes due 2023	600	600
4.3% Notes due 2024	1,000	1,000
4.875% Notes due 2024	750	750
3.9% Notes due 2025	750	750
4.0% Notes due 2025	750	—
6.3% Notes due 2040	1,250	1,250
5.8% Notes due 2043	400	400
5.4% Notes due 2044	500	500
4.9% Notes due 2045	500	500
5.1% Notes due 2045	1,000	—
Term Loan, variable interest rate, due 2018	850	—
Credit facility loans	1,310	640
Capital lease obligations	1	5
Debt issuance costs	(91)	(74)
Net unamortized debt premium (discount)	129	207
Long-term debt, including current portion	19,177	16,256
Long-term debt due within one year	(176)	(4)
Long-term debt	$19,001	$16,252
______________________________________________________

(1)	Presented as long-term debt at December 31, 2014, due to our intent and ability to refinance.

(2)	Presented as long-term debt at December 31, 2015, due to Transco’s intent and ability to refinance.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The terms of our senior unsecured notes are governed by indentures that contain covenants that, among other things, limit: (1) our ability and the ability of our subsidiaries to create liens securing indebtedness and (2) mergers, consolidations, and sales of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the senior unsecured notes may declare all outstanding senior unsecured notes to be due and payable immediately.
The following table presents aggregate minimum maturities of long-term debt, excluding net unamortized debt premium (discount), debt issuance costs, and capital lease obligations, for each of the next five years:

December 31, 2015
(Millions)
2016	$175
2017	785
2018	1,350
2019	—
2020	2,100
Provisions concerning ACMP long-term debt
Certain long-term debt originally issued by ACMP totaling $2.9 billion has provisions that would require us to make an offer to repurchase such notes at 101 percent of the principle amount should our credit be downgraded by either Moody’s Investor Service or Standard and Poor’s within a period of ninety days following the completion of the proposed ETC Merger.
Issuances and retirements
On January 22, 2016, Transco, issued $1 billion of 7.85 percent senior unsecured notes due 2026 to investors in a private debt placement. Transco intends to use the net proceeds to repay debt and to fund capital expenditures.
In December 2015, we borrowed $850 million on a variable interest rate loan with certain lenders due 2018. At December 31, 2015 the interest rate was 1.85 percent. We used the proceeds for working capital, capital expenditures, and for general partnership purposes.
On April 15, 2015, we paid $783 million, including a redemption premium, to early retire $750 million of 5.875 percent senior notes due 2021 with a carrying value of $797 million.
On March 3, 2015, we completed a public offering of $1.25 billion of 3.6 percent senior unsecured notes due 2022, $750 million of 4 percent senior unsecured notes due 2025, and $1 billion of 5.1 percent senior unsecured notes due 2045. We used the net proceeds to repay amounts outstanding under our commercial paper program and credit facility, to fund capital expenditures, and for general partnership purposes.
We retired $750 million of 3.8 percent senior unsecured notes that matured on February 15, 2015.
On June 27, 2014, Pre-merger WPZ completed a public offering of $750 million of 3.9 percent senior unsecured notes due 2025 and $500 million of 4.9 percent senior unsecured notes due 2045. Pre-merger WPZ used the net proceeds to repay amounts outstanding under its commercial paper program, to fund capital expenditures, and for general partnership purposes.
On March 4, 2014, Pre-merger WPZ completed a public offering of $1 billion of 4.3 percent senior unsecured notes due 2024 and $500 million of 5.4 percent senior unsecured notes due 2044. Pre-merger WPZ used the net proceeds to repay amounts outstanding under its commercial paper program, to fund capital expenditures, and for general partnership purposes.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Credit Facilities

	December 31, 2015
	Available	Outstanding
	(Millions)
Long-term credit facility (1)	$3,500	$1,310
Letters of credit under certain bilateral bank agreements		2
Short-term credit facility	150	—
__________

(1)
In managing our available liquidity, we do not expect a maximum outstanding amount in excess of the capacity of our credit facility inclusive of any outstanding amounts under our commercial paper program.

Long-term credit facilities
Prior to our merger both Pre-merger WPZ and ACMP had separate credit facilities that terminated on February 2, 2015.
On February 2, 2015, we along with Transco, Northwest Pipeline, the lenders named therein and an administrative agent entered into the Second Amended & Restated Credit Agreement with aggregate commitments available of $3.5 billion, with up to an additional $500 million increase in aggregate commitments available under certain circumstances. The maturity date of the facility is February 2, 2020. However, the co-borrowers may request up to two extensions of the maturity date each for an additional one year period to allow a maturity date as late as February 2, 2022, under certain circumstances. The agreement allows for swing line loans up to an aggregate amount of $150 million, subject to available capacity under the credit facility, and letters of credit commitments of $1.125 billion. Transco and Northwest Pipeline are each able to borrow up to $500 million under this credit facility to the extent not otherwise utilized by the other co-borrowers. On December 18, 2015, we along with Transco, Northwest Pipeline, the lenders named therein and an administrative agent entered into the Amendment No. 1 to Second Amended & Restated Credit Agreement modifying the thresholds specified in the covenant related to the maximum ratio of our debt to EBITDA.
The agreement governing our credit facility contains the following terms and conditions:

•
Various covenants may limit, among other things, a borrower’s and its material subsidiaries’ ability to grant certain liens supporting indebtedness, merge or consolidate, sell all or substantially all of its assets, enter into certain affiliate transactions, make certain distributions during an event of default, enter into certain restrictive agreements, and allow any material change in the nature of its business.

•
If an event of default with respect to a borrower occurs under the credit facility, the lenders will be able to terminate the commitments for all borrowers and accelerate the maturity of any loans of the defaulting borrower under the credit facility agreement and exercise other rights and remedies.

•
Other than swing line loans, each time funds are borrowed, the borrower must choose whether such borrowing will be an alternate base rate borrowing or a Eurodollar borrowing.  If such borrowing is an alternate base rate borrowing, interest is calculated on the basis of the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus one half of 1 percent and (c) a periodic fixed rate equal to the London Interbank Offered Rate (LIBOR) plus 1 percent, plus, in the case of each of (a), (b) and (c), an applicable margin. If the borrowing is a Eurodollar borrowing, interest is calculated on the basis of LIBOR for the relevant period plus an applicable margin.  Interest on swing line loans is calculated as the sum of the alternate base rate plus an applicable margin.  The borrower is required to pay a commitment fee based on the unused portion of the credit facility. The applicable margin and the commitment fee are determined for each borrower by reference to a pricing schedule based on such borrower’s senior unsecured long-term debt ratings.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Significant financial covenants under the agreement require the ratio of debt to EBITDA, each as defined in the credit facility, be no greater than:

•	5.75 to 1, for the quarters ending December 31, 2015, March 31, 2016 and June 30, 2016;

•	5.50 to 1, for the quarters ending September 30, 2016 and December 31, 2016;

•
5.00 to 1, for the quarter ending March 31, 2017 and each subsequent fiscal quarter, except for the the fiscal quarter and the two following fiscal quarters in which one or more acquisitions has been executed, in which case the ratio of debt to EBITDA is to be no greater than 5.5 to 1.

The ratio of debt to capitalization (defined as net worth plus debt) must be no greater than 65 percent for each of Transco and Northwest Pipeline. We are in compliance with these financial covenants as measured at December 31, 2015.
As of February 25, 2016, $925 million is outstanding under our long-term credit facility.
Short-term credit facility
On February 3, 2015, we entered into a short-term $1.5 billion credit facility and terminated it on March 3, 2015.
On August 26, 2015, we entered into a credit agreement providing for a $1.0 billion short-term credit facility with a maturity date of August 24, 2016. On December 23, 2015, the capacity of this facility decreased to $150 million in conjunction with entering into the $850 million term loan.
The agreement governing this credit facility contains the following terms and conditions:

•	This facility becomes available when the aggregate amount of outstanding loans under our long-term credit facility plus outstanding commercial paper borrowings reach a total of $3.5 billion.

•
Various covenants that limit, among other things, a borrower’s and its respective material subsidiaries’ ability to grant certain liens supporting indebtedness, merge or consolidate, sell all or substantially all of its assets in certain circumstances, enter into certain affiliate transactions, make certain distributions during an event of default, enter into certain restrictive agreements and allow any material change in the nature of its business.

•
If an event of default with respect to a borrower occurs under the credit facility, the lenders will be able to terminate the commitments and accelerate the maturity of the loans and exercise other rights and remedies.

•
Each time funds are borrowed under the credit facility, the borrower may choose from two methods of calculating interest: a fluctuating base rate equal to an alternate base rate plus an applicable margin, or a periodic fixed rate equal to LIBOR plus an applicable margin. The borrower is required to pay a commitment fee based on the unused portion of the credit facility. The applicable margin and the commitment fee are determined by reference to a pricing schedule based on the borrower’s senior unsecured long-term debt ratings.

The significant financial covenant requires the ratio of debt to EBITDA, each as defined in the credit agreement, as of the last day of any fiscal quarter to be no greater than 6.0 to 1.0. We are in compliance with these financial covenants as measured at December 31, 2015.
Commercial Paper Program
On February 2, 2015, we amended and restated the commercial paper program for the ACMP Merger and to allow a maximum outstanding amount of unsecured commercial paper notes of $3 billion. The maturities of the commercial paper notes vary but may not exceed 397 days from the date of issuance. The commercial paper notes are sold under customary terms in the commercial paper market and are issued at a discount from par, or, alternatively, are sold at par

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

and bear varying interest rates on a fixed or floating basis. Proceeds from these notes are used for general partnership purposes, including funding capital expenditures, working capital, and partnership distributions.  We classify commercial paper outstanding in Current liabilities in the Consolidated Balance Sheet, as the outstanding notes at December 31, 2015 and December 31, 2014, have maturity dates less than three months from the date of issuance. At December 31, 2015, $499 million of Commercial paper is outstanding at a weighted average interest rate of 0.92 percent. At December 31, 2014, $798 million of Commercial paper is outstanding at a weighted average interest rate of 0.92 percent.

Cash Payments for Interest (Net of Amounts Capitalized)
Cash payments for interest (net of amounts capitalized) were $795 million in 2015, $499 million in 2014, and $366 million in 2013.
Leases-Lessee
The future minimum annual rentals under noncancelable operating leases, are payable as follows:

December 31, 2015
(Millions)
2016	$77
2017	63
2018	46
2019	36
2020	32
Thereafter	99
Total	$353
Total rent expense was $157 million in 2015, $101 million in 2014, and $51 million in 2013 and primarily included in Operating and maintenance expenses and Selling, general, and administrative expenses in the Consolidated Statement of Comprehensive Income (Loss).
Accounting Standards Issued and Adopted
In April 2015, the FASB issued ASU 2015-03 “Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs” (ASU 2015-03). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring such costs be presented as a deduction from the corresponding debt liability. Subsequently, in August 2015, the FASB issued ASU 2015-15 “Interest-Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements-Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” (ASU 2015-15). In ASU 2015-15 the FASB stated that the guidance in ASU 2015-03 did not address the presentation or subsequent measurement of debt issuance costs related to line-of-credit arrangements, and entities are permitted to defer and present debt issuance costs related to line-of-credit arrangements as assets. The standards are effective for financial statements issued for interim and annual reporting periods beginning after December 15, 2015, and require retrospective presentation. Early adoption is permitted. We elected to early adopt these standards for the periods presented. Accordingly, $91 million and $74 million of debt issuance costs as of December 31, 2015 and 2014, respectively, are now reflected as a direct reduction of Long-term debt in our Consolidated Balance Sheet. Debt issuance costs related to our credit facilities are presented in Regulatory assets, deferred charges, and other in the Consolidated Balance Sheet.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Note 14 – Partners’ Capital
In January 2016, we issued 18,643 common units pursuant to an equity distribution agreement between us and certain banks. The net proceeds of $414 thousand were used for general partnership purposes. We incurred commission fees of $4 thousand associated with these transactions.
In November 2015, we issued 1,790,840 common units pursuant to an equity distribution agreement between us and certain banks. The net proceeds of $59 million were used for general partnership purposes. We incurred commission fees of $592 thousand associated with these transactions.
In 2014, Contributions from The Williams Companies, Inc. – net within the Consolidated Statement of Changes in Equity includes the partners’ equity interests in ACMP as of July 1, 2014, presented within the capital account of the general partner for interests owned by Williams and noncontrolling interests for interests held by the public. Additionally, activity associated with the partners’ equity interests in ACMP during the period under common control until the ACMP Merger date has been presented accordingly within the capital account of the general partner for the interests owned by Williams or noncontrolling interests for interests held by the public. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies.)
Transactions which occurred prior to the ACMP Merger during 2014 and 2013 are summarized below:
In August 2014, Pre-merger WPZ issued 1,080,448 Pre-merger WPZ common units pursuant to an equity distribution agreement between Pre-merger WPZ and certain banks. The net proceeds of $55 million were used for general partnership purposes. Pre-merger WPZ incurred commission fees of $554 thousand associated with these transactions.
In August 2013, Pre-merger WPZ completed an equity issuance of 21,500,000 Pre-merger WPZ common units. Subsequently, the underwriters exercised their option to purchase an additional 3,225,000 Pre-merger WPZ common units. The net proceeds of approximately $1.2 billion were used to repay amounts outstanding under Pre-merger WPZ’s commercial paper program, to fund capital expenditures and for general partnership purposes.
In March 2013, Pre-merger WPZ completed an equity issuance of 14,250,000 Pre-merger WPZ common units, including 3,000,000 Pre-merger WPZ common units sold to Williams in a private placement. Subsequently, the underwriters exercised their option to purchase an additional 1,687,500 Pre-merger WPZ common units. The net proceeds of approximately $760 million were used to repay amounts outstanding under Pre-merger WPZ’s credit facility.
Limited Partners’ Rights
Significant rights of the limited partners include the following:

•	Right to receive distributions of available cash within 45 days after the end of each quarter.

•	No limited partner shall have any management control over our business and affairs; the general partner shall conduct, direct and manage our activities.

•
The general partner may be removed if such removal is approved by the unitholders holding at least 66 2/3 percent of the outstanding units voting as a single class, including units held by our general partner and its affiliates.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Incentive Distribution Rights
Our general partner is entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels shown below:

	Total Quarterly Distribution per unit	Unitholders	General Partner
Minimum Quarterly Distribution	$0.3375	98%	2%
First Target Distribution	Up to $0.388125	98	2
Second Target Distribution	Above $0.388125 up to $0.421875	85	15
Third Target Distribution	Above $0.421875 up to $0.50625	75	25
Thereafter	Above $0.50625	50	50
The table above assumes that the Partnership’s general partner maintains its 2 percent general partner interest, that there are no arrearages on common units, and that the general partner continues to own the IDRs. The maximum distribution sharing percentage of 50 percent includes distributions paid to the general partner on its 2 percent general partner interest and does not include any distributions that the general partner may receive on limited partner units that it owns or may acquire.
In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the unitholders and our general partner in proportion to their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
Issuances of Additional Partnership Securities
Our partnership agreement allows us to issue additional partnership securities for any partnership purpose at any time and from time to time for consideration and on terms and conditions as our general partner determines, all without the approval of any limited partners.
Note 15 – Equity-Based Compensation
Williams’ Plan Information
The Williams Companies, Inc. 2007 Incentive Plan (Plan) provides for Williams common-stock-based awards to both employees and nonmanagement directors. The Plan permits the granting of various types of awards including, but not limited to, stock options and restricted stock units. Awards may be granted for no consideration other than prior and future services or based on certain financial performance targets being achieved.
Williams bills us directly for compensation expense related to stock-based compensation awards based on the fair value of the awards.
Operating and maintenance expenses and Selling, general, and administrative expenses include equity-based compensation expense for the years ended December 31, 2015, 2014, and 2013 of $19 million, $14 million and $12 million, respectively.
Williams Partners’ Plan Information
During 2014, certain employees of ACMP’s general partner received equity-based compensation through ACMP’s equity-based compensation program. The fair value of the awards issued was based on the fair market value of the common units on the date of grant. This value is being amortized over the vesting period, which is one to four years from the date of grant. These awards were converted to WPZ equity-based awards in accordance with the terms of the ACMP Merger. No additional grants of restricted common units were awarded through Williams Partners’ equity-based compensation programs in 2015, and no additional grants are expected in the future. Operating and maintenance expenses and Selling, general, and administrative expenses include equity-based compensation expense related to Williams Partners’ equity-based compensation program of $26 million and $11 million for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2015, there was $32 million of unrecognized compensation expense

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

attributable to the outstanding awards, which does not include the effect of estimated forfeitures of $4 million. These amounts are expected to be recognized over a weighted average period of 1.8 years.
The following summary reflects nonvested restricted common unit activity for awards issued by Williams Partners and related information for the year ended December 31, 2015:

Restricted Common Units Outstanding	Units	Weighted- Average Fair Value
	(Millions)
Nonvested at December 31, 2014	1.3	$59.35
Adjustment for unit split in ACMP Merger	0.1	$—
Forfeited	(0.1)	$58.05
Vested	(0.1)	$59.28
Nonvested at December 31, 2015	1.2	$55.93
Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk
The following table presents, by level within the fair value hierarchy, certain of our financial assets and liabilities. The carrying values of cash and cash equivalents, accounts receivable, commercial paper, and accounts payable approximate fair value because of the short-term nature of these instruments. Therefore, these assets and liabilities are not presented in the following table.

			Fair Value Measurements Using
	Carrying Amount	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Millions)
Assets (liabilities) at December 31, 2015:
Measured on a recurring basis:
ARO Trust investments	$67	$67	$67	$—	$—
Energy derivatives assets not designated as hedging instruments	5	5	—	3	2
Energy derivatives liabilities not designated as hedging instruments	(2)	(2)	—	—	(2)
Additional disclosures:
Notes receivable and other	12	12	10	2	—
Long-term debt, including current portion (1)	(19,176)	(15,988)	—	(15,988)	—
Assets (liabilities) at December 31, 2014:
Measured on a recurring basis:
ARO Trust investments	$48	$48	$48	$—	$—
Energy derivatives assets not designated as hedging instruments	3	3	1	—	2
Energy derivatives liabilities not designated as hedging instruments	(2)	(2)	—	—	(2)
Additional disclosures:
Notes receivable and other	5	4	—	4	—
Long-term debt, including current portion (1)	(16,251)	(16,607)	—	(16,607)	—
________________

(1)
Excludes capital leases. The carrying value has been reduced by $91 million and $74 million of debt acquisition costs at December 31, 2015 and 2014, respectively. (See Note 13 – Debt, Banking Arrangements, and Leases.)

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Fair Value Methods
We use the following methods and assumptions in estimating the fair value of our financial instruments:
Assets and liabilities measured at fair value on a recurring basis
ARO Trust investments:  Transco deposits a portion of its collected rates, pursuant to its rate case settlement, into an external trust that is specifically designated to fund future asset retirement obligations. The ARO Trust invests in a portfolio of actively traded mutual funds that are measured at fair value on a recurring basis based on quoted prices in an active market, is classified as available-for-sale, and is reported in Regulatory assets, deferred charges, and other in the Consolidated Balance Sheet. Both realized and unrealized gains and losses are ultimately recorded as regulatory assets or liabilities.
Energy derivatives:  Energy derivatives include commodity based exchange-traded contracts and over-the-counter (OTC) contracts, which consist of physical forwards, futures, and swaps that are measured at fair value on a recurring basis. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of our master netting arrangements. Further, the amounts do not include cash held on deposit in margin accounts that we have received or remitted to collateralize certain derivative positions. Energy derivatives assets are reported in Other current assets and Regulatory assets, deferred charges, and other in the Consolidated Balance Sheet. Energy derivatives liabilities are reported in Other accrued liabilities and Regulatory liabilities, deferred income, and other in the Consolidated Balance Sheet.
Reclassifications of fair value between Level 1, Level 2, and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter. No transfers between Level 1 and Level 2 occurred during the years ended December 31, 2015 or 2014.
Additional fair value disclosures
Notes receivable and other: The disclosed fair value of our notes receivable is primarily determined by an income approach which considers the underlying contract amounts and our assessment of our ability to recover these amounts. The current portion is reported in Accounts and notes receivable and Other current assets and the noncurrent portion is reported in Regulatory assets, deferred charges, and other in the Consolidated Balance Sheet.
Long-term debt:  The disclosed fair value of our long-term debt is determined by a market approach using broker quoted indicative period-end bond prices. The quoted prices are based on observable transactions in less active markets for our debt or similar instruments.
Assets measured at fair value on a nonrecurring basis

We performed an interim assessment of the goodwill associated with our Central Region and Northeast Region reporting units within the Central and Northeast G&P segments, respectively, as of September 30, 2015. We performed the annual assessment of goodwill associated with our Northeast G&P and West G&P reporting units as of October 1, 2015. No impairment charges were required following these evaluations.
During the fourth quarter of 2015, we observed a significant decline in the market values of WPZ and comparable midstream companies within the industry. This served to reduce our estimate of enterprise value and increased our estimates of discount rates. As a result, we performed an impairment assessment as of December 31, 2015, of the goodwill associated with these reporting units.
We estimated the fair value of each reporting unit based on an income approach utilizing discount rates specific to the underlying businesses of each reporting unit. These discount rates considered variables unique to each business area, including equity yields of comparable midstream businesses, expectations for future growth, and customer performance considerations. Weighted-average discount rates utilized ranged from approximately 11 percent to 13 percent across the four reporting units.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

As a result of the increases in discount rates during the fourth quarter, coupled with certain reductions in estimated future cash flows determined during the same period, the fair values of the Central Region, Northeast Region and Northeast G&P reporting units were determined to be below their respective carrying values. We then calculated the implied fair value of goodwill by performing a hypothetical application of the acquisition method wherein the estimated fair value was allocated to the underlying assets and liabilities of each reporting unit. As a result of these level 3 measurements, we determined that the previously recorded goodwill associated with each reporting unit was fully impaired, resulting in a fourth quarter noncash charge of $1,098 million. For the West G&P reporting unit, the estimated fair value exceeded the carrying value and no impairment was recorded.

			Impairments
			Years Ended December 31,
	Date of Measurement	Fair Value	2015	2014
		(Millions)
Impairment of certain assets (1)	June 30, 2014	$46		$17
Impairment of certain assets (1)	December 31, 2014	32		13
Impairment of certain assets (1)	June 30, 2015	17	$20
Impairment of certain assets (2)	December 31, 2014	1		12
Impairment of certain assets (3)	December 31, 2015	13	94
Level 3 fair value measurements of certain assets			114	42
Other impairments (4)			31	10
Total impairments of certain assets			$145	$52
______________

(1)
Reflects impairment charges for our Northeast G&P segment associated with certain surplus equipment. Certain of these assets were previously presented as held for sale, but are now considered held for use and reported in Property, plant, and equipment – net in the Consolidated Balance Sheet at December 31, 2015. The estimated fair value was determined by a market approach based on our analysis of observable inputs in the principal market. These impairment charges are recorded in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss).

(2)
Reflects impairment charges for our Central segment associated with certain surplus equipment considered held for sale and reported in Other current assets in the Consolidated Balance Sheet. The estimated fair value was determined by a market approach based on our analysis of observable inputs in the principal market. These impairment charges are recorded in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss).

(3)
Reflects an impairment charge within our West segment associated with previously capitalized project development costs for a gas processing plant, the completion of which is now considered remote due to unfavorable impact of low natural gas prices on customer drilling activities. These impairment charges are recorded in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss). The assessed fair value primarily represents the estimated salvage value of certain equipment measured using a market approach based on our analysis of observable inputs in the principal market and is reported in Property, plant, and equipment – net in the Consolidated Balance Sheet.

(4)
Reflects multiple individually insignificant impairments of other certain assets that may no longer be in use or are surplus in nature for which the fair value was determined to be zero or an insignificant salvage value. These impairment charges are recorded in Other (income) expense – net within Costs and expenses in the Consolidated Statement of Comprehensive Income (Loss).

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

	Date of Measurement	Fair Value	Impairments
		(Millions)
Impairments of equity-method investments (1)	September 30, 2015	$1,203	$461
Impairments of equity-method investments (2)	December 31, 2015	4,017	890
Other impairment of equity-method investment	December 31, 2015	58	8
Level 3 fair value measurements of equity-method investments			$1,359
______________

(1)
Reflects other-than-temporary impairment charges related to equity-method investments in Central’s Delaware basin gas gathering system and certain of the Appalachia Midstream Investments in Northeast G&P reflected within Impairment of equity-method investments in the Consolidated Statement of Comprehensive Income (Loss). The historical carrying value of these investments was initially recorded based on estimated fair value during the third quarter of 2014 in conjunction with the ACMP Acquisition. We estimated the fair value of these investments using an income approach based on expected future cash flows and appropriate discount rates. The determination of estimated future cash flows involved significant assumptions regarding gathering volumes and related capital spending. Discount rates utilized were 11.8 percent and 8.8 percent for the Delaware basin gas gathering system and certain of the Appalachia Midstream Investments, respectively, and reflected our cost of capital as impacted by market conditions, and risks associated with the underlying businesses.

(2)
Reflects other-than-temporary impairment charges related to equity-method investments in Central’s Delaware basin gas gathering system and Northeast G&P’s UEOM and Laurel Mountain investments, as well as certain of the Appalachia Midstream Investments, all reflected within Impairment of equity-method investments in the Consolidated Statement of Comprehensive Income (Loss). We estimated the fair value of these investments using an income approach based on expected future cash flows and appropriate discount rates. The determination of estimated future cash flows involved significant assumptions regarding gathering volumes and related capital spending. Discount rates utilized ranged from 10.8 percent to 14.4 percent and reflected further fourth quarter increases in our cost of capital, revised estimates of expected future cash flows, and risks associated with the underlying businesses.

During the first quarter of 2016, we have observed further significant decline in the market value of our publicly traded equity. Continuation of this condition and/or further decline in such value will likely require the evaluation of certain of our equity investments for potential impairment at March 31, 2016, including those that were impaired at December 31, 2015. As a result, there is the potential for significant additional noncash impairments of our investments in the future.
Guarantees
We are required by our revolving credit agreements to indemnify lenders for certain taxes required to be withheld from payments due to the lenders and for certain tax payments made by the lenders. The maximum potential amount of future payments under these indemnifications is based on the related borrowings and such future payments cannot currently be determined. These indemnifications generally continue indefinitely unless limited by the underlying tax regulations and have no carrying value. We have never been called upon to perform under these indemnifications and have no current expectation of a future claim.
Concentration of Credit Risk
Cash equivalents
Our cash equivalents are primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Accounts and notes receivable
The following table summarizes concentration of receivables, net of allowances.

	December 31,
	2015	2014
	(Millions)
NGLs, natural gas, and related products and services	$821	$728
Transportation of natural gas and related products	202	175
Other	3	2
Total	$1,026	$905
Customers include producers, distribution companies, industrial users, gas marketers and pipelines primarily located in the continental United States and Canada. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly. As of December 31, 2015 and 2014, Chesapeake Energy Corporation, and its affiliates, a customer primarily within our Central and Northeast G&P segments, accounted for $364 million and $308 million, respectively, of the consolidated Accounts and notes receivable balance. Of this receivable at December 31, 2015, $198 million relates to annual minimum volume commitment fees that were subsequently collected in February 2016.
Revenues
In 2015 and 2014, Chesapeake Energy Corporation, and its affiliates, a customer primarily within our Central and Northeast G&P segments, accounted for 18 percent and 9 percent, respectively, of our consolidated revenues.
Note 17 – Contingent Liabilities and Commitments
Environmental Matters
We are a participant in certain environmental activities in various stages including assessment studies, cleanup operations, and remedial processes at certain sites, some of which we currently do not own. We are monitoring these sites in a coordinated effort with other potentially responsible parties, the U.S. Environmental Protection Agency (EPA), and other governmental authorities. We are jointly and severally liable along with unrelated third parties in some of these activities and solely responsible in others. Certain of our subsidiaries have been identified as potentially responsible parties at various Superfund and state waste disposal sites. In addition, these subsidiaries have incurred, or are alleged to have incurred, various other hazardous materials removal or remediation obligations under environmental laws. As of December 31, 2015, we have accrued liabilities totaling $15 million for these matters, as discussed below. Our accrual reflects the most likely costs of cleanup, which are generally based on completed assessment studies, preliminary results of studies, or our experience with other similar cleanup operations. Certain assessment studies are still in process for which the ultimate outcome may yield significantly different estimates of most likely costs. Any incremental amount in excess of amounts currently accrued cannot be reasonably estimated at this time due to uncertainty about the actual number of contaminated sites ultimately identified, the actual amount and extent of contamination discovered, and the final cleanup standards mandated by the EPA and other governmental authorities.
The EPA and various state regulatory agencies routinely promulgate and propose new rules, and issue updated guidance to existing rules. More recent rules and rulemakings include, but are not limited to, rules for reciprocating internal combustion engine maximum achievable control technology, new air quality standards for one hour nitrogen dioxide emission limits, and new air quality standards impacting storage vessels, pressure valves, and compressors. On October 1, 2015, the EPA issued its new rule regarding National Ambient Air Quality Standards for ground-level ozone, setting a new standard of 70 parts per billion. We are monitoring the rule’s implementation and evaluating potential impacts to our operations. For these and other new regulations, we are unable to estimate the costs of asset additions or modifications necessary to comply due to uncertainty created by the various legal challenges to these regulations and the need for further specific regulatory guidance.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Our interstate gas pipelines are involved in remediation activities related to certain facilities and locations for polychlorinated biphenyls, mercury, and other hazardous substances. These activities have involved the EPA and various state environmental authorities, resulting in our identification as a potentially responsible party at various Superfund waste sites. At December 31, 2015, we have accrued liabilities of $8 million for these costs. We expect that these costs will be recoverable through rates.
We also accrue environmental remediation costs for natural gas underground storage facilities, primarily related to soil and groundwater contamination. At December 31, 2015, we have accrued liabilities totaling $7 million for these costs.
Geismar Incident
As a result of the previously discussed Geismar Incident, there were two fatalities and numerous individuals (including employees and contractors) reported injuries, which varied from minor to serious. We are addressing the following matters in connection with the Geismar Incident.
On October 21, 2013, the EPA issued an Inspection Report pursuant to the Clean Air Act’s Risk Management Program following its inspection of the facility on June 24 through June 28, 2013. The report notes the EPA’s preliminary determinations about the facility’s documentation regarding process safety, process hazard analysis, as well as operating procedures, employee training, and other matters. On June 16, 2014, we received a request for information related to the Geismar Incident from the EPA under Section 114 of the Clean Air Act to which we responded on August 13, 2014. The EPA could issue penalties pertaining to final determinations.
Multiple lawsuits, including class actions for alleged offsite impacts, property damage, customer claims, and personal injury, have been filed against us. To date, we have settled certain of the personal injury claims for an aggregate immaterial amount that we have recovered from our insurers. The trial for certain plaintiffs claiming personal injury, that was set to begin on June 15, 2015, in Iberville Parish, Louisiana, has been postponed to September 6, 2016. We believe it is probable that additional losses will be incurred on some lawsuits, while for others we believe it is only reasonably possible that losses will be incurred. However, due to ongoing litigation involving defenses to liability, the number of individual plaintiffs, limited information as to the nature and extent of all plaintiffs’ damages, and the ultimate outcome of all appeals, we are unable to reliably estimate any such losses at this time. We believe that it is probable that any ultimate losses incurred will be covered by our general liability insurance policy, which has an aggregate limit of $610 million applicable to this event and retention (deductible) of $2 million per occurrence.
Royalty Matters
Certain of our customers, including one major customer, have been named in various lawsuits alleging underpayment of royalties and claiming, among other things, violations of anti-trust laws and the Racketeer Influenced and Corrupt Organizations Act. We have also been named as a defendant in certain of these cases in Texas, Pennsylvania, and Ohio based on allegations that we improperly participated with that major customer in causing the alleged royalty underpayments. We have also received subpoenas from the United States Department of Justice and the Pennsylvania Attorney General requesting documents relating to the agreements between us and our major customer and calculations of the major customer’s royalty payments. On December 9, 2015, the Pennsylvania Attorney General filed a civil suit against one of our major customers and us alleging breaches of the Pennsylvania Unfair Trade Practices and Consumer Protection Law, and on February 8, 2016, the Pennsylvania Attorney General filed an amended complaint in such civil suit, which omitted us as a party. We believe that the claims asserted are subject to indemnity obligations owed to us by that major customer. Due to the preliminary status of the cases, we are unable to estimate a range of liability at this time.
Stockholder Litigation
In July 2015, a purported stockholder of Williams filed a putative class and derivative action on behalf of Williams in the Court of Chancery of the State of Delaware. The action names as defendants certain members of Williams’ Board

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

of Directors (Individual Defendants), as well as us, and names Williams as a nominal defendant. On December 4, 2015, the plaintiff filed an amended complaint for such action, and we are no longer a party to such lawsuit.
Other
In addition to the foregoing, various other proceedings are pending against us which are incidental to our operations.
Summary
We have disclosed all significant matters for which we are unable to reasonably estimate a range of possible loss. We estimate that for all other matters for which we are able to reasonably estimate a range of loss, our aggregate reasonably possible losses beyond amounts accrued are immaterial to our expected future annual results of operations, liquidity, and financial position. These calculations have been made without consideration of any potential recovery from third parties.
Commitments
Commitments for construction and acquisition of property, plant, and equipment are approximately $617 million at December 31, 2015.
Note 18 – Segment Disclosures
Our reportable segments are Central, Northeast G&P, Atlantic-Gulf, West, and NGL & Petchem Services. (See Note 1 – General, Description of Business, Basis of Presentation, and Summary of Significant Accounting Policies.)
Performance Measurement
Prior to the first quarter of 2015, we evaluated segment operating performance based upon Segment profit (loss) from operations. Beginning in the first quarter of 2015, we evaluate segment operating performance based upon Modified EBITDA (earnings before interest, taxes, depreciation, and amortization). This measure represents the basis of our internal financial reporting and is the primary performance measure used by our chief operating decision maker in measuring performance and allocating resources among our reportable segments. Prior period segment disclosures have been recast to reflect this change. Intersegment revenues primarily represent the sale of NGLs from our natural gas processing plants to our marketing business.
We define Modified EBITDA as follows:

•	Net income (loss) before:

◦	Provision (benefit) for income taxes;

◦	Interest incurred, net of interest capitalized;

◦	Equity earnings (losses);

◦	Impairment of equity-method investments;

◦	Other investing income (loss) – net;

◦	Impairment of goodwill;

◦	Depreciation and amortization expenses;

◦	Accretion expense associated with asset retirement obligations for nonregulated operations.

•
This measure is further adjusted to include our proportionate share (based on ownership interest) of Modified EBITDA from our equity-method investments calculated consistently with the definition described above.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following geographic area data includes Revenues from external customers based on product shipment origin and Long-lived assets based upon physical location.

	United States	Canada	Total
	(Millions)
Revenues from external customers:
2015	$7,228	$103	$7,331
2014	7,212	197	7,409
2013	6,685	150	6,835

Long-lived assets:
2015	$37,586	$1,030	$38,616
2014	37,798	1,095	38,893
2013	18,776	1,137	19,913
Long-lived assets are comprised of property, plant, and equipment, goodwill, and other intangible assets.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table reflects the reconciliation of Segment revenues to Total revenues as reported in the Consolidated Statement of Comprehensive Income (Loss) and Other financial information.

	Central	Northeast G&P	Atlantic- Gulf	West	NGL & Petchem Services	Eliminations	Total
	(Millions)
2015
Segment revenues:
Service revenues
External	$1,261	$803	$1,877	$1,055	$139	$—	$5,135
Internal	26	7	4	—	—	(37)	—
Total service revenues	1,287	810	1,881	1,055	139	(37)	5,135
Product sales
External	—	109	287	36	1,764	—	2,196
Internal	—	18	176	221	157	(572)	—
Total product sales	—	127	463	257	1,921	(572)	2,196
Total revenues	$1,287	$937	$2,344	$1,312	$2,060	$(609)	$7,331

Other financial information:
Proportional Modified EBITDA of equity-method investments	$36	$349	$257	$—	$42	$15	$699
2014
Segment revenues:
Service revenues
External	$666	$549	$1,497	$1,050	$126	$—	$3,888
Internal	12	1	4	—	—	(17)	—
Total service revenues	678	550	1,501	1,050	126	(17)	3,888
Product sales
External	—	225	499	70	2,727	—	3,521
Internal	—	5	354	476	259	(1,094)	—
Total product sales	—	230	853	546	2,986	(1,094)	3,521
Total revenues	$678	$780	$2,354	$1,596	$3,112	$(1,111)	$7,409

Other financial information:
Proportional Modified EBITDA of equity-method investments	$25	$198	$151	$—	$50	$7	$431
2013
Segment revenues:
Service revenues
External	$—	$335	$1,414	$1,053	$112	$—	$2,914
Internal	—	—	10	1	—	(11)	—
Total service revenues	—	335	1,424	1,054	112	(11)	2,914
Product sales
External	—	166	830	64	2,861	—	3,921
Internal	—	—	95	708	294	(1,097)	—
Total product sales	—	166	925	772	3,155	(1,097)	3,921
Total revenues	$—	$501	$2,349	$1,826	$3,267	$(1,108)	$6,835

Other financial information:
Proportional Modified EBITDA of equity-method investments	$—	$15	$144	$—	$50	$—	$209

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table reflects the reconciliation of Modified EBITDA to Net income (loss) as reported in the Consolidated Statement of Comprehensive Income (Loss),

	Years Ended December 31,
	2015	2014	2013
	(Millions)
Modified EBITDA by segment:
Central	$840	$419	$—
Northeast G&P	753	618	114
Atlantic-Gulf	1,523	1,065	1,013
West	557	823	924
NGL & Petchem Services	321	324	395
Other	9	(5)	1
	4,003	3,244	2,447
Accretion expense associated with asset retirement obligations for nonregulated operations	(28)	(17)	(14)
Depreciation and amortization expenses	(1,702)	(1,151)	(791)
Impairment of goodwill	(1,098)	—	—
Equity earnings (losses)	335	228	104
Impairment of equity-method investments	(1,359)	—	—
Other investing income (loss) – net	2	2	(1)
Proportional Modified EBITDA of equity-method investments	(699)	(431)	(209)
Interest expense	(811)	(562)	(387)
(Provision) benefit for income taxes	(1)	(29)	(30)
Net income (loss)	$(1,358)	$1,284	$1,119

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

The following table reflects Total assets, Investments, and Additions to long-lived assets by reportable segments:

	Total Assets at December 31,		Investments at December 31,		Additions to Long-Lived Assets at December 31,
	2015	2014	2015	2014	2015	2014	2013
	(Millions)
Central (1)	$13,914	$14,756	$1,050	$1,557	$363	$13,016	$—
Northeast G&P (1)	13,827	15,028	4,823	5,338	560	4,497	1,376
Atlantic-Gulf	12,171	11,114	959	985	1,573	1,593	1,072
West (1)	5,035	5,174	—	—	225	698	210
NGL & Petchem Services	3,306	3,510	504	519	236	601	746
Other corporate assets	350	501	—	—	3	8	5
Eliminations (2)	(733)	(835)	—	—	—	—	—
Total	$47,870	$49,248	$7,336	$8,399	$2,960	$20,413	$3,409

(1)
2014 Additions to long-lived assets primarily includes the acquisition-date fair value of long-lived assets from the ACMP Acquisition (Note 2 – Acquisitions). In conjunction with recasting the additions to long-lived assets for the segment change effective January 1, 2016, as described in Note 1, we corrected the amount previously reported for the West segment for the 2014 period. The correction reclassified $530 million of additions associated with operations in the Niobrara Shale region from the previously reported Access Midstream segment to the West segment, with no change in total additions to long-lived assets for 2014.

(2)	Eliminations primarily relate to the intercompany accounts receivable generated by our cash management program.

Note 19 – Subsequent Events

Constitution Pipeline
As previously discussed, we are the construction manager for and own a 41 percent consolidated interest in Constitution. In December 2014, we received approval from the Federal Energy Regulatory Commission to construct and operate the Constitution pipeline. However, in April 2016, the New York State Department of Environmental Conservation (NYSDEC) denied a necessary water quality certification for the New York portion of the Constitution pipeline. We remain steadfastly committed to the project and intend to challenge the legality and appropriateness of the NYSDEC’s decision. In light of the NYSDEC’s denial of the water quality certification and the anticipated actions to challenge the decision, the target in-service date has been revised to as early as the second half of 2018, which assumes that the legal challenge process is satisfactorily and promptly concluded. An unfavorable resolution could result in the impairment of a significant portion of the capitalized project costs, which total $358 million on a consolidated basis at December 31, 2015, and are included within Property, plant, and equipment – net in the Consolidated Balance Sheet. It is also possible that we could incur certain supplier-related costs in the event of a prolonged delay or termination of the project. Beginning in April 2016, we discontinued capitalization of development costs related to this project. In May 2016, Constitution appealed the NYSDEC’s denial of the certification and filed an action in federal court seeking a declaration that the State of New York’s authority to exercise permitting jurisdiction over certain other environmental matters is preempted by federal law.
Impairment of Equity-Method Investments
During the first quarter of 2016, we recognized other-than-temporary impairment charges totaling $112 million associated primarily with our equity-method investments in the Delaware basin gas gathering system and Laurel Mountain.

Williams Partners L.P.
Notes to Consolidated Financial Statements – (Continued)

Distributions
The Board of Directors of our general partner declared a cash distribution of $0.85 per common unit on April 26, 2016, which was paid on May 13, 2016, to unitholders of record at the close of business on May 6, 2016.
Canadian Operations
We have previously announced that our business plan for 2016 includes the expectation of proceeds from planned asset monetizations. We have identified our Canadian operations, which have a net book value of Property, plant, and equipment – net of approximately $1.0 billion as of December 31, 2015, as one possible source for such proceeds and have engaged in marketing efforts. As the marketing process continues, it is reasonably possible that a portion of the Property, plant, and equipment – net of our Canadian operations may be determined to be unrecoverable and thus result in a significant impairment as early as the second quarter of 2016. The primary factors that may affect this determination are the structure and likelihood of a sale and the level of proceeds estimated to be received.
Debt Items
As of May 25, 2016, there was $158 million of commercial paper outstanding and $1.3 billion of outstanding borrowings under our long-term credit facility.

Williams Partners L.P.
Quarterly Financial Data
(Unaudited)

Summarized quarterly financial data are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Millions, except per-unit amounts)
2015
Revenues	$1,711	$1,830	$1,792	$1,998
Product costs	463	494	426	396
Net income (loss)	112	332	(167)	(1,635)
Net income (loss) attributable to controlling interests	89	300	(194)	(1,644)
Net income (loss) allocated to common units for calculation of earnings per common unit (1)	(172)	83	(190)	(1,577)
Basic and diluted net income (loss) per common unit (2)	(.34)	.14	(.32)	(2.68)
2014
Revenues	$1,693	$1,616	$2,008	$2,092
Product costs	769	724	807	716
Net income (loss)	352	223	247	462
Net income (loss) attributable to controlling interests	352	221	233	382
Net income (loss) allocated to common units for calculation of earnings per common unit	158	47	29	$125
Basic and diluted net income (loss) per common unit	.44	.13	.08	$.35
________________

(1)	The sum of Net income (loss) allocated to common units for calculation of earnings per common unit for the four quarters may not equal the total for the year due to timing of unit issuances.

(2)	The sum of Net income (loss) per common unit for the four quarters may not equal the total for the year due to changes in the average number of common units outstanding and rounding.
2015
Net income (loss) for fourth-quarter 2015 includes:

•	$239 million in revenue associated with minimum volume commitment fees at Central (see Note 7 – Other Income and Expenses of Notes to Consolidated Financial Statements);

•	$10 million impairment loss on certain assets associated with operations acquired in the ACMP Acquisition (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk);

•	$97 million impairment loss on certain assets at West (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk);

•	$898 million impairment loss on certain equity-method investments (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk);

•	$1,098 million impairment of goodwill (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).
Net income (loss) for third-quarter 2015 includes:

•	$16 million equity losses related to our share of underlying property impairments at certain equity-method investments at Northeast G&P (see Note 6 – Investing Activities);

Williams Partners L.P.
Quarterly Financial Data – (Continued)
(Unaudited)

•	$461 million impairment loss on certain equity-method investments (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).
Net income (loss) for second-quarter 2015 includes:

•	$126 million gain associated with insurance recoveries related to the Geismar Incident at NGL & Petchem Services (see Note 7 – Other Income and Expenses);

•	$14 million gain associated with the early retirement of certain debt (see Note 7 – Other Income and Expenses);

•	$14 million of ACMP Merger and transition-related expenses at Central (see Note 7 – Other Income and Expenses);

•	$21 million impairment loss on certain assets at Northeast G&P (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).
Net income (loss) for first-quarter 2015 includes $32 million of ACMP Merger and transition-related expenses primarily at Central (see Note 7 – Other Income and Expenses).
2014
Net income (loss) for fourth-quarter 2014 includes:

•	$167 million in revenue associated with minimum volume commitment fees at Central (see Note 7 – Other Income and Expenses);

•	$154 million gain related to a contingency settlement at Northeast G&P (see Note 7 – Other Income and Expenses);

•	$71 million gain associated with insurance recoveries related to the Geismar Incident at NGL & Petchem Services (see Note 7 – Other Income and Expenses);

•	$10 million impairment loss on certain assets at Atlantic-Gulf (see Note 7 – Other Income and Expenses);

•	$12 million impairment loss on certain assets held for sale at Central (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk);

•	$13 million impairment loss on certain assets at Northeast G&P (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk);

•	$17 million unfavorable inventory adjustment related to a decrease in prices at NGL & Petchem Services (see Note 7 – Other Income and Expenses);

•	$31 million of ACMP Acquisition, merger, and transition-related expenses primarily at Central (see Note 2 – Acquisitions and Note 7 – Other Income and Expenses).
Net income (loss) for third-quarter 2014 includes:

•	$12 million net gain related to a partial acreage dedication release at Northeast G&P (see Note 7 – Other Income and Expenses);

•	$13 million in ACMP Acquisition expenses at Central, in addition to $11 million of merger and transition-related expenses (see Note 2 – Acquisitions and Note 7 – Other Income and Expenses).

Williams Partners L.P.
Quarterly Financial Data – (Continued)
(Unaudited)

Net income (loss) for second-quarter 2014 includes:

•	$50 million gain associated with insurance recoveries related to the Geismar Incident at NGL & Petchem Services (see Note 7 – Other Income and Expenses);

•	$11 million of ACMP Acquisition-related expenses, including $9 million of financing expenses (see Note 2 – Acquisitions and Note 7 – Other Income and Expenses);

•	$17 million impairment loss on certain assets at Northeast G&P (see Note 16 – Fair Value Measurements, Guarantees, and Concentration of Credit Risk).
Net income (loss) for first-quarter 2014 includes a gain of $125 million associated with insurance recoveries related to the Geismar Incident at NGL & Petchem Services (see Note 7 – Other Income and Expenses).